Filed pursuant to Rule 424(b)(3)
Registration No. 333-224117

Prospectus

TechnipFMC plc

Exchange Offer for

All of the outstanding restricted 3.45% Senior Notes Due 2022 Issued on March 29, 2017

For newly issued and registered 3.45% Senior Notes Due 2022

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus (the “Exchange Offer”), up to $459,764,000 in aggregate principal amount of our new 3.45% Senior Notes due 2022, Series B (the “Exchange Notes”), which have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding restricted 3.45% Senior Notes due 2022, Series A (the “Outstanding Notes”), which we previously issued in a private transaction that was not subject to the registration requirements of the Securities Act (the “Initial Offering”). We refer to the Exchange Notes and the Outstanding Notes collectively as the “Notes.”

We are conducting the Exchange Offer in order to provide you with an opportunity to exchange your Outstanding Notes for unrestricted notes that have been registered under the Securities Act.

The principal features of the Exchange Offer are as follows:

•	The terms of the Exchange Notes to be issued in the Exchange Offer are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights and the related special interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes.

•	You may withdraw your tender of Outstanding Notes at any time before the expiration of the Exchange Offer. We will exchange all of the Outstanding Notes that are validly tendered and not withdrawn before the expiration time.

•	Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”), we believe that, subject to some exceptions, the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided you are not an affiliate of ours.

•	The Exchange Offer will expire at 5:00 p.m., New York City time, on May 22, 2018, unless extended.

•	The exchange of Outstanding Notes will not be a taxable event for U.S. federal income tax purposes.

•	The Exchange Notes will be of the same class as the Outstanding Notes and will be issued under the same base indenture as the Outstanding Notes. The Exchange Notes will be exchanged for Outstanding Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	We will not receive any proceeds from the Exchange Offer.

•	The Exchange Notes are not currently listed on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market. We intend to list the Exchange Notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market.

Except in very limited circumstances, current and future holders of Outstanding Notes who do not participate in the Exchange Offer will not be entitled to any future registration rights, and will not be permitted to transfer their Outstanding Notes absent an available exemption from registration. Except in very limited circumstances, upon completion of the Exchange Offer, we will have no further obligation to register, and currently do not anticipate that we will register, any remaining Outstanding Notes under the Securities Act.

For a discussion of certain factors that you should consider before participating in the Exchange Offer, see “Risk Factors” beginning on page 13 of this prospectus.

Neither the SEC nor any state securities commission has approved the Exchange Notes to be distributed in the Exchange Offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 24, 2018

IMPORTANT INFORMATION

You should rely only on the information contained in this prospectus. The prospectus may be used only for the purposes for which it has been published. We have not authorized any other person to provide any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer to exchange these securities in any state where the offer is not permitted.

None of TechnipFMC, the exchange agent or any of their respective affiliates makes any recommendation as to whether or not holders of Outstanding Notes should exchange their Outstanding Notes for Exchange Notes in the Exchange Offer.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, except as otherwise indicated, references to “TechnipFMC,” the “Company,” “we,” “us” and “our” refer to TechnipFMC plc and its consolidated subsidiaries, “FMCTI” and “FMC Technologies” refer to FMC Technologies, Inc. and its consolidated subsidiaries and “Technip” refers to Technip S.A. and its consolidated subsidiaries. All references in this prospectus to the “Predecessor” refer to Technip for all periods prior to the business combination of FMCTI and Technip on January 16, 2017 (the “Business Combination”) and all references to the “Successor” refer to TechnipFMC for all periods after the Business Combination.

We have filed with the SEC a registration statement on Form S-4 with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered by this prospectus. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. You can inspect and copy these materials at the Public Reference Room of the SEC or on the SEC’s web site at http://www.sec.gov. Please see “Where You Can Find More Information.” We will also provide you without charge, upon written or oral request, a copy of any and all of these documents. We must receive your request no later than five days before the expiration date of the Exchange Offer so you can obtain timely delivery. Requests for copies should be directed to: TechnipFMC, investorrelations@TechnipFMC.com; Attention: Investor Relations (telephone +1 281 260 3665).

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

INDUSTRY AND MARKET DATA

This prospectus includes industry data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from industry publications and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

In this prospectus, references to “Euro” and “€” are to the single currency adopted by participating member states of the European Union relating to Economic and Monetary Union; references to “$,” “US$” and “U.S. Dollars” are to the lawful currency of the United States of America; and references to “Pound Sterling” and “£” are to the lawful currency of the United Kingdom.

Historical Financial Information

Following the Business Combination, Technip is considered to be our Predecessor under applicable SEC rules and regulations.

The historical financial information presented and/or incorporated by reference in this prospectus includes:

•	audited consolidated financial statements of TechnipFMC plc as of and for the year ended December 31, 2017;

•	audited consolidated financial statements of TechnipFMC plc (formerly Technip S.A.) as of and for the years ended December 31, 2016 and 2015; and

•	audited consolidated financial statements of FMC Technologies, Inc. as of and for the years ended December 31, 2016 and 2015.

The historical financial information for FMCTI and Technip have been prepared in accordance with the requirements of accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Unless otherwise noted, all financial information for the Company, FMCTI and Technip provided in this prospectus is denominated in U.S. Dollars.

NOTICE TO EUROPEAN ECONOMIC AREA INVESTORS

This prospectus does not comprise a prospectus for the purposes of the Prospectus Directive (as defined below), as implemented in member states of the European Economic Area. This prospectus has been prepared on the basis that all offers of the Exchange Notes will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus in connection with offers of the Exchange Notes. Accordingly, any person making or intending to make any offer within the European Economic Area of the Exchange Notes that are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for us to produce a prospectus for such offer. For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC, as amended of the European Economic Area, including by Directive 2010/73/EU, and includes any relevant implementing measure in a member state.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information TechnipFMC and FMCTI have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also inspect TechnipFMC’s SEC reports and other information at our website at http://www.TechnipFMC.com. We do not intend for information contained in or accessible through our website to be part of this prospectus.

The SEC allows certain information to be “incorporated by reference” into this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded or modified by information contained directly in this document or in any document subsequently filed by us that is also incorporated or deemed to be incorporated by reference. This prospectus incorporates by reference the documents set forth below that TechnipFMC has filed with the SEC and any future filings by TechnipFMC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that the Exchange Offer is consummated, except, in any such case, for any information therein that has been furnished rather than filed, which will not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. These documents contain important information about TechnipFMC, Technip, FMCTI and their respective business and financial condition:

•	TechnipFMC’s annual report on Form 10-K for the year ended December 31, 2017; and

•	TechnipFMC’s current report on Form 8-K filed with the SEC on February 24, 2017, which includes (i) unaudited pro forma condensed combined financial information of TechnipFMC plc as of and for the year ended December 31, 2016 and (ii) audited consolidated financial statements of FMC Technologies, Inc. as of December 31, 2016 and 2015 and for the three-year period ended December 31, 2016 and TechnipFMC’s current report on Form 8-K filed with the SEC on January 3, 2018.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the sections entitled “Risk Factors” herein and in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018 (incorporated by reference herein). We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our Company, the Exchange Notes and the consolidated financial statements and the related notes incorporated by reference into this prospectus. You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” in this prospectus before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.” Except as otherwise indicated or unless the context otherwise requires, the term “Notes” refers collectively to the Outstanding Notes and the Exchange Notes.

Overview

TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics. We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.

Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.

Our integrated offerings range from individual products and services to fully integrated solutions with a single interface to ensure seamless execution. By bringing together complementary skills and innovative technologies, we can boost efficiency, lower costs, and accelerate schedules. We provide expertise across three distinct segments: subsea, onshore/ offshore, and surface projects.

We have invested heavily in developing proprietary technologies, production systems and integrated expertise. This puts us in a unique position to deliver greater efficiency across project life cycles from concept through to delivery and beyond.

Our business is based on a strong culture of innovation and of challenging industry conventions, constantly rethinking and reworking how best results can be achieved. Our new Global Integrated Research and Development Center will be located in France and will grow as we continue to drive innovation and technology.

We will continue to challenge convention, integrate for impact and drive for client success. That will lead to fresh thinking, streamlined decisions and smarter results. And to achieving our vision of enhancing the performance of the world’s energy industry.

TechnipFMC was formed in January 2017 as a result of the merger of two of the leading global companies in the sector, Technip and FMC Technologies. This created a new entity with total pro forma revenues of $14 billion in 2016. TechnipFMC is headquartered in London, United Kingdom. We have further operational headquarters in Paris, France, where our Executive Chairman, Thierry Pilenko, has his principal office, and in Houston, Texas, United States, where our Chief Executive Officer, Douglas J. Pferdehirt, is based.

Business Combination

On January 16, 2017, the Company consummated a business combination transaction that consolidated the legacy businesses of FMC Technologies and Technip under a new corporate parent, TechnipFMC. In connection with the business combination transaction, Technip merged with and into TechnipFMC, with TechnipFMC continuing as the surviving company (the “Technip Merger”), and, immediately following the Technip Merger, a wholly owned indirect subsidiary of TechnipFMC (“Merger Sub”) merged with and into FMC Technologies, with FMC Technologies continuing as the surviving company and as a wholly owned indirect subsidiary of TechnipFMC (the “FMCTI Merger” and together with the Technip Merger, the “Mergers”).

TechnipFMC is a public limited company incorporated under the laws of England and Wales with its ordinary shares (“TechnipFMC Shares”) traded on the New York Stock Exchange (“NYSE”) and the regulated market of Euronext Paris (“Euronext Paris”), in each case under the symbol “FTI.” TechnipFMC began operations in January 2017 after completing the Mergers.

Original Exchange Offer

On March 29, 2017, TechnipFMC issued $215,398,000 in aggregate principal amount of the outstanding restricted 2.0% Senior Notes due 2017, Series A, and $459,764,000 in aggregate principal amount of the Outstanding Notes pursuant to exchange offers and consents solicitations (the “Original Exchange Offer”) for any and all (i) 2.00% Senior Notes due October 1, 2017 (the “FMCTI 2017 Notes”) issued by FMC Technologies and (ii) 3.45% Senior Notes due October 1, 2022 (the “FMCTI 2022 Notes”) issued by FMC Technologies, respectively. The FMCTI 2017 Notes and the FMCTI 2022 Notes are referred to herein collectively as the “FMCTI Notes.”

In connection with the issuance of the FMCTI Notes, TechnipFMC entered into a registration rights agreement (the “Registration Rights Agreement”), by and between TechnipFMC, as issuer, and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as dealer managers. Under the Registration Rights Agreement, TechnipFMC agreed to, among other things, file an exchange offer registration statement with the SEC with respect to the Exchange Notes and, subject to certain limitations, consummate the Exchange Offer contemplated hereby. The FMCTI 2017 Notes matured on October 1, 2017 and are not subject to this Exchange Offer.

SUMMARY OF THE EXCHANGE OFFER

The following is a brief summary of certain terms of the Exchange Offer. It may not contain all the information that is important to you. For additional information regarding the Exchange Offer and the Exchange Notes, see “The Exchange Offer” and “Description of the Exchange Notes.”

Exchange Offer	We are offering to exchange up to $459,764,000 aggregate principal amount of newly issued and registered 3.45% Senior Notes due 2022, which we refer to as the “Exchange Notes,” for an equal principal amount of our outstanding 3.45% Senior Notes due 2022, which we refer to as the “Outstanding Notes.” The terms of the Exchange Notes are identical to those of the Outstanding Notes in all material respects, except that the transfer restrictions, registration rights and related special interest provisions applicable to the Outstanding Notes will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the Outstanding Notes. Holders of Outstanding Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Purpose of the Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued the Outstanding Notes. Subject to limited exceptions, after the Exchange Offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any of the Outstanding Notes that you do not exchange or to pay you the additional interest we agreed to pay to holders of Outstanding Notes if we failed to timely complete the Exchange Offer.

Required Representations	By tendering your Outstanding Notes, you represent that:

(i)	the Exchange Notes or book-entry interests therein to be acquired by you and any beneficial owner(s) of such Outstanding Notes or interests therein (“Beneficial Owner(s)”) in connection with the Exchange Offer are being acquired by you and any Beneficial Owner(s) in the ordinary course of business for you and any Beneficial Owner(s);

(ii)	you and each Beneficial Owner are not engaging, do not intend to engage, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

(iii)	you and each Beneficial Owner acknowledge and agree that any person who is a broker-dealer registered under Exchange Act, or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes or interests therein acquired by such person and cannot rely on the position of the Staff set forth in certain no-action letters;

(iv)	you and each Beneficial Owner understands that a secondary resale transaction described in clause (v)(C) above and any resales of the Exchange Notes or interests therein obtained by you in exchange for the Outstanding Notes or interests therein originally acquired by you directly from the TechnipFMC should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC;

(v)	neither you nor any Beneficial Owner(s) is an “affiliate,” as defined in Rule 405 under the Securities Act, of TechnipFMC; and

(vi)	in the event you are a broker-dealer (whether or not you are also an “affiliate”) that will receive Exchange Notes for your own account pursuant to the Exchange Offer, the Outstanding Notes tendered in the Exchange Offer were acquired by you as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a Prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

Expiration Date; Withdrawal of Tenders; Return of Outstanding Notes Not Accepted for Exchange	The Exchange Offer will expire at 5:00 p.m., New York City time, on May 22, 2018, or on a later date and time to which we extend it in our sole discretion. We refer to such time and date, if and as so extended, as the Expiration Date. Tenders of Outstanding Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Outstanding Notes promptly following the Expiration Date. We refer to such date of exchange as the Exchange Date. Any Outstanding Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Procedures for Tendering Outstanding Notes	Each holder of Outstanding Notes wishing to participate in the Exchange Offer must follow procedures of the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receive, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that DTC has received instructions to exchange your Outstanding Notes.

See “The Exchange Offer—Procedures for Tendering.”

Consequences of Failure to Exchange the Outstanding Notes	You will continue to hold Outstanding Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your Outstanding Notes or you tender your Outstanding Notes and they are not accepted for exchange. With some very limited exceptions, we will have no obligation to register the Outstanding Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered or accepted for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Exchange Agent	U.S. Bank National Association

United States Federal Income Tax Considerations	Your exchange of an Outstanding Note for an Exchange Note will not constitute a taxable exchange for U.S. federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	You should consider carefully the risk factors beginning on page 13 of this prospectus before deciding whether to participate in the Exchange Offer.

THE EXCHANGE NOTES

The following is a brief summary of the principal terms of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes except that the transfer restrictions, registration rights and related special interest provisions applicable to the Outstanding Notes will not apply to the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Exchange Notes, see “Description of the Notes.”

Issuer	TechnipFMC plc, a public limited company incorporated under the laws of England and Wales.

Securities Offered	Up to $459,764,000 aggregate principal amount of 3.45% Senior Notes due 2022. The Exchange Notes offered hereby will be of the same class as the Outstanding Notes.

Maturity Dates	The Exchange Notes will mature on October 1, 2022.

Interest Payment Dates	We will pay interest on the Exchange Notes on April 1 and October 1 of each year, commencing October 1, 2018. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for with respect to the Outstanding Notes.

Interest Rate	The Exchange Notes will bear interest at 3.45% per year.

Optional Redemption	At any time prior to July 1, 2022 (the date that is three months prior to the maturity date of the Exchange Notes), we may redeem some or all of such notes at the redemption price equal to 100% of the principal amount of the notes redeemed plus a make-whole premium, which is further described in this prospectus.

At any time on or after July 1, 2022 (the date that is three months prior to the maturity date of the Exchange Notes) we may redeem some or all of the Exchange Notes at the redemption price equal to 100% of the principal amount of the Exchange Notes redeemed.

In each case, we will also pay accrued and unpaid interest, if any, to, but excluding, the redemption date.

See “Description of the Exchange Notes—Optional Redemption.”

Optional Tax Redemption	In the event of certain developments affecting taxation or certain other circumstances, we may redeem the Exchange Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and Additional Amounts (as defined in “Description of the Exchange Notes”), if any, to the date of redemption. See “Description of the Exchange Notes—Optional Tax Redemption.”

Certain Covenants	The Indenture (as defined herein) governing the Exchange Notes contains covenants that, among other things, limits our ability and the ability of our subsidiaries to place liens on our principal assets and those of our subsidiaries without securing the notes equally and ratably with the other indebtedness secured by such liens; engage in certain sale-leaseback transactions; and consolidate or merge with, or sell, convey, transfer or lease all or substantially all of our assets to, another entity. See “Description of the Exchange Notes—Certain Covenants.”

Payment of Additional Amounts	All payments made by us with respect to the Exchange Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct for such taxes with respect to a payment to the holders of the Exchange Notes, we will pay the Additional Amounts (as defined in “Description of the Exchange Notes”) necessary so that the net amount received by the holders of the notes after the withholding is not less than the amount that they would have received in the absence of the withholding, subject to certain exceptions (including an exception for any U.S. withholding tax). See “Description of the Exchange Notes—Payment of Additional Amounts.”

Ranking	The Exchange Notes will be senior unsecured obligations of TechnipFMC, will rank equally in right of payment with all of TechnipFMC’s other unsecured and future unsubordinated debt, including the Outstanding Notes, and will effectively rank junior to any of TechnipFMC’s secured debt, to the extent of the value of the collateral securing that debt, and will be structurally subordinated to all existing and future indebtedness and other liabilities of TechnipFMC’s subsidiaries, including any debt of FMCTI that remains outstanding. The Exchange Notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of the Exchange Notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of the Exchange Notes—Ranking.”

Form and Denomination	The Exchange Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The Exchange Notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of the Exchange Notes—Book-Entry; Delivery and Form.”

Same Day Settlement	Beneficial interests in the Exchange Notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Listing	The Exchange Notes are a new issue of securities with no established trading market. TechnipFMC intends to apply to list the Exchange Notes on the Euro MTF Market of the Luxembourg Stock Exchange or another “recognised stock exchange” for purposes of Section 1005 of the U.K. Income Tax Act 2007.

Governing Law	The Indenture is, and the Exchange Notes will be governed by, the laws of the State of New York.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Trustee, Registrar and Paying Agent	U.S. Bank National Association (the “Trustee”).

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors that should be carefully considered by holders of Outstanding Notes before tendering their Outstanding Notes in the Exchange Offer in exchange for the Exchange Notes.

RISK FACTORS

You should carefully consider all of the information in this prospectus and each of the risks described below. The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except that the transfer restrictions, registration rights and related special interest provisions applicable to the Outstanding Notes will not apply to the Exchange Notes. Before making a decision regarding the Exchange Offer, you should carefully consider the risks described below, including the information contained in the sections entitled “Risk Factors” in TechnipFMC’s annual report on Form 10-K, as those risk factors are amended or supplemented by Quarterly Reports on Form 10-Q, and TechnipFMC’s registration statement on Form S-4, as amended. The risks and uncertainties we have described, including those relating to the legacy FMCTI business, the legacy Technip business and the integration of the businesses in connection with the Merger, are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. See “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus.

Risks Relating to the Exchange Offer

If you fail to exchange your Outstanding Notes, they will continue to be restricted securities and will likely become less liquid.

Outstanding Notes that you do not tender, or we do not accept, will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Conditions to the Exchange Offer.” These procedures and conditions include timely receipt by the exchange agent of a confirmation of book-entry transfer of the Outstanding Notes being tendered and an agent’s message from DTC.

Because we anticipate that all or substantially all holders of Outstanding Notes will elect to exchange their Outstanding Notes in this Exchange Offer, we expect that the market for any Outstanding Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Outstanding Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Outstanding Notes outstanding. If you do not tender your Outstanding Notes following the Exchange Offer, you generally will not have any further registration rights, and your Outstanding Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Outstanding Notes is likely to be adversely affected.

You must follow the appropriate procedures to tender your Outstanding Notes or they will not be exchanged.

The Exchange Notes will be issued in exchange for the Outstanding Notes only after timely receipt by the exchange agent of a book-entry confirmation of transfer of the Outstanding Notes being tendered, an agent’s message related thereto and all other required documentation. If you want to tender your Outstanding Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you are a broker-dealer and you tender Outstanding Notes in the Exchange Offer, you may be deemed an “underwriter” for purposes of the offer and therefore will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

The Exchange Offer may not be consummated.

The Exchange Offer is subject to customary conditions as set forth in “The Exchange Offer—Conditions to the Exchange Offer” later in this prospectus. These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer. In addition, we will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any Outstanding Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture under which the Outstanding Notes were issued under the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

Risks Relating to the Exchange Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt, as well as the Exchange Notes.

We have substantial existing debt. As of December 31, 2017, our total debt was $3.9 billion. We also have the capacity under our $2.5 billion credit facility and the four bilateral facilities for an aggregate amount of €340.0 million, and we will have the capacity under the Indenture to incur substantial additional debt. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, distributions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

Changes in TechnipFMC’s credit ratings may adversely affect the value of the Exchange Notes.

The ratings assigned to the Exchange Notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the Exchange Notes.

The Indenture will not restrict the amount of additional debt that we and our subsidiaries may incur and the credit facility permits us and our subsidiaries to incur substantial additional unsecured debt.

The Indenture will not place any limitation on the amount of unsecured debt that we may incur and the credit facility permits us and our subsidiaries to incur substantial additional unsecured debt. Our incurrence of additional debt, and the incurrence of additional debt by any of our subsidiaries, may have important consequences for you as a holder of the Exchange Notes, including making it more difficult for us to satisfy our obligations with respect to the Exchange Notes, a loss in the market value of your notes and a risk that the credit rating of the Exchange Notes is lowered or withdrawn.

TechnipFMC is a holding company and depends on dividends and other distributions from its subsidiaries.

TechnipFMC is a holding company with limited direct operations. Its principal assets are the equity interests that it holds in its subsidiaries. As a result, TechnipFMC depends on dividends and other distributions from its subsidiaries, including FMCTI, to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on its outstanding indebtedness. Its subsidiaries are legally distinct from TechnipFMC and have no obligation to pay amounts due on its indebtedness or to make funds available for such payment. In addition, TechnipFMC’s subsidiaries will be permitted under the terms of the indenture governing the Exchange Notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to TechnipFMC. We cannot assure you that the agreements governing the current and future indebtedness of TechnipFMC’s subsidiaries will permit TechnipFMC’s subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the Notes when due.

An increase in market interest rates could result in a decrease in the value of the Exchange Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the Exchange Notes and market interest rates increase, the market values of the Exchange Notes may decline. We cannot predict the future level of market interest rates.

Active trading markets for the Exchange Notes may not develop.

The Exchange Notes are a new issue of securities with no established trading market. We intend to apply to list the Exchange Notes on the Euro MTF Market of the Luxembourg Stock Exchange or another “recognised stock exchange” for purposes of Section 1005 of the U.K. Income Tax Act 2007. However, there can be no assurance that a trading market for the Exchange Notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the Exchange Notes. Further, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell such notes or the price at which you will be able to sell the Exchange Notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the Exchange Notes;

•	the outstanding amount of the Exchange Notes;

•	the terms related to optional redemption of the Exchange Notes; and

•	the level, direction and volatility of market interest rates generally.

Although we will agree in the Exchange Notes Indenture to use commercially reasonable efforts to have the Exchange Notes listed and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange within a reasonable period after the issue date of the Exchange Notes and to maintain such listing as long as the Exchange Notes are outstanding, we cannot assure you that the Exchange Notes will become or remain listed. If we are unable to or can no longer maintain the listing on the Official List of the Luxembourg Stock Exchange or it becomes unduly burdensome to make or maintain such listing, we may cease to make or maintain such listing on the Official List of the Luxembourg Stock Exchange, provided that we will use commercially reasonable efforts to obtain and maintain the listing of the Exchange Notes on another stock exchange although there can be no assurance that we will be able to do so. Although no assurance is made as to the liquidity of the Exchange Notes as a result of listing on the Official List of the Luxembourg Stock Exchange or another recognized listing exchange for issuers, failure to be approved for listing or the delisting of the Exchange Notes from the Official List of the Luxembourg Stock Exchange or another listing exchange may have a material adverse effect on a holder’s ability to resell Exchange Notes in the secondary market.

The laws of England and Wales differ from U.S. law and may afford less protection to holders of the Exchange Notes.

It may not be possible to effect service of process within the United States on us or to enforce court judgments obtained in the United States against us in England based on the civil liability provisions of the U.S. federal or state securities laws. Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. Investors may also have difficulties enforcing, in original actions brought in jurisdictions outside the United States, liabilities under the U.S. securities laws.

In addition, there is some uncertainty as to whether the courts of England would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liability provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with England and Wales providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be directly enforceable in England. Although such a judgment may be enforced in England through common law rules, this process is subject to numerous established principles and would involve the commencement of a new set of proceedings in England.

The application of Section 7874 of the Code and/or changes in law could affect our status as a foreign corporation for U.S. federal income tax purposes.

We believe that, under current law, we should be treated as a foreign corporation for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) may assert that we should be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under Section 7874 of the Code, the Treasury regulations promulgated thereunder and the official interpretations thereof as set forth in published guidance by the IRS, unless we have satisfied the Substantial Business Activities Exception (defined below), we would be treated as a domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes if the percentage (by vote or value) of TechnipFMC Shares considered to be held by former holders of the shares of common stock of FMCTI (“FMCTI Shares”) after the Mergers by reason of holding FMCTI Shares for purposes of Section 7874 (the “Section 7874 Percentage”) is (i) 60% or more (if, as expected, the Third Country Rule (as defined below) applies) or (ii) 80% or more (if the Third Country Rule does not apply).

In order for us to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of our expanded affiliated group must be based, located and derived, respectively, in the United Kingdom. The Substantial Business Activities Exception is not expected to be satisfied. In addition, the IRS and U.S. Department of the Treasury have issued a rule that generally provides that if (i) there is an acquisition of a domestic company by a foreign company in which the Section 7874 Percentage is at least 60%, and (ii) in a related acquisition, such foreign acquiring company acquires another foreign corporation and the foreign acquiring company is not subject to tax as a resident in the foreign country in which the acquired foreign corporation was subject to tax as a resident prior to the transactions, then the foreign acquiring company will be treated as a domestic company for U.S. federal income tax purposes (the “Third Country Rule”). Because we are a tax resident in the United Kingdom and not a tax resident in France as Technip was, we expect that we would be treated as a domestic corporation for U.S. federal income tax purposes under the Third Country Rule if the Section 7874 Percentage were at least 60%.

We believe that the percentage (by vote or value) of TechnipFMC Shares considered to be held by former holders of FMCTI Shares after the Mergers by reason of holding FMCTI Shares was less than 60% and thus the Section 7874 Percentage is expected to be less than 60% such that the Third Country Rule is not expected to apply to us. As a result, under current law, we are expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, there can be no assurance that there will not be a change in law, including with retroactive effect, which might cause us to be treated as a domestic corporation for U.S. federal income tax purposes. Further, we cannot assure you that the IRS will agree with our position and/or would not successfully challenge our status as a foreign corporation. If the IRS successfully challenged our status as a foreign corporation, significant adverse tax consequences would result for us and U.S. tax withholding may apply to payments made to Non-U.S. holders with respect to the Exchange Notes unless certain requirements are met.

Interest paid on the Exchange Notes may be treated as U.S. source interest, in which case, 30% U.S. withholding tax may apply unless an investor qualifies for an exemption from such withholding tax.

Although not free from doubt, we intend to take the position that payments of interest (including, for this purpose, any original issue discount) on the Exchange Notes should be treated as from sources outside the United States for U.S. federal income tax purposes. However, the IRS may assert an alternative position on the basis that we should not be treated as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code (see “Risks Relating to the Exchange Notes—The application of Section 7874 of the Code and/or changes in law could affect our status as a foreign corporation for U.S. federal income tax purposes.”) or that the Exchange Notes are subject to the rules governing conduit arrangements under the applicable Treasury regulations. If the IRS were successful in asserting such an alternative treatment for the Exchange Notes, all or a portion of any payment of interest on the Exchange Notes could be treated as from sources within the United States for U.S. federal income tax purposes. In that event, we or the applicable withholding agent may withhold on interest payments on the Exchange Notes (unless the certification and other requirements demonstrating an exemption from U.S. withholding tax are met) and we will not be required to pay any Additional Amounts (as defined in “Description of the Exchange Notes”) with respect to amounts so withheld. For this reason, we are requiring each holder of Outstanding Notes tendered in the Exchange Offer to represent, warrant and agree that it is exempt from U.S. tax withholding with respect to payments of interest on the Exchange Notes (because, among other reasons, it qualifies for the “portfolio interest” exemption with respect to such payments), that it can provide the appropriate certification with respect to its exemption at the time of the Exchange Offer and at any time reasonably requested by us or an applicable withholding agent, and that it will give any transferee notice of these requirements.

We may choose to redeem the Exchange Notes prior to maturity.

We may redeem some or all of the Exchange Notes at any time. See “Description of the Exchange Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Exchange Notes being redeemed.

Risks Relating to the Business of the Company

For additional information on risks relating to the business of the Company, see “Risk Factors” in Part I, Item 1A of our Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the Outstanding Notes, we entered into a registration rights agreement with the dealer managers in the Initial Offering. We are making the Exchange Offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus, Exchange Notes for an equal principal amount of Outstanding Notes. The terms of the Exchange Notes are substantially identical in all material respects to those of the Outstanding Notes, except that the transfer restrictions, registration rights and related special interest provisions applicable to the Outstanding Notes will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the Outstanding Notes. The Exchange Notes will be entitled to the benefits of the Indenture under which the Outstanding Notes were issued. See “Description of the Notes.” The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered or accepted for exchange. As of the date of this prospectus, $459,764,000 in aggregate principal amount of the Outstanding Notes was outstanding. Outstanding Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Outstanding Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, your Outstanding Notes will continue to be subject to restrictions on transfer.

If any holder of the Outstanding Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Amendments; Termination

The Exchange Offer expires on the Expiration Date, which is 5:00 p.m., New York City time, on May 22, 2018 unless we, in our sole discretion, extend the period during which the Exchange Offer is open. We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to U.S. Bank National Association, the exchange agent, and by public announcement communicated no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offer, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.

The Exchange Date will promptly follow the Expiration Date. We expressly reserve the right to:

•	extend the Exchange Offer, delay acceptance of Outstanding Notes due to an extension of the Exchange Offer or terminate the Exchange Offer and not permit acceptance of Outstanding Notes not previously accepted if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Outstanding Notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Outstanding Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable. Unless we terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, we will exchange the Exchange Notes for the tendered Outstanding Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for Outstanding Notes validly tendered, not withdrawn and accepted for exchange. Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Outstanding Notes and Delivery of Exchange Notes.”

This prospectus and other relevant materials will be mailed by us to record holders of Outstanding Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Outstanding Notes.

Procedures for Tendering

To participate in the Exchange Offer, you must properly tender your Outstanding Notes to the exchange agent as described below. We will only issue the Exchange Notes in exchange for the Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should follow carefully the instructions on how to tender your Outstanding Notes. It is your responsibility to properly tender your Outstanding Notes. No document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your Outstanding Notes, please contact the exchange agent as follows: U.S. Bank Corporate Trust Services, Attn: Specialized Finance, 111 Fillmore Avenue East, St. Paul, Minnesota 55107, or via phone at 1-800-934-6802. Eligible institutions may make their requests by facsimile at 651-466-7372.

All of the Outstanding Notes were issued in book-entry form, and all of the Outstanding Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Outstanding Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Outstanding Notes.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Outstanding Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Outstanding Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of the Outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offer.

In all cases, we will issue the Exchange Notes for the Outstanding Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent receives, prior to the Expiration Date, a book-entry confirmation of such number of the Outstanding Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.

If we do not accept any tendered Outstanding Notes for exchange or if the Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Outstanding Notes will be returned without expense to their tendering holder. Such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Outstanding Notes, where those Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

Withdrawal Rights

Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a written letter, telegram, telex or facsimile transmission notice of withdrawal must be received by U.S. Bank National Association at U.S. Bank Corporate Trust Services, Attn: Specialized Finance, 111 Fillmore Avenue East, St. Paul, Minnesota 55107 or at 651-466-7372 for facsimiles not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name of such holder, the principal amount of Outstanding Notes delivered for exchange, a statement that such holder is withdrawing such holder’s election to have such Outstanding Notes exchanged and number of the account at DTC to be credited with withdrawn Outstanding Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Outstanding Notes promptly following receipt of notice of withdrawal. Properly withdrawn Outstanding Notes may be retendered by following the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Outstanding Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Outstanding Notes when and if we have given written notice to the exchange agent. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of the Outstanding Notes for the purposes of receiving Exchange Notes from us and causing the Outstanding Notes to be assigned, transferred and exchanged. Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Outstanding Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

Without regard to other terms of the Exchange Offer, we will not be required to exchange any Exchange Notes for any Outstanding Notes and may terminate the Exchange Offer before the acceptance of any Outstanding Notes for exchange and before the expiration of the Exchange Offer, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer;

•	the staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer; or

•	any governmental approval or approval by holders of the Outstanding Notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the Exchange Offer.

If, in our reasonable judgment, we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, or, in the case of Outstanding Notes tendered by book-entry transfer, credit those Outstanding Notes to an account maintained with DTC;

•	extend the Exchange Offer and retain all Outstanding Notes tendered before the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered the Outstanding Notes to withdraw their Outstanding Notes; or

•	waive unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes that have not been withdrawn.

If the waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes, and we will extend the Exchange Offer for a period of at least five business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the Outstanding Notes, if the Exchange Offer would otherwise expire during this period.

In addition, we will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any Outstanding Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture, under which the Outstanding Notes were issued under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, should be directed to the exchange agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier or Hand Delivery:

U.S. Bank National Association, as Exchange Agent

Attn: Specialized Finance

111 Fillmore Avenue East

St. Paul, Minnesota 55107

By Facsimile Transmission (eligible institutions only):

651-466-7372

For Information or Confirmation by Telephone:

1-800-934-6802

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Outstanding Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction.

Absence of Appraisal and Dissenters’ Rights

You will not have appraisal or dissenters’ rights in connection with the Exchange Offer.

Transfer Taxes

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Outstanding Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Outstanding Notes who do not exchange Outstanding Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offer, due to the restrictions on transfer of the Outstanding Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for Outstanding Notes will be relatively less liquid than the market for Exchange Notes. Consequently, holders of Outstanding Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Outstanding Notes compared to the value of the Exchange Notes.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the Outstanding Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the last three fiscal years is set forth below.

Fiscal Year Ended
	2017(2)	2016(2)	2015(2)
Ratio of earnings to fixed charges(1)	2.1x	3.4x	1.4x

(1)	Fixed Charges consist of interest expense and our estimate of an appropriate portion of rentals representative of the interest factor. The estimate of interest within rental expense is estimated to be one-third of rental expense. TechnipFMC’s historical results are not necessarily indicative of the results expected for any future period.
(2)	We have derived the ratio of earnings to fixed charges of TechnipFMC, for the year ended December 31, 2017, 2016 and 2015 from TechnipFMC’s audited consolidated financial statements for such period, incorporated by reference into this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR TECHNIPFMC

See “Selected Financial Data” in Part II, Item 6 of TechnipFMC’s Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR FMC TECHNOLOGIES

See Exhibit 99.1 to TechnipFMC’s Current Report on Form 8-K filed with the SEC on February 24, 2017 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TECHNIPFMC

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of TechnipFMC’s Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FMC TECHNOLOGIES

The following Management Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements of FMC Technologies, Inc. and consolidated subsidiaries as of and for the years ended December 31, 2016 and 2015 incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Merger of FMC Technologies and Technip

In May 2016, FMC Technologies announced its intention to enter into a business combination with Technip S.A. On June 14, 2016, FMC Technologies and Technip entered into a definitive business combination agreement providing for the business combination among FMC Technologies, FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMC Technologies, and Technip. On August 4, 2016, FMC Technologies SIS Limited changed its name to TechnipFMC Limited and was subsequently re-registered under the laws of England and Wales on January 11, 2017 as TechnipFMC plc. On December 5, 2016, the definitive business combination agreement was unanimously approved by the board of directors of FMC Technologies and Technip.

On January 16, 2017, the business combination was completed. Pursuant to the terms of the definitive business combination agreement, Technip merged with and into TechnipFMC, with TechnipFMC continuing as the surviving company (the “Technip Merger”), and each ordinary share of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or its wholly owned subsidiaries, were exchanged for 2.0 ordinary shares of TechnipFMC, subject to the terms of the definitive business combination agreement. Immediately following the Technip Merger, a wholly owned indirect subsidiary of TechnipFMC (“Merger Sub”) merged with and into FMC Technologies, with FMC Technologies continuing as the surviving company and as a wholly owned indirect subsidiary of TechnipFMC (the “FMCTI Merger”), and each share of common stock of FMC Technologies (the “FMCTI Shares”), other than FMCTI Shares owned by FMC Technologies, TechnipFMC, Merger Sub or their respective wholly owned subsidiaries, were exchanged for 1.0 ordinary share of TechnipFMC, subject to the terms of the definitive business combination agreement.

Executive Overview

FMC Technologies designs, manufactures and services technologically sophisticated systems and products for customers in the energy industry. FMCTI has manufacturing operations worldwide, strategically located to facilitate delivery of its products, systems and services to its customers. FMCTI reports its results of operations in the following segments: Subsea Technologies, Surface Technologies and Energy Infrastructure. Management’s determination of FMCTI’s reporting segments was made on the basis of its strategic priorities and corresponds to the manner in which the chief operating decision maker reviews and evaluates operating performance to make decisions about resources allocations to each segment.

FMCTI focuses on economic- and industry-specific drivers and key risk factors affecting its business segments as it formulates strategic plans and makes decisions related to allocating capital and human resources. The results of FMCTI’s segments are primarily driven by changes in capital spending by oil and gas companies, which largely depend upon current and anticipated future crude oil and natural gas demand, production volumes, and consequently, commodity prices. FMCTI uses crude oil and natural gas prices as an indicator of demand. Additionally, FMCTI uses rig count as an indicator of demand which consequently influences the level of worldwide production activity and spending decisions. It also focuses on key risk factors when determining its overall strategy and making decisions for capital allocation. These factors include risks associated with the global economic outlook, product obsolescence and the competitive environment. FMCTI addresses these risks in its business strategies, which incorporate continuing development of leading edge technologies and cultivating strong customer relationships.

FMCTI’s Subsea Technologies segment is primarily affected by trends in deepwater oil and natural gas production. Its Surface Technologies segment is primarily affected by trends in land-based and shallow water oil and natural gas production, including trends in shale production. FMCTI has developed close working relationships with its customers. Its Subsea Technologies segment builds long-term alliances with oil and natural gas companies that are actively engaged in offshore deepwater development. FMCTI believes that by closely working with its customers, FMCTI enhances its competitive advantage, improves its operating results and strengthens its market positions. FMCTI’s share of subsea tree awards during the year is one way it evaluates its market position.

As FMCTI evaluates its operating results, FMCTI considers business segment performance indicators like segment revenue, operating profit and capital employed, in addition to the level of inbound orders and order backlog. A significant proportion of FMCTI’s revenue is recognized under the percentage of completion method of accounting. Cash receipts from such arrangements typically occur at milestones achieved under stated contract terms. Consequently, the timing of revenue recognition is not always correlated with the timing of customer payments. FMCTI aims to structure its contracts to receive advance payments that it typically uses to fund engineering efforts and inventory purchases. Working capital (excluding cash) and net (debt) cash are therefore key performance indicators of cash flows.

In each of its segments, FMCTI serves customers from around the world. During 2016, approximately 75% of FMCTI’s total sales were recognized outside of the United States. FMCTI evaluates international markets and pursues opportunities that fit its technological capabilities and strategies. It has targeted opportunities in West Africa, Brazil, the North Sea and the Asia-Pacific region because of the expected offshore drilling potential in those regions.

Business Outlook

Merger of FMCTI and Technip—Refer to “Merger of FMC Technologies and Technip” for further information related to the business combination.

Overall Outlook—Although the price of crude oil recovered in 2016 when compared to the prior year, the oil and gas industry continues to experience the overall impacts of the low crude oil price environment and the uncertainties in the crude oil price outlook. Despite OPEC’s recently announced framework agreement to cap OPEC crude oil production in 2017, uncertainty in the crude oil price outlook remains as to the effectiveness and duration of both concurrent OPEC and non-OPEC production cuts. Overall, the uncertain crude oil price outlook is expected to have a continued negative effect on FMCTI’s businesses in 2017. The timing of any recovery of crude oil prices and business activity is dependent on many variables, but many analysts believe the market corrections necessary to address the oversupply of crude oil are expected to occur over the next year. As long-term demand rises and production naturally declines, FMCTI believes commodity prices should continue to recover, improving the cash flows and confidence of its customers to increase their investments in new sources of oil production.

Subsea Technologies—The low crude oil price environment over the last two years led many of FMCTI’s customers to reduce their capital spending plans or defer new deepwater projects. These capital spending reductions had an adverse effect on 2016 subsea inbound orders when compared to the prior year. Beginning in 2015, FMCTI began to reduce its workforce to align its operations with the anticipated decreases in activity in 2016 due to delayed subsea project inbound and to maintain operating margins. FMCTI benefited from these restructuring actions by attaining more cost-effective manufacturing during 2016. FMCTI expects subsea revenue to decrease a third consecutive year in 2017. It also recognizes the need to strategically invest in its people to ensure that it preserves the core competencies and capabilities that delivered the strong results in 2016 and will be needed to respond to the market recovery. FMCTI believes the operational improvements made will help mitigate the anticipated decline in operating margins. FMCTI remains confident that it can deliver double digit operating margins for the full-year 2017. FMCTI’s customers are taking aggressive actions to improve their project economics. Accordingly, FMCTI remains focused on ways to reduce costs to its customers by offering cost-effective approaches to its customers’ project developments, including customer acceptance of integrated business models to help achieve the cost-reduction goals and accelerate achievement of first oil. In the long term, FMCTI continues to believe deepwater development will remain a significant part of its customers’ portfolio.

Surface Technologies—FMCTI’s Surface Technologies businesses continues to operate in a challenging environment as a result of lower activity and competitive pricing, particularly in the North American land market. As a result, where excess supply has limited the ability to earn an acceptable return, FMCTI has temporarily suspended certain operations in its surface integrated services business until additional market activity supports its profit and cash flow objectives. The market recovery has begun in North America. FMCTI’s restructuring actions taken in 2016 have reduced costs, and it expects its rationalized operating structure to provide it with flexibility to respond to this recovery. Based on its strong backlog and the inherent geographical mix in which it operates, FMCTI’s international surface business delivered strong results in 2016. However, FMCTI experienced competitive pricing pressure throughout 2016 in these international markets, and FMCTI expects this to negatively impact future margins into 2017.

Consolidated Results of Operations—Years ended December 31, 2016 and 2015

	Year Ended December 31,		Change
	2016	2015	2016 vs. 2015
	(In millions, except percentages)
Revenue	$4,542.3	$6,362.7	$(1,820.4)	(29)%
Costs and expenses:
Cost of sales	3,528.1	4,894.8	(1,366.7)	(28)
Selling, general and administrative expense	581.7	624.8	(43.1)	(7)
Research and development expense	114.1	135.3	(21.2)	(16)
Restructuring and impairment expense	92.9	112.2	(19.3)	(17)
Merger transaction and integration costs	45.2	3.5	41.7	1,191

Total costs and expenses	4,362.0	5,770.6	(1,408.6)	(24)
Gain on disposition of business, net	6.4	—	6.4 *
Other income (expense), net	(30.1)	(57.2)	27.1 *
Net interest expense	(30.0)	(32.3)	2.3	7

Income before income taxes	126.6	502.6	(376.0)	(75)
Provision for income taxes	79.5	107.8	(28.3)	(26)

Income from continuing operations	47.1	394.8	(347.7)	(88)
Income (loss) from discontinued operations, net of income taxes	(10.1)	—	(10.1)	*

Net income	37.0	394.8	(357.8)	(91)
Less: net (income) loss attributable to noncontrolling interests	1.4	(1.7)	3.1	182

Net income attributable to FMC Technologies, Inc.	$38.4	$393.1	$(354.7)	(90)%

*	Not meaningful

2016 Compared With 2015

Revenue decreased by $1,820.4 million in 2016 compared to the prior year. Revenue in 2016 included an $88.7 million unfavorable impact of foreign currency translation. In Subsea Technologies, revenue is primarily impacted by the amount of beginning backlog entering the year, the pace of backlog conversion and the orders received during the year. Revenue decreased across all subsea regions primarily due to lower inbound orders achieved during 2015 that affected the backlog coming into the current year and lower subsea service revenue year-over-year. Additionally, the decrease in revenue was attributable to lower sales volumes in FMCTI’s Schilling Robotics and Multi Phase Meters businesses as a result of lower market activity. Surface Technologies posted lower revenue primarily driven by lower market activity in North America which decreased demand for FMCTI’s well service pumps and flowline products in FMCTI’s fluid control business and conventional wellheads in its surface integrated services business.

Gross profit (revenue less cost of sales) decreased as a percentage of sales to 22.3% in 2016 from 23.1% in the prior year. The decrease in gross profit as a percentage of sales was primarily due to lower market activity in North America which decreased sales volumes in FMCTI’s surface integrated services business and decreased sales volumes for its well service pumps and flowline products in its fluid control business. The decrease in gross profit as a percentage of sales was partially offset by higher margin project backlog conversion in FMCTI’s Western Region and Asia Pacific subsea business and lower excess and obsolescence inventory charges in its surface integrated services, fluid control and measurement solutions businesses in 2016.

Selling, general and administrative expense decreased by $43.1 million year-over-year, driven by lower headcount across all reporting segments, foreign currency translation and decreased sales commissions.

Restructuring and impairment expense decreased by $19.3 million year-over-year, driven by lower impairment charges taken in 2016 when compared to the prior year. In 2016 FMCTI recorded impairment charges of $42.6 million primarily due to the impairment of tangible and intangible assets in its U.S. and Canadian surface integrated services businesses related to the downturn in the energy market in the U.S. and the related sale of its wireline business in Canada, respectively. In 2015 FMCTI recorded impairment expenses of $66.5 million primarily due to the impairment of tangible and intangible assets in its Canadian surface integrated services business related to the downturn in the energy market in Canada. Additionally, FMCTI recorded restructuring expenses of $50.3 million and $45.7 million during 2016 and 2015, respectively, as a result of its company-wide reduction in workforce and facility consolidation that began in 2015.

Merger transaction and integration costs of $45.2 million incurred during 2016 were due to the merger of FMCTI and Technip. Refer to “Merger of FMC Technologies and Technip” for further information related to the business combination.

Other income (expense), net, primarily reflects foreign currency gains and losses. The decrease in other income (expense), net from 2015 to 2016 is primarily related to the devaluation of the Angolan new kwanza in 2015.

FMCTI’s provision for income taxes reflected an effective tax rate of 62.1% and 21.5% in 2016 and 2015, respectively. The increase in FMCTI’s effective tax rate in 2016 from 2015 was primarily due to an increase in the valuation allowance on deferred tax assets related to intercompany interest costs in Norway, partially offset by a favorable change in mix of earnings. FMCTI’s effective tax rate can fluctuate depending on its country mix of earnings, since its foreign earnings are generally subject to lower tax rates than in the United States. In certain jurisdictions, primarily Singapore and Malaysia, FMCTI’s tax rate is significantly less than the relevant statutory rate due to tax holidays which are set to expire after 2018 in Singapore and 2017 and 2020 in Malaysia. The difference between the effective tax rate and the statutory U.S. federal income tax rate primarily related to differing foreign and state tax rates.

FMCTI recorded a $10.1 million loss, net of income taxes, from discontinued operations in 2016. In 2007, the Algerian Tax Authority issued a notice of tax assessment against SOFEC Floating Systems, Inc. (“SOFEC”) for calendar years 2003 through 2006. SOFEC, a former wholly owned subsidiary of FMCTI, issued a protest in 2009 in response to the assessment, and during 2016, FMCTI was notified the tax assessment protest was officially rejected. During the period assessed, SOFEC engaged in a multi-year supply and installation project for Sonatrach, Algeria’s national oil company.

Operating Results of Business Segments—Years ended December 31, 2016 and 2015

Segment operating profit is defined as total segment revenue less segment operating expenses. The following items have been excluded in computing segment operating profit: corporate staff expense, net interest income (expense) associated with corporate debt facilities, income taxes, stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMCTI reports its results of operations in U.S. dollars; however, its earnings are generated in various currencies worldwide. For example, FMCTI generates a significant amount of revenue, and incurs a significant amount of costs, in Norwegian krone, Brazilian real, Singapore dollar, Malaysian ringgit, British pound, Angolan new kwanza and the euro. In order to provide worldwide consolidated results, the earnings of subsidiaries functioning in their local currencies are translated into U.S. dollars based upon the average exchange rate during the period. While the U.S. dollar results reported reflect the actual economics of the period reported upon, the variances from prior periods include the impact of translating earnings at different rates.

Subsea Technologies

	Year Ended December 31,		Change
	2016	2015	2016 vs. 2015
	(In millions, except %)
Revenue	$3,314.0	$4,509.0	$(1,195.0)	(27)%
Operating profit	$430.4	$630.2	$(199.8)	(32)%
Operating profit as a percent of revenue	13.0%	14.0%	(1.0	) pts.

2016 Compared With 2015

Subsea Technologies’ revenue decreased $1,195.0 million in 2016 compared to the prior year. Revenue for 2016 included a $58.6 million unfavorable impact of foreign currency translation. Subsea Technologies revenue is primarily impacted by the amount of beginning backlog entering the year, the pace of backlog conversion and the orders received during the year. Revenue decreased across all subsea regions primarily due to lower inbound orders achieved during 2015 that affected the backlog coming into the current year and lower subsea service revenue year-over-year. Additionally, the decrease in revenue was attributable to lower sales volumes in FMCTI’s Schilling Robotics and Multi Phase Meters businesses as a result of lower market activity.

Subsea Technologies’ operating profit totaled $430.4 million, or 13.0% of revenue, in 2016, compared to the prior-year’s operating profit as a percentage of revenue of 14.0%. The margin decline was primarily driven by the following:

•	Subsea Systems—0.2 percentage point decrease due to losses from equity earnings in affiliates related to FMCTI’s FTO Services and Forsys Subsea joint ventures, partially offset by higher margin project backlog conversion in its Western Region and Asia Pacific subsea business and lower restructuring and severance charges recorded in 2016; and

•	Schilling Robotics and Multi Phase Meters—0.8 percentage point decrease due to the decline in crude oil price and its related effect on market activity in 2016.

Subsea Technologies’ operating profit in 2016 included a $4.8 million unfavorable impact of foreign currency translation and $39.4 million in impairment, restructuring and other severance charges. Subsea Technologies’ operating profit in 2015 included $49.7 million in impairment, restructuring and other severance charges.

Surface Technologies

	Year Ended December 31,		Change
	2016	2015	2016 vs. 2015
	(In millions, except %)
Revenue	$935.3	$1,487.6	$(552.3)	(37)%
Operating profit	$(69.2)	$60.6	$(129.8)	(214)%
Operating profit as a percent of revenue	(7.4)%	4.1%	(11.5	) pts.

2016 Compared With 2015

Surface Technologies’ revenue decreased $552.3 million in 2016 compared to the prior year. Revenue decreased in all of FMCTI’s Surface Technologies businesses year-over-year. The decrease in revenue was primarily driven by lower market activity in North America which decreased demand for FMCTI’s well service pumps and flowline products in its fluid control business and conventional wellheads in its surface integrated services business. Additionally, the revenue decrease in FMCTI’s surface integrated services business was also attributable to the divestiture of its wireline business during the second quarter of 2016. Foreign currency translation unfavorably impacted Surface Technologies revenue by $28.8 million in 2016.

Surface Technologies’ operating loss totaled $69.2 million, or (7.4)% of revenue, in 2016, compared to the prior-year’s operating profit as a percentage of revenue of 4.1%. The margin decline was primarily driven by the following:

•	Surface Integrated Services—10.3 percentage point decrease due to $22.2 million in restructuring and other severance charges and lower market activity in North America, partially offset by lower impairment charges taken in 2016; and

•	Fluid Control—2.1 percentage point decrease due to decreased sales volumes for FMCTI’s well service pumps and flowline products resulting from lower activity in the North American shale markets.

Surface Technologies’ operating loss in 2016 included a $3.6 million unfavorable impact of foreign currency translation, $65.7 million in impairment, restructuring and other severance charges, and $14.7 million in excess and obsolescence inventory charges. Surface Technologies’ operating profit in 2015 included $73.7 million in impairment, restructuring and other severance charges, and $41.1 million in excess and obsolescence inventory charges.

Energy Infrastructure

	Year Ended December 31,		Change
	2016	2015	2016 vs. 2015
	(In millions, except %)
Revenue	$316.9	$395.4	$(78.5)	(20)%
Operating profit	$2.9	$3.2	$(0.3)	(9)%
Operating profit as a percent of revenue	0.9%	0.8%	0.1	pts.

2016 Compared With 2015

Energy Infrastructure’s revenue decreased $78.5 million in 2016 compared to the prior year. The decrease in revenue was due to lower sales volumes primarily in FMCTI’s measurement solutions business driven by the continued reduction in market activity in 2016. Foreign currency translation unfavorably impacted revenue by $1.9 million in 2016.

Energy Infrastructure’s operating profit totaled $2.9 million, or 0.9% of revenue, in 2016, compared to the prior-year’s operating profit as a percentage of revenue of 0.8%. The margin improvement was primarily driven by the following:

•	Measurement Solutions—2.6 percentage point increase due to lower restructuring charges and inventory write-downs in 2016; and

•	Loading Systems—2.1 percentage point decrease due to lower sales volumes and restructuring costs taken in 2016.

Energy Infrastructure’s operating profit in 2016 included $3.4 million in restructuring and other severance charges and $0.8 million in excess and obsolescence inventory charges. Energy Infrastructure’s operating profit in 2015 included $8.5 million in restructuring and other severance charges and $7.4 million in excess and obsolescence inventory charges.

Corporate Items

	Year Ended December 31,		Change
	2016	2015	2016 vs. 2015
	(In millions, except %)
Corporate expense	$(57.3)	$(60.2)	$2.9	5%
Other revenue and other (expense), net	(149.0)	(100.8)	(48.2)	(48)%
Net interest expense	(30.0)	(32.3)	2.3	7%

Total corporate items	$(236.3)	$(193.3)	$(43.0)	(22)%

2016 Compared With 2015

FMCTI’s corporate items reduced earnings by $236.3 million in 2016, compared to $193.3 million in 2015. The year-over-year increase primarily reflected the following:

•	unfavorable variance of $41.7 million related to business combination transaction and integration costs related to the merger with Technip;

•	unfavorable variance of $23.8 million related to transition and facility consolidation costs;

•	unfavorable variance of $10.6 million related to corporate restructuring and impairment expenses; and a

•	favorable variance of $25.0 million associated with foreign currency gains and losses.

Inbound Orders and Order Backlog

Inbound orders—Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

	Inbound Orders Year Ended December 31,
	2016	2015
	(In millions)
Subsea Technologies	$1,650.5	$3,102.7
Surface Technologies	835.9	1,289.8
Energy Infrastructure	232.3	379.3
Intercompany eliminations and other	(23.5)	(17.3)

Total inbound orders	$2,695.2	$4,754.5

Order backlog—Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date. Foreign currency translation positively affected backlog by $140.0 million and negatively affected backlog by $655.6 million for the years ended December 31, 2016 and 2015, respectively.

	Order Backlog December 31,
	2016	2015
	(In millions)
Subsea Technologies	$2,241.7	$3,761.8
Surface Technologies	329.3	432.8
Energy Infrastructure	79.8	163.9
Intercompany eliminations	(2.3)	(2.9)

Total order backlog	$2,648.5	$4,355.6

Subsea Technologies. Order backlog at December 31, 2016, decreased by $1.5 billion compared to December 31, 2015, primarily due to lower inbound orders during 2016. Subsea Technologies backlog of $2.2 billion at December 31, 2016, was composed of various subsea projects, including BP’s Shah Deniz Stage 2; Petrobras’ pre-salt tree and manifold award; Shell’s Appomattox; Statoil’s Johan Sverdrup Phase 1; Total’s Egina; and Woodside’s Greater Western Flank Phase 2. The above listed projects represented 44% of FMCTI’s Subsea Technologies backlog as of December 31, 2016. FMCTI expects to convert approximately 60% to 65% of December 31, 2016 backlog into revenue during 2017.

Surface Technologies. Order backlog at December 31, 2016 decreased by $103.5 million compared to December 31, 2015. The decrease in backlog was due to lower inbound orders primarily in FMCTI’s surface international business during 2016. FMCTI expects to convert substantially all December 31, 2016 backlog into revenue into 2017.

Liquidity and Capital Resources

Substantially all of FMCTI’s cash balances are held outside the United States and are generally used to meet the liquidity needs of its non-U.S. operations. Most of its cash held outside the United States could be repatriated to the United States, but under current law, any such repatriation would be subject to U.S. federal income tax, as adjusted for applicable foreign tax credits. FMCTI has provided for U.S. federal income taxes on undistributed foreign earnings where it has determined that such earnings are not indefinitely reinvested.

FMCTI expects to meet the continuing funding requirements of its U.S. operations with cash generated by such U.S. operations, cash from earnings generated by non-U.S. operations that are not indefinitely reinvested and its existing revolving credit facility. If cash held by non-U.S. operations is required for funding operations in the United States, and if U.S. tax has not previously been provided on the earnings of such operations, FMCTI would make a provision for additional U.S. tax in connection with repatriating this cash, which may be material to its cash flows and results of operations.

Net Debt—Net debt, or net cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate FMCTI’s capital structure and financial leverage. FMCTI believes net debt, or net cash, is a meaningful financial measure that may assist investors in understanding its financial condition and recognizing underlying trends in its capital structure. Net (debt) cash should not be considered as an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with GAAP or as an indicator of FMCTI’s operating performance or liquidity.

The following is a reconciliation of FMCTI’s cash and cash equivalents to net (debt) cash for the periods presented.

	December 31, 2016	December 31, 2015
	(In millions)
Cash and cash equivalents	$1,015.9	$916.2
Short-term debt and current portion of long-term debt	(317.3)	(21.9)
Long-term debt, less current portion	(908.1)	(1,134.1)

Net debt	$(209.5)	$(239.8)

The change in FMCTI’s net debt position was primarily due to cash-generated income from operations and proceeds from the disposition of businesses, partially offset by capital expenditures, treasury stock repurchases, negative changes in FMCTI’s working capital position from operations, investments in Angolan bonds and cash requirements to fund its joint ventures.

Cash Flows

Cash flows for each of the years in the three-year period ended December 31, 2016, were as follows:

	Year Ended December 31,
	2016	2015
	(In millions)
Cash provided by operating activities	$273.2	$932.6
Cash required by investing activities	(192.3)	(275.2)
Cash provided (required) by financing activities	0.5	(345.8)
Effect of exchange rate changes on cash and cash equivalents	18.3	(34.2)

Increase in cash and cash equivalents	$99.7	$277.4

Operating cash flows—During 2016, FMCTI generated $273.2 million in cash flows from operating activities, which represented a $659.4 million decrease compared 2015. The year-over-year decrease in 2016 was due to a negative change in FMCTI’s working capital position driven by its portfolio of projects and lower cash-generated income during the year. FMCTI’s working capital balances can vary significantly depending on the payment terms and timing on key contracts.

Investing cash flows—FMCTI’s cash requirements for investing activities in 2016 were $192.3 million, primarily reflecting cash required by its capital expenditure program of $118.1 million during 2016 related to continued investments in its subsea equipment business, $60.0 million related to the purchase of Angolan bonds which were classified as held-to-maturity investments and $57.8 million in investments in its Forsys Subsea and FTO Services joint ventures, partially offset by $35.5 million in proceeds related to the dispositions of businesses.

FMCTI’s cash requirements for investing activities in 2015 were $275.2 million, primarily reflecting cash required by its capital expenditure program of $250.8 million during 2015 related to continued investments in service asset primarily in its Subsea Technologies segment and $34.5 million in investments in its Forsys Subsea and FTO Services joint ventures.

Financing cash flows—Cash generated by financing activities was $0.5 million in 2016. The increase in cash generated from financing activities from the prior year was due to an increase in FMCTI’s commercial paper position and lower repurchases of its common stock during 2016. Pursuant to the business combination agreement executed by FMCTI and Technip related to the merger, repurchases of common stock were suspended during the period prior to the close of the merger.

Debt and Liquidity

Total borrowings at December 31, 2016 and 2015, comprised the following:

	December 31,
	2016	2015
	(In millions)
Revolving credit facility	$—	$—
Commercial paper	410.1	337.2
2.00% Notes due 2017	299.6	299.1
3.45% Notes due 2022	497.9	497.5
Term loan	—	15.6
Foreign uncommitted credit facilities	17.4	5.9
Property financing	0.3	0.7

Total borrowings	$1,225.3	$1,156.0

Credit Facilities—On September 24, 2015, FMCTI entered into a new $2.0 billion revolving credit agreement (“credit agreement”) with Wells Fargo Bank, National Association, as Administrative Agent. The credit agreement is a five-year, revolving credit facility expiring in September 2020. Subject to certain conditions, at FMCTI’s request the aggregate commitments under the credit agreement may be increased by an additional $500 million.

Borrowings under the credit agreement bear interest at the highest of three base rates or the London interbank offered rate (“LIBOR”), at FMCTI’s option, plus an applicable margin. Depending on FMCTI’s senior unsecured credit rating, the applicable margin for revolving loans varies (i) in the case of LIBOR loans, from 1.00% to 1.75% and (ii) in the case of base rate loans, from 0.00% to 0.75%.

In connection with the new credit agreement, FMCTI terminated its previously existing $1.5 billion five-year, revolving credit agreement.

The following is a summary of FMCTI’s revolving credit facility at December 31, 2016:

Description	Amount	Debt Outstanding	Commercial Paper Outstanding(a)	Letters of Credit	Unused Capacity	Maturity
	(In millions)
Five-year revolving credit facility	$2,000.0	$—	$410.1	$—	$1,589.9	September 2020

(a)	Under its commercial paper program, FMCTI has the ability to access up to $1.5 billion of financing through its commercial paper dealers. FMCTI’s available capacity under its revolving credit facility is reduced by any outstanding commercial paper.

Committed credit available under FMCTI’s revolving credit facility provides the ability to issue its commercial paper obligations on a long-term basis. FMCTI had $410.1 million of commercial paper issued under its facility at December 31, 2016. As it had both the ability and intent to refinance these obligations on a long-term basis, FMCTI’s commercial paper borrowings were classified as long-term in the accompanying consolidated balance sheet at December 31, 2016.

Among other restrictions, the terms of the credit agreement include negative covenants related to liens and FMCTI’s total capitalization ratio. As of December 31, 2016, FMCTI was in compliance with all restrictive covenants under its revolving credit facility.

On January 12, 2017, FMCTI and Technip Eurocash SNC (the “Borrowers”) entered into a $2.5 billion five-year unsecured revolving credit facility agreement (“facility agreement”) with JPMorgan Chase Bank, National Association, as agent and arranger, SG Americas Securities LLC as an arranger, and the lenders party thereto. The agreement provides that FMCTI would act as initial guarantor and TechnipFMC would accede as an additional borrower and an additional guarantor following the consummation of the business combination between FMCTI and Technip.

The facility agreement provides for the establishment of a multicurrency, revolving credit facility, which includes a $1.5 billion letter of credit subfacility. Subject to certain conditions, the Borrowers may request the aggregate commitments under the facility agreement be increased by an additional $500 million. The facility agreement expires in January 2022. The facility agreement contains usual and customary covenants, representations and warranties and events of default for credit facilities of this type, including financial covenants. FMCTI’s previously existing $2.0 billion five-year revolving credit agreement was terminated upon availability of the facility agreement. Refer to Note 25 to FMCTI’s consolidated financial statements for the year ended December 31, 2016 for additional information related to the facility agreement.

Senior Notes—On September 21, 2012, FMCTI completed the public offering of $300.0 million aggregate principal amount of 2.00% senior notes due October 2017 and $500.0 million aggregate principal amount of 3.45% senior notes due October 2022 (collectively, the “Senior Notes”). Interest on the Senior Notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2013. Net proceeds from the offering of $793.8 million were used for the repayment of outstanding commercial paper and indebtedness under FMCTI’s revolving credit facility. Refer to Note 11 to the consolidated financial statements for the year ended December 31, 2016 for additional information related to the Senior Notes.

Contractual Obligations

The following is a summary of FMCTI’s contractual obligations at December 31, 2016:

	Payments Due by Period
Contractual obligations	Total payments	Less than 1 year	1-3 years	3-5 years	After 5 years
	(In millions)
Long-term debt(a)	$1,207.9	$299.8	$410.2	$—	$497.9
Short-term debt	17.4	17.4	—	—	—
Interest on long-term debt(a)	109.6	23.3	34.5	34.5	17.3
Operating leases(b)	381.8	80.4	120.3	79.6	101.5
Purchase obligations(c)	508.6	435.0	73.5	0.1	—
Pension and other post-retirement benefits(d)	9.5	9.5	—	—	—
Unrecognized tax benefits(e)	50.2	50.2	—	—	—

Total contractual obligations	$2,285.0	$915.6	$638.5	$114.2	$616.7

(a)	FMCTI’s available long-term debt is dependent upon its compliance with covenants, including negative covenants related to liens and its total capitalization ratio. Any violation of covenants or other events of default, which are not waived or cured, or changes in FMCTI’s credit rating could have a material impact on its ability to maintain its committed financing arrangements. Refer to “Liquidity and Capital Resources” for information related to FMCTI’s entrance into a new $2.5 billion five-year unsecured revolving credit facility agreement on January 12, 2017.

Due to FMCTI’s intent and ability to refinance commercial paper obligations on a long-term basis under its revolving credit facility and the variable interest rates associated with these debt instruments, only interest on its Senior Notes is included in the table. During 2016, FMCTI paid $33.9 million for interest charges, net of interest capitalized.

(b)	In 2014 FMCTI entered into construction and operating lease agreements to finance the construction of manufacturing and office facilities located in Houston, TX. In January 2016, construction of the facilities was completed and rental payments under the operating lease commenced. Upon expiration of the lease term in September 2021, FMCTI has the option to renew the lease, purchase the facilities or re-market the facilities on behalf of the lessor, including certain guarantees of residual value under the re-marketing option.
(c)	In the normal course of business, FMCTI enters into agreements with its suppliers to purchase raw materials or services. These agreements include a requirement that FMCTI’s supplier provide products or services to FMCTI’s specifications and require FMCTI to make a firm purchase commitment to the supplier. As substantially all of these commitments are associated with purchases made to fulfill FMCTI’s customers’ orders, the costs associated with these agreements will ultimately be reflected in cost of sales on the consolidated statements of income.
(d)	FMCTI expects to contribute approximately $9.5 million to its international pension plans, representing primarily the U.K. and Norway qualified pension plans, in 2017. FMCTI does not expect to make any contributions to its U.S. Qualified Pension Plan or its U.S. Non-Qualified Defined Benefit Pension Plan in 2017. Required contributions for future years depend on factors that cannot be determined at this time.
(e)	It is reasonably possible that $50.2 million of liabilities for unrecognized tax benefits will be settled during 2017, and this amount is reflected in income taxes payable in FMCTI’s consolidated balance sheet as of December 31, 2016. Although unrecognized tax benefits are not contractual obligations, they are presented in this table because they represent demands on FMCTI’s liquidity.

Other Off-Balance Sheet Arrangements

The following is a summary of other off-balance sheet arrangements at December 31, 2016:

	Amount of Commitment Expiration per Period
Other off-balance sheet arrangements	Total amount	Less than 1 year	1-3 years	3-5 years	After 5 years
	(In millions)
Letters of credit and bank guarantees(a)	$643.9	$212.2	$357.5	$1.6	$72.6
Surety bonds(a)	5.7	5.1	—	—	0.6

Total other off-balance sheet arrangements	$649.6	$217.3	$357.5	$1.6	$73.2

(a)	As collateral for FMCTI’s performance on certain sales contracts or as part of its agreements with insurance companies, FMCTI is liable under letters of credit, surety bonds and other bank guarantees. Its ability to generate revenue from certain contracts is dependent upon its ability to obtain these off-balance sheet financial instruments. These off-balance sheet financial instruments may be renewed, revised or released based on changes in the underlying commitment. Historically, FMCTI’s commercial commitments have not been drawn upon to a material extent; consequently, management believes it is not reasonably likely there will be material claims against these commitments. However, should these financial instruments become unavailable to FMCTI, its operations and liquidity could be negatively impacted.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates, judgments and assumptions about future events that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenue and expenses during the periods presented and the related disclosures in the accompanying notes to the financial statements. Management has reviewed these critical accounting estimates with the Audit Committee of FMCTI’s Board of Directors. FMCTI believes the following critical accounting estimates used in preparing its financial statements address all important accounting areas where the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change. See Note 1 to FMCTI’s consolidated financial statements for the year ended December 31, 2016 for a description of its significant accounting policies.

Percentage of Completion Method of Accounting

FMCTI recognizes revenue on construction-type manufacturing projects using the percentage of completion method of accounting whereby revenue is recognized as work progresses on each contract. There are several acceptable methods under U.S. generally accepted accounting principles of measuring progress toward completion. Most frequently, FMCTI uses the ratio of costs incurred to date to total estimated contract costs at completion to measure progress toward completion.

FMCTI executes contracts with its customers that clearly describe the equipment, systems and/or services that it will provide and the amount of consideration it will receive. After analyzing the drawings and specifications of the contract requirements, FMCTI’s project engineers estimate total contract costs based on their experience with similar projects and then adjust these estimates for specific risks associated with each project, such as technical risks associated with a new design. Costs associated with specific risks are estimated by assessing the probability that conditions arising from these specific risks will affect the total cost to complete the project. After work on a project begins, assumptions that form the basis for the calculation of total project cost are examined on a regular basis and the estimates are updated to reflect the most current information and management’s best judgment.

Revenue recognized using the percentage of completion method of accounting was approximately 62% and 60% of total revenue recognized for the years ended December 31, 2016 and 2015, respectively. A significant portion of FMCTI’s total revenue recognized under the percentage of completion method of accounting relates to its Subsea Technologies segment, primarily for subsea exploration and production equipment projects that involve the design, engineering, manufacturing and assembly of complex, customer-specific systems. The systems are not entirely built from standard bills of material and typically require extended periods of time to design and construct.

Total estimated contract cost affects both the revenue recognized in a period as well as the reported profit or loss on a project. The determination of profit or loss on a contract requires consideration of contract revenue, change orders and claims, less costs incurred to date and estimated costs to complete. Profits are recognized based on the estimated project profit multiplied by the percentage complete. Adjustments to estimates of contract revenue, total contract cost, or extent of progress toward completion are often required as work progresses under the contract and as experience is gained, even though the scope of work required under the contract may not change. The nature of accounting for contracts under the percentage of completion method of accounting is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process. Consequently, the amount of revenue recognized using the percentage of completion method of accounting is sensitive to changes in FMCTI’s estimates of total contract costs. For each contract in progress at December 31, 2016, a 1% increase or decrease in the estimated margin earned on each contract would have increased or decreased total revenue and pre-tax income by $23.2 million for the year ended December 31, 2016.

The total estimated contract cost in the percentage of completion method of accounting is a critical accounting estimate because it can materially affect revenue and profit and requires FMCTI to make judgments about matters that are uncertain. There are many factors, including, but not limited to, the ability to properly execute the engineering and designing phases consistent with FMCTI’s customers’ expectations, the availability and costs of labor and material resources, productivity and weather, that can affect the accuracy of FMCTI’s cost estimates, and ultimately, its future profitability. In the past, FMCTI has realized both lower and higher than expected margins and have incurred losses as a result of unforeseen changes in its project costs; however, historically, its estimates have been reasonably dependable regarding the recognition of revenue and profit on contracts using the percentage of completion method of accounting.

Inventory Valuation

Inventory is recorded at the lower of cost or market. FMCTI evaluates the components of inventory on a regular basis for excess and obsolescence. FMCTI records the decline in the carrying value of estimated excess or obsolete inventory as a reduction of inventory and as an expense included in cost of sales in the period in which it is identified. FMCTI’s estimate of excess and obsolete inventory is a critical accounting estimate because it is highly susceptible to change from period to period. In addition, the estimate requires management to make judgments about the future demand for inventory.

In order to quantify excess or obsolete inventory, FMCTI begins by preparing a candidate listing of the components of inventory that have a quantity on hand in excess of usage within the most recent two-year period. The list is reviewed with sales, engineering, production and materials management personnel to determine whether the list of potential excess or obsolete inventory items is accurate. As part of this evaluation, management considers whether there has been a change in the market for finished goods, whether there will be future demand for on-hand inventory items and whether there are components of inventory that incorporate obsolete technology. Finally, an assessment is made of FMCTI’s historical usage of inventory previously written off as excess or obsolete, and a further adjustment to the estimate is made based on this historical experience. As a result, FMCTI’s estimate of excess or obsolete inventory is sensitive to changes in assumptions about future usage of inventory. Factors that could materially impact FMCTI’s estimate include changes in crude oil prices and its effect on the longevity of the current industry downturn, which would impact the demand for its products and services, as well as changes in the pattern of demand for the products that it offers. FMCTI believes its inventory valuation reserve is adequate to properly value potential excess and obsolete inventory as of December 31, 2016, however, any significant changes to the factors mentioned above could lead its estimate to change. Refer to Note 7 to the consolidated financial statements for the year ended December 31, 2016 for additional information related to inventory valuation adjustments recorded during 2015.

Impairment of Long-Lived and Intangible Assets

Long-lived assets, including property, plant and equipment, identifiable intangible assets being amortized and capitalized software costs are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the long-lived asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. The determination of future cash flows as well as the estimated fair value of long-lived assets involves significant estimates on the part of management. Because there usually is a lack of quoted market prices for long-lived assets, fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future productivity of the asset, operating costs and capital decisions and all available information at the date of review. During 2016, FMCTI identified various assets whose carrying values were impaired due to the downturn in the oilfield services industry, driven by the decline in crude oil prices. Refer to Note 5 to the consolidated financial statements for the year ended December 31, 2016 for additional information related to asset impairment charges recorded during 2016. If future market conditions deteriorate beyond current expectations and assumptions, additional impairments of long-lived assets may be identified if FMCTI concludes that the carrying amounts are no longer recoverable.

Impairment of Goodwill

Goodwill is not subject to amortization but is tested for impairment on an annual basis, or more frequently if impairment indicators arise. FMCTI has established October 31 as the date of its annual test for impairment of goodwill. Reporting units with goodwill are tested for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If after assessing the totality of events or circumstances, or based on management’s judgment, FMCTI determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a two-step quantitative impairment test is performed.

When using the two-step quantitative impairment test, determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. FMCTI estimates the fair value of its reporting units using a discounted future cash flow model. The majority of the estimates and assumptions used in a discounted future cash flow model involve unobservable inputs reflecting management’s own assumptions about the assumptions market participants would use in estimating the fair value of a business. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, discount rates and future economic and market conditions. FMCTI’s estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and do not reflect unanticipated events and circumstances that may occur.

At December 31, 2016, recorded goodwill of $54.7 million was associated with FMCTI’s separation systems reporting unit. The decline in crude oil prices and its related effect on customer capital spending has led to negative margins for separation systems in 2016. FMCTI’s estimate of fair value for the separation systems reporting unit relies on assumptions of lower oil and gas activity over the next few years with expected market recovery in 2019 for this business. To mitigate the impact of lower commodity prices, management is expanding the reporting unit’s existing product offering in both greenfield and brownfield applications by introducing differentiating technology and expanding the system and solutions business as a growth platform. Management is monitoring the overall market, specifically crude oil prices and changes in customer capital spending, and its effect on the estimates and assumptions used in the goodwill impairment test for separation systems, which may require re-evaluation and could result in an impairment of goodwill for this reporting unit.

During the first quarter of 2016, a goodwill impairment charge of $2.8 million related to FMCTI’s wireline operations in its U.S. surface integrated services reporting unit was recorded in its Surface Technologies segment as a result of the sale of assets associated with the U.S. and Canadian wireline operations. Refer to Note 5 to FMCTI’s consolidated financial statements for the year ended December 31, 2016 for additional information related to asset impairment charges recorded in 2016.

As part of management’s strategy to integrate FMCTI’s products and services in its Surface Technologies segment, the services of its completion services reporting unit became part of its U.S. and Canadian surface integrated services reporting units during the third quarter of 2015. A goodwill impairment charge of $8.4 million related to FMCTI’s Canadian surface integrated services reporting unit was recorded in FMCTI’s Surface Technologies segment during the third quarter of 2015 as a result of the continued deterioration in crude oil prices and its related effect on demand for services of the reporting unit. Refer to Note 5 to the consolidated financial statements for the year ended December 31, 2016 for additional information related to asset impairment charges recorded in 2015.

A lower fair value estimate in the future for any of FMCTI’s reporting units, specifically its U.S. surface integrated services and separation systems reporting units, could result in goodwill impairments. Factors that could trigger a lower fair value estimate include sustained price declines of the reporting unit’s products and services, cost increases, regulatory or political environment changes, changes in customer demand, and other changes in market conditions, which may affect certain market participant assumptions used in the discounted future cash flow model.

Accounting for Income Taxes

FMCTI’s income tax expense, deferred tax assets and liabilities, and reserves for uncertain tax positions reflect management’s best assessment of estimated future taxes to be paid. FMCTI is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgments and estimates are required in determining FMCTI’s consolidated income tax expense.

In determining its current income tax provision, FMCTI assesses temporary differences resulting from differing treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in the consolidated balance sheets. When FMCTI maintains deferred tax assets, FMCTI must assess the likelihood that these assets will be recovered through adjustments to future taxable income. To the extent FMCTI believes recovery is not likely, FMCTI establishes a valuation allowance. FMCTI records an allowance reducing the asset to a value it believes will be recoverable based on its expectation of future taxable income. FMCTI believes the accounting estimate related to the valuation allowance is a critical accounting estimate because it is highly susceptible to change from period to period, requires management to make assumptions about future income over the lives of the deferred tax assets, and finally, the impact of increasing or decreasing the valuation allowance is potentially material to FMCTI’s results of operations.

Forecasting future income requires FMCTI to use a significant amount of judgment. In estimating future income, FMCTI uses its internal operating budgets and long-range planning projections. FMCTI develops its budgets and long-range projections based on recent results, trends, economic and industry forecasts influencing its segments’ performance, its backlog, planned timing of new product launches and customer sales commitments. Significant changes in the expected realizability of a deferred tax asset would require that FMCTI adjust the valuation allowance applied against the gross value of its total deferred tax assets, resulting in a change to net income.

As of December 31, 2016, FMCTI believes that it is not more likely than not that it will generate future taxable income in certain foreign jurisdictions in which it has cumulative net operating losses and, therefore, FMCTI has provided a valuation allowance against the related deferred tax assets. As of December 31, 2016, FMCTI believes that it is more likely than not that it will have future taxable income in the United States to utilize its domestic deferred tax assets. Therefore, FMCTI has not provided a valuation allowance against any domestic deferred tax assets.

The need for a valuation allowance is sensitive to changes in FMCTI’s estimate of future taxable income. If FMCTI’s estimate of future taxable income was 25% lower than the estimate used, it would still generate sufficient taxable income to utilize such domestic deferred tax assets.

The calculation of FMCTI’s income tax expense involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions in which it operates. FMCTI recognizes tax benefits related to uncertain tax positions when, in its judgment, it is more likely than not that such positions will be sustained on examination, including resolutions of any related appeals or litigation, based on the technical merits. FMCTI adjusts its liabilities for uncertain tax positions when its judgment changes as a result of new information previously unavailable. Due to the complexity of some of these uncertainties, FMCTI’s ultimate resolution may result in payments that are materially different from the current estimates. Any such differences will be reflected as adjustments to income tax expense in the periods in which they are determined.

Accounting for Pension and Other Post-Retirement Benefit Plans

FMCTI’s pension and other post-retirement (health care and life insurance) obligations are described in Note 16 to its consolidated financial statements for the year ended December 31, 2016.

The determination of the projected benefit obligations of FMCTI’s pension and other post-retirement benefit plans are important to the recorded amounts of such obligations on its consolidated balance sheet and to the amount of pension expense in its consolidated statements of income. In order to measure the obligations and expense associated with FMCTI’s pension benefits, management must make a variety of estimates, including discount rates used to value certain liabilities, expected return on plan assets set aside to fund these costs, rate of compensation increase, employee turnover rates, retirement rates, mortality rates and other factors. FMCTI updates these estimates on an annual basis or more frequently upon the occurrence of significant events. These accounting estimates bear the risk of change due to the uncertainty and difficulty in estimating these measures. Different estimates used by management could result in FMCTI’s recognition of different amounts of expense over different periods of time.

Due to the specialized and statistical nature of these calculations which attempt to anticipate future events, FMCTI engages third-party specialists to assist management in evaluating FMCTI’s assumptions as well as appropriately measuring the costs and obligations associated with these pension benefits. The discount rate and expected long-term rate of return on plan assets are primarily based on investment yields available and the historical performance of FMCTI’s plan assets, respectively. These measures are critical accounting estimates because they are subject to management’s judgment and can materially affect net income.

The discount rate affects the interest cost component of net periodic pension cost and the calculation of the projected benefit obligation. The discount rate is based on rates at which the pension benefit obligation could be effectively settled on a present value basis. Discount rates are derived by identifying a theoretical settlement portfolio of long-term, high quality (“AA” rated) corporate bonds at FMCTI’s determination date that is sufficient to provide for the projected pension benefit payments. A single discount rate is determined that results in a discounted value of the pension benefit payments that equate to the market value of the selected bonds. The resulting discount rate is reflective of both the current interest rate environment and the pension’s distinct liability characteristics. Significant changes in the discount rate, such as those caused by changes in the yield curve, the mix of bonds available in the market, the duration of selected bonds and the timing of expected benefit payments, may result in volatility in FMCTI’s pension expense and pension liabilities.

The expected long-term rate of return on plan assets is a component of net periodic pension cost. FMCTI’s estimate of the expected long-term rate of return on plan assets is primarily based on the historical performance of plan assets, current market conditions, its asset allocation and long-term growth expectations. The difference between the expected return and the actual return on plan assets is amortized over the expected remaining service life of employees, resulting in a lag time between the market’s performance and its impact on plan results.

Holding other assumptions constant, the following table illustrates the sensitivity of changes in the discount rate and expected long-term return on plan assets on pension expense and the projected benefit obligation:

	Increase (Decrease) in 2016 Pension Expense Before Income Taxes	Increase (Decrease) in Projected Benefit Obligation at December 31, 2016
	(In millions, except basis points)
50 basis point decrease in discount rate	$9.3	$98.0
50 basis point increase in discount rate	$(8.6)	$(86.0)
50 basis point decrease in expected long-term rate of return on plan assets	$4.3
50 basis point increase in expected long-term rate of return on plan assets	$(4.3)

The actuarial assumptions and estimates made by management in determining FMCTI’s pension benefit obligations may materially differ from actual results as a result of changing market and economic conditions and changes in plan participant assumptions. While FMCTI believes the assumptions and estimates used are appropriate, differences in actual experience or changes in plan participant assumptions may materially affect its financial position or results of operations.

Other Matters

On March 28, 2016, FMCTI received an inquiry from the United States Department of Justice (“DOJ”) related to the DOJ’s investigation of whether certain services Unaoil S.A.M. provided to its clients, including FMCTI, violated the Foreign Corrupt Practices Act. FMCTI is cooperating with the DOJ’s inquiry and is conducting its own internal investigation.

FMCTI is involved in various pending or potential legal actions or disputes in the ordinary course of its business, and management is unable to predict the ultimate outcome of these actions because of their inherent uncertainty. However, management believes that the most probable, ultimate resolution of these matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows.

BUSINESS

See “Business” in Part I, Item 1 of TechnipFMC’s Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

The following table lists each of our directors and their respective ages and positions as of the date of this prospectus. The business address of all our directors and senior management is c/o TechnipFMC plc, One St Paul’s Churchyard, London, EC4M 8AP, United Kingdom.

Name	Age	Current Position and Date of First Appointment
Thierry Pilenko	60	Director and Executive Chairman (January 11, 2017)
Douglas J. Pferdehirt	54	Director and Chief Executive Officer (January 11, 2017)
Arnaud Caudoux	47	Director (January 16, 2017)
Pascal Colombani	72	Director (January 16, 2017)
Mari-Ange Debon	52	Director (January 16, 2017)
Eleazar de Carvalho Filho	60	Director (January 16, 2017)
Claire S. Farley	59	Director (January 16, 2017)
Didier Houssin	61	Director (January 16, 2017)
Peter Mellbye	68	Director (January 16, 2017)
John O’Leary	62	Director (January 16, 2017)
Richard A. Pattarozzi	74	Director (January 16, 2017)
Kay G. Priestly	62	Director (January 16, 2017)
Joseph Rinaldi	60	Director (January 16, 2017)
James M. Ringler	72	Director (January 16, 2017)

Other than Thierry Pilenko and Douglas J. Pferdehirt, who were appointed on January 11, 2017, each director was appointed on January 16, 2017.

Directors

Thierry Pilenko is Executive Chairman of the TechnipFMC board of directors (the “Board”). He joined Technip in 2007 as Chairman of the board and Chief Executive Officer, and prior to that was Chairman and Chief Executive Officer of Veritas DGC, a seismic services company based in Houston. Between 1998 and 2004, he served as President of Schlumberger GeoQuest in Houston and subsequently as Managing Director of SchlumbergerSema in Paris. Mr. Pilenko also served in a succession of management and executive roles with Schlumberger beginning in 1984, including several international positions in Europe, Africa, the Middle East, and Asia. Additionally, he currently serves on the board of directors of Rowan Companies plc and Trident Energy Management Limited and has served on the boards of Hercules Offshore, Inc., CGG Veritas, and Peugeot SA.

Douglas J. Pferdehirt is Chief Executive Officer of TechnipFMC and a member of the Board. He was previously President and Chief Executive Officer of FMC Technologies, and prior to joining FMC Technologies in 2012, spent 26 years at Schlumberger Limited in a succession of executive leadership positions including: Vice President of Corporate Development and Communications, President of Schlumberger’s Reservoir Production Group, Vice President Investor Relations and Communications, President North and South America Schlumberger, and Vice President of Oilfield Services U.S. Gulf of Mexico. Mr. Pferdehirt also serves on the board of directors of the American Heart Association.

Arnaud Caudoux joined the Board in 2017. He is currently Deputy Chief Executive Officer of Banque publique d’investissement, a French public investment bank (“Bpifrance”), in charge of the Finance, Risk Management, IT and Guarantee business line. He was formerly Chief Financial Officer and Member of the Executive Board of Bpifrance from 2013 to 2015, Deputy Chief Executive Officer of OSEO from 2008 to 2012, and Managing Director of OSEO Garantie (formerly Sofaris) from 2004 to 2008. From 2003 to 2004, Mr. Caudoux was Chief Credit Risk and IT Officer of Sofaris. Mr. Caudoux began his career in 1997 at Accenture as a consultant before joining A.T. Kearney in 2001.

Pascal Colombani joined the Board in 2017. Previously he was a member of the Technip board of directors since 2007. He is President of TII Strategies SASU, a consulting and investment company, and Senior Advisor at A.T. Kearney, a global management consulting firm. His career has been balanced between research and industry. He chaired the Supervisory Board of Areva until 2003 and was Chairman of Valeo SA from 2009 to 2016. Prior to that, he was Chairman and Chief Executive Officer of the French Atomic Energy Commission from 2000 until December 2002. From 1997 to 1999, Mr. Colombani served as Director of Technology at the French Ministry of Research. Prior to this, he spent almost 20 years at Schlumberger in various management positions in Europe, the United States, and Japan. He serves as Honorary Chairman of Valeo SA and is a member of the EMEA Advisory Board of JPMorgan Chase. In addition to his public directorships, Mr. Colombani is also a director of Siaci Saint Honoré and Noordzee Helikopters Vlaanderen, as well as a member of the French Academy of Technologies and Vice Chairman of the French National Strategic Council for Research. He is a prior board member of Alstom SA and Energy Solutions, Inc.

Marie-Ange Debon joined the Board in 2017. Previously she was a member of the Technip board of directors since 2010. She is Senior Executive Vice President of Suez Group, a global water and waste company, and Chief Executive Officer of the International Division since April 2013. She joined the Suez Group in 2008 and held the position of General Secretary in charge of legal and audit. In July 2003, Ms. Debon served as General Secretary of Thomson, and prior to that, was Deputy Chief Financial Officer from November 1998. Prior to Thomson, Ms. Debon served in various positions in both the public and private sectors, including as Senior Executive Vice President of France 3 from 1994 to 1998 and as Auditor and Special Advisor to the French Audit Commission (Cour des Comptes) from 1990 to 1994. She was a member of the Collège de l’Autorité des Marchés Financiers (the French Financial Market Authority) from 2008 to 2014. Ms. Debon currently also serves on the board of directors of Lydec SA.

Eleazar de Carvalho Filho joined the Board in 2017. Previously he was a member of the FMC Technologies board of directors since 2010. Mr. de Carvalho Filho has been a Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. since May 2009, and is also a Founding Partner of Sinfonia Consultoria Financeira e Participações Ltda. since August 2012, which are financial advisory and consulting firms. He served as Chief Executive Officer and Managing Partner of Unibanco Investment Bank, a Brazilian investment bank, from April 2008 to March 2009. Mr. de Carvalho Filho was a Consultant for BHP Billiton Metais S.A., a global natural resources company, from 2006 to 2011. He was a Founding Partner of Iposeira Capital Ltda., established in 2003, as well as STK Capital Gestora de Recursos Ltda., established in 2010, which are independent advisory and asset management companies. He currently also serves on the board of directors of Brookfield Renewable Partners L.P., Companhia Brasileira de Distribuicão—Grupo Pão de Acúcar ,and Cnova N.V. Mr. de Carvalho Filho also serves on the transitional board of directors of Oi S.A. and as Chairman of the Board of Trustees of the Brazilian Symphony Orchestra Foundation.

Claire S. Farley joined the Board in 2017. Previously she was a member of the FMC Technologies board of directors since 2009. Ms. Farley has been a Vice-Chairman in the Energy & Infrastructure business of KKR & Co. L.P., a global investment firm (“KKR”), since January 2016. She began her affiliation with KKR in September 2010 as a co-founder of RPM Energy, LLC, a privately-owned oil and gas exploration and development company, which partnered with KKR. Prior to founding RPM Energy, Ms. Farley was an Advisory Director at Jefferies Randall & Dewey, a global oil and gas industry advisor, and was Co-President of Jefferies Randall & Dewey from February 2005 to July 2008. Prior to that, Ms. Farley served as Chief Executive Officer of Randall & Dewey, an oil and gas asset transaction advisory firm, from September 2002 until February 2005, when Randall and Dewey became the Oil and Gas Investment Banking Group of Jefferies & Company. Ms. Farley has extensive oil and gas exploration expertise, holding several positions within Texaco from 1981 to 1999, including President of Worldwide Exploration and New Ventures, President of North American Production, and Chief Executive Officer of Hydro-Texaco, Inc. Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics Corporation from October 1999 to January 2001 and Trade-Ranger Inc. from January 2001 to May 2002. She currently also serves on the board of directors of Anadarko Petroleum

Corporation and LyondellBasell Industries B.V. She serves on the Board of Advisors of the Houston Nature Conservancy and is a prior board member of Encana Corporation.

Didier Houssin joined the Board in 2017. Previously he was a member of the Technip board of directors since 2016. Mr. Houssin is the Chairman and Chief Executive Officer of IFP Énergies Nouvelles, a research and training company in the fields of energy, transport, and the environment (“IFPEN”), a position he has held since April 2015. From December 2012 to April 2015, he was Director of Sustainable Energy Policy and Technology at the International Energy Agency (“IEA”). In this role, he was responsible for the development of low-carbon technologies and energy. From July 2007 to October 2012, he was Director of Energy Markets and Security at the IEA. In this role, he was responsible for analyzing energy markets, in particular oil, gas, electricity, and renewable energies, and overseeing security of supply. Before joining the IEA, Mr. Houssin gained broad experience in numerous positions both in the French Government and the private industrial sector. He was Managing Director of BRGM, the French Geological Survey, from 2004 to 2007, and served as Director of Energy and Mineral Resources at the French Ministry of Economy and Finance from 1997 to 2004. From 1987 to 1990, he was responsible for developing EU strategy at Total. From 1983 to 1987, he held international positions at the French Ministry of the Industry. Mr. Houssin currently also serves on the Board of CGG.

Peter Mellbye joined the Board in 2017. Previously he was a member of the FMC Technologies board of directors since 2013. Mr. Mellbye served as Executive Vice President, Development & Production, International, of Statoil ASA, an international oil and gas company, from January 2011 until his retirement in September 2012. He was Executive Vice President, Production & International Exploration of Statoil from August 2004 to January 2011. From 1992 to 2004, Mr. Mellbye was Statoil’s Executive Vice President, Natural Gas, and from 1990 to 1992, he served as Senior Vice President, Natural Gas. He joined Statoil in 1982 as Vice President, Gas Marketing, a position he held until 1990. Mr. Mellbye worked in the Norwegian Ministry of Trade and Industry from 1975 to 1979 before joining the Norwegian Trade Council, where he worked from 1979 to 1982. In addition to serving on our Board, Mr. Mellbye also serves as a director of the following non-public companies: Global LNG Services AS, Statkraft, Competentia, Half Wave AS, Altus Intervention (previously known as Qinterra Technologies, Oz, or Aker Well Service AS), Resoptima AS, and Wellesley Petroleum AS. He previously served on the board of directors of North Energy AS, a public company.

John O’Leary joined the Board in 2017. Previously he was a member of the Technip board of directors since 2007. Mr. O’Leary has served as the Chief Executive Officer of Strand Energy, a Dubai-based company specializing in business development in the oil and gas industry, since January 2007. From 2004 to 2006, he was a partner in Pareto Offshore ASA, a Norwegian consulting firm in the exploration/production sector. From 1998 to 2004, Mr. O’Leary served as President of Pride International, Inc., a company specialized in onshore and offshore drilling, which acquired his former company, Forasol Foramer. He previously served as Vice Chairman for Marketing for Forasol Foramer from 1990 to 1998, and prior to that, served as Development and Partnerships Manager from 1985 to 1989. He began his career as a trader in the Irish National Petroleum Corporation before joining Total as a drilling engineer in 1980. In addition to serving on our Board, Mr. O’Leary also serves on the supervisory boards of the following non-public companies: Jumbo Shipping and Huisman Equipment B.V. He previously served on the board of directors of Vantage Drilling International, a public company.

Richard A. Pattarozzi joined the Board in 2017. Previously he was a member of the FMC Technologies board of directors since 2002. Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. In April 1991, he was appointed General Manager of Shell’s Deepwater Production Division and in October 1991, General Manager of Shell’s Deepwater Exploration and Production Division. Mr. Pattarozzi is a member of the Board of Trustees of the Army War College Foundation and a prior board member of Global Industries, Ltd., Stone Energy Corporation, and Tidewater Inc.

Kay G. Priestly joined the Board in 2017. She previously served on the board of FMC Technologies since 2015. Ms. Priestly served as Chief Executive Officer of Turquoise Hill Resources Ltd., an international mining company focused on copper, gold, and coal in the Asia Pacific region, from May 2012 until her retirement in December 2014. She previously served as Chief Financial Officer of Rio Tinto Copper (a division of the Rio Tinto Group—Rio Tinto plc and Rio Tinto Limited), a global metal and mining corporation, from 2008 until her appointment as Chief Executive Officer of Turquoise Hill Resources in 2012. From 2006 to 2008, she was Vice President, Finance and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. Ms. Priestly served as Vice President, Risk Management and General Auditor for Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, from 2004 to 2006. She previously spent over 24 years with global professional services firm Arthur Andersen, where she provided tax, consulting, and mergers and acquisitions services to global companies across many industries, including energy, mining, manufacturing, and services. She is currently a board member of New Gold, Inc. and a prior board member of SouthGobi Resources Ltd., Turquoise Hill Resources, and Stone Energy Corporation.

Joseph Rinaldi joined the Board in 2017. Previously he was a member of the Technip board of directors since 2009. Mr. Rinaldi is the Managing Partner of Fennecourt Partners, LLC, an investment management and consulting firm. He is a retired partner in the international law firm of Davis Polk & Wardwell, where he advised on public and private takeovers, private equity transactions, mergers and acquisitions, corporate governance, and securities and corporate law, with particular focus on international matters. From 2002 to 2007 he was the senior partner in the Paris office of Davis Polk & Wardwell after joining it in 1984 and becoming a partner in 1990.

James M. Ringler joined the Board in 2017. Previously he was a member of the board of directors for FMC Technologies since 2001. Mr. Ringler has served as non-executive Chairman of the Board of Teradata Corporation, a provider of database software, data warehousing and analytics, since October 2007. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President, and Chief Executive Officer of Premark International, Inc. from October 1996 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. He is currently a director of Autoliv Inc., John Bean Technologies Corporation, Teradata Corporation, and DowDupont Inc. Mr. Ringler previously served on the board of directors of Ingredion Incorporation.

Board Composition and Election of Directors

Until the completion of TechnipFMC’s 2019 annual general meeting of stockholders, the Board will consist of 14 members and be composed as follows: (i) seven directors designated by FMCTI, six of whom will qualify as an “independent director” under the applicable rules of the NYSE, and (ii) seven directors designated by Technip, six of whom will qualify as an “independent director” under the applicable rules of the NYSE. Following TechnipFMC’s 2019 annual general meeting of stockholders, pursuant to the Articles, directors will be elected at the Company’s subsequent annual general meetings.

Committees of the Board of Directors

Our Board has four standing committees: an Audit Committee (the “Audit Committee”), a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), a Compensation Committee (the “Compensation Committee”) and a Strategy Committee (the “Strategy Committee”). Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be viewed on our website at www.technipfmc.com under the heading “Who we are > Governance.”

Audit Committee

Our Audit Committee consists of six directors: Marie-Ange Debon (Chair), Arnaud Caudoux, Eleazar de Carvalho Filho, Kay G. Priestly, Joseph Rinaldi and James M. Ringler. Marie-Ange Debon serves as its chairperson and meets the requirements of a “financial expert” under the rules of the SEC.

The Audit Committee is responsible for oversight of the financial management and control of the Company as well as oversight of the Company’s independent registered public accounting firm, who reports directly to the Audit Committee. The Audit Committee charter sets forth the responsibilities of the Audit Committee, which include:

•	monitoring the Company’s financial reporting process;

•	reviewing the Company’s consolidated financial statements and internal controls (including reporting structures) with management and the independent auditor;

•	monitoring the Company’s compliance with its internal accounting and control policies, as well as legal and regulatory requirements to the extent such compliance relates to the consolidated financial statements and financial disclosures;

•	selecting, subject to shareholder approval, the Company’s independent auditor, and reviewing the qualifications, independence, performance, and remuneration of such independent auditor;

•	reviewing the effectiveness and performance of the Company’s internal audit function;

•	reviewing the effectiveness of processes for reviewing and escalating financial-related allegations reported through the Company’s allegation hotline; and

•	performing such other functions as the Board may assign to the Audit Committee from time to time.

The Audit Committee meets as scheduled by its Chair to carry out the committee’s responsibilities. The Audit Committee comprises at least four directors, selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee, each of whom must be financially literate, as determined by the Board in its business judgment, and at least one of whom must qualify as a “financial expert” as defined by the applicable rules of the SEC. No member of the Audit Committee may be an affiliate of the Company or an employee or a person who receives any compensation from the Company, or any subsidiary thereof, other than fees paid for service as a director. While serving on the Audit Committee, each member shall, in the judgment of the Board, meet the independence and other requirements of the laws, rules, and regulations applicable to the Company, including the requirements of the SEC, NYSE, and Euronext.

Compensation Committee

Our Compensation Committee consists of four directors: James M. Ringler, John O’Leary, Richard A. Pattarozzi, and Joseph Rinaldi. Mr. Ringler serves as its chairperson. The principal duties of the Compensation Committee include:

•	reviewing, evaluating, and approving the agreements, plans, policies, and programs of the Company to compensate its independent directors, the Executive Chairman, the CEO, and other officers, as applicable;

•	consistent with equity plans approved by the Company’s shareholders, reviewing, evaluating, and approving all awards by the Company of equity securities or equity derivatives to executive officers of the Company and approving the number of equity securities or equity derivatives that the CEO is authorized to allocate to all other employees at his discretion;

•	reviewing the Compensation Discussion & Analysis to be included in the proxy statement for the Company’s annual general meeting of shareholders, as well as the description of the Company’s directors’ remuneration policy and the annual remuneration report, which form part of the Company’s annual report;

•	producing the Compensation Committee Report to be included in the Company’s proxy statement;

•	reviewing, evaluating, and approving the directors’ remuneration policy and the directors’ remuneration report;

•	otherwise discharging the Board’s responsibilities related to compensation of the Company’s executive officers and directors; and

•	performing such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee meets as scheduled by its Chair to carry out the committee’s responsibilities. The Compensation Committee comprises at least four directors, selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee, a majority of whom must satisfy certain enhanced membership requirements outlined in the Compensation Committee Charter. No member of the Compensation Committee may be an affiliate of the Company or an employee or a person who receives any compensation from the Company, or any subsidiary thereof, other than fees paid for service as a director. While serving on the Compensation Committee, each member shall, in the judgment of the Board, meet the independence and other requirements of the laws, rules, and regulations applicable to the Company, including the requirements of the SEC, NYSE, and Euronext.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of four directors: Peter Mellbye, Eleazar de Carvalho Filho, Didier Houssin, and Pascal Colombani. Mr. Mellbye serves as its chairperson.

The principal duties of the Nominating and Corporate Governance Committee include:

•	advising and making recommendations to the Board regarding appropriate corporate governance practices and assisting the Board in implementing those practices;

•	monitoring the development and implementation of the Company’s compliance program (including procedures for allegation reporting, investigation, and remediation) to ensure that the Company operates in compliance with the principles of ethical conduct and good governance;

•	reviewing the Company’s succession plans for the Executive Chairman, CEO, and other executive officers;

•	identifying individuals qualified to become members of the Board and recommending director nominees for election at the annual general meeting of shareholders or for appointment to fill vacancies on the Board;

•	recommending directors to serve on each committee of the Board and recommending the Lead Independent Director;

•	leading the Board in the annual performance evaluation of the Board and its committees; and

•	performing such other functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.

The Nominating and Corporate Governance Committee meets as scheduled by its Chair to carry out the committee’s responsibilities. The Nominating and Corporate Governance Committee comprises at least four directors, selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. No member of the Nominating and Corporate Governance Committee may be an affiliate of the Company or an employee or a person who receives any compensation from the Company, or any subsidiary thereof, other than fees paid for service as a director. While serving on the Nominating and Corporate Governance Committee, each member shall, in the judgment of the Board, meet the independence and other requirements of the laws, rules, and regulations applicable to the Company, including the requirements of the SEC, NYSE, and Euronext.

In connection with its role in recommending candidates for the Board, the Nominating and Corporate Governance Committee advises the Board with respect to the combination of skills, experience, perspective, and diversity of gender, race, international awareness, and cultural sensitivity that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic, and market environment.

Strategy Committee

Our Strategy Committee consists of six directors: Thierry Pilenko, Pascal Colombani, Claire S. Farley, Didier Houssin, Peter Mellbye and Richard A. Pattarozzi. Mr. Pilenko serves as its chairperson.

The primary responsibilities of the Strategy Committee include:

•	reviewing the development and implementation of the Company’s long-term global strategy, risks, and opportunities relating to such strategy, and strategic decisions regarding major asset acquisitions, divestitures, joint ventures, and strategic alliances by the Company; and

•	performing such other functions as the Board may assign to the Strategy Committee from time to time.

The Strategy Committee meets as scheduled by its Chair to carry out the Committee’s responsibilities.

Director Independence

The Nominating and Corporate Governance Committee conducts an annual review of the independence of Board members and reports its findings to the full Board, which then makes a determination as to the independence of each director, as defined under the standards adopted by the NYSE. These standards specify certain relationships that are prohibited in order for a director to be deemed independent. In addition to these objective standards, our Board makes a subjective determination of independence by evaluating all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with whom the director has an affiliation. In its determination of independence, the Board reviewed and considered all relationships and transactions between each director, his or her family members, or any business, charity, or other entity in which the director has an interest, and our Company, our affiliates, or any entity in which our senior management has an interest.

Currently, 12 of our 14 directors are non-executive directors. The Nominating and Corporate Governance Committee reviewed all of the 2017 commercial transactions, relationships, and arrangements between us and our subsidiaries, affiliates, and executive officers with companies with whom the 12 non-executive directors are affiliated or employed. The transactions, relationships, and arrangements reviewed by the committee consisted of the following:

•	Marie-Ange Debon is Senior Executive Vice President of the Suez Group, which is one of our customers and suppliers, and Chief Executive Officer of its International Division.

•	Claire S. Farley is a director of Anadarko, which is one of our customers and an operator under our joint development agreement to standardize subsea equipment and systems. Ms. Farley is also a director of LyondellBasell, which is one of our customers. Ms. Farley serves on Anadarko’s audit committee and LyondellBasell’s nominating and governance committee.

•	Didier Houssin is Chairman and Chief Executive Officer of IFPEN, which is a shareholder of the Company and is also party to a technology development agreement with the Company. The agreement was established in 2004 between Technip and IFPEN, which was prior to Mr. Houssin joining IFPEN as director in 2015. The agreement was amended in 2017, and Mr. Houssin recused himself from Board deliberations regarding the approval of the amendment.

•	James M. Ringler is a member of the board of directors and audit committee of DowDuPont, which is one of our customers. Mr. Ringler also serves as a member of the board of directors, nominating and governance committee, and compensation committee of JBT, which is one of our customers. FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of FMC Technologies’ FoodTech and Airport Systems businesses (acquired by JBT) that occurred in July 2008.

In determining that none of the relationships noted above affected the independence of any of the interested directors, the Nominating and Corporate Governance Committee considered the nature of the transactions and the dollar amounts involved. All of the transactions noted above were ordinary course transactions.

Based on the report and recommendation of the Nominating and Corporate Governance Committee, the Board has affirmatively determined that each of our non-executive directors is “independent” as defined under the NYSE listing standards. In addition, the Board has affirmatively determined that all of the members of the Audit Committee and Compensation Committee satisfy the enhanced independence criteria required for such members under regulations adopted by the SEC and the NYSE listing standards.

Compensation Committee Interlocks and Insider participation in Compensation Decisions

In 2017, the members of the Compensation Committee of the Board were John O’Leary, Richard Pattarozzi, Joseph Rinaldi, and James Ringler, none of whom has ever been an officer or employee of the Company or any of our subsidiaries or had any relationships requiring disclosure with us or any of our subsidiaries. None of our executive officers has ever served on the board of directors or the compensation committee of any other entity that has had any executive officer serving as a member of our Board or Compensation Committee.

Executive Officers

As of the date of this prospectus, the executive officers of TechnipFMC, together with the offices held by them, their business experience and their ages, are as follows:

Name	Age	Current Position and Business Experience
Thierry Pilenko	60	Executive Chairman (2017) Chairman and Chief Executive Officer of Technip S.A. (2007)

Douglas J. Pferdehirt	54

Chief Executive Officer (2017)

President and Chief Executive Officer of FMC Technologies, Inc. (2016)

President and Chief Operating Officer of FMC Technologies, Inc. (2015)

Executive Vice President and Chief Operating Officer of FMC Technologies, Inc. (2012)

Maryann T. Mannen	55

Executive Vice President and Chief Financial Officer (2017)

Executive Vice President and Chief Financial Officer for FMC Technologies, Inc (2014)

Senior Vice President and Chief Financial Officer for FMC Technologies, Inc. (2011)

Dianne B. Ralston	51

Executive Vice President, Chief Legal Officer and Secretary (2017)

Senior Vice President, General Counsel, and Secretary of FMC Technologies, Inc. (2015)

Executive Vice President, General Counsel, and Secretary of Weatherford International plc (2014)

Deputy General Counsel—Corporate of Schlumberger Limited (2012)

Bradley D. Beitler	64	Executive Vice President—Technology and R&D (2017) Vice President—Technology of FMC Technologies, Inc. (2009)

Samik Mukherjee	48

Executive Vice President—Corporate Development, Strategy, Digital and IT(2017)

Senior Vice President—Paris Operating Center of Technip S.A. (2016)

Senior Vice President—Subsea Strategy and Business Development of Technip S.A. (2015)

Managing Director and Country Head—India of Technip S.A. (2012)

Arnaud Piéton	44

Executive Vice President—People and Culture (2017)

President—Asia-Pacific Region of Technip (2016)

Chief Operating Officer, Subsea—Asia-Pacific Region of Technip (2014)

Vice President, Subsea Projects—North America Region of Technip (2011)

Richard G. Alabaster	57

President—Surface Technologies (2017)

Vice President—Surface Technologies of FMC Technologies, Inc. (2015)

General Manager—Surface Integrated Services of FMC Technologies, Inc. (2013)

General Manager—Fluid Control of FMC Technologies, Inc. (2010)

Barry Glickman	49

President—Engineering, Manufacturing and Supply Chain (2017)

Vice President—Subsea Services of FMC Technologies, Inc. (2015)

General Manager—Subsea Systems Western Region of FMC Technologies, Inc. (2012)

Hallvard Hasselknippe	58	President—Subsea (2017) President and Chief Operating Officer—Subsea of Technip S.A. (2014) Chief Operating Officer—Subsea Asia-Pacific Region of Technip S.A. (2010)

Nello Uccelletti	64	President—Onshore/Offshore (2017) President—Onshore/Offshore of Technip S.A. (2014) Senior Vice President—Onshore/Offshore of Technip S.A. (2008)

No family relationships exist among any of the above-listed persons chosen to become officers, and there are no arrangements or understandings between any of the above-listed persons chosen to become officers and any other person pursuant to which they will serve as an officer. During the past ten years, none of the above-listed persons chosen to become officers was involved in any legal proceedings as defined in Item 401(f) of Regulation S-K. All persons chosen to become officers will be elected by the Board to hold office until their successors are elected and qualified.

***

We are committed to establishing and maintaining an effective compliance program that is intended to increase the likelihood of preventing, detecting, and correcting violations of Company policy and the law. Our Code of Business Conduct and core values are applicable to all of our employees, officers, and directors. Moreover, we have a hotline in place for employees, officers, and directors to anonymously report violations of our Code of Business Conduct or complaints regarding accounting and auditing practices. Reports of possible violations of financial or accounting policies made to the hotline are reported to our Audit Committee.

We will disclose amendments to, or waivers of, our Code of Business Conduct that are required to be disclosed under SEC and NYSE rules. Any waiver of our Code of Business Conduct for our officers and directors must be approved by the Board or a relevant Board committee. We have not made any such waivers and do not anticipate making any such waiver. Our Code of Business Conduct may be reviewed on our website at www.technipfmc.com under the heading “Who we are > Governance.”

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the Company’s executive compensation program, which includes our executive directors, as well as the objectives and rationales for the various elements of our compensation program, as it relates to our 2017 Named Executive Officers (“NEOs”).

Named Executive Officer	Position(s) Held in 2017
Required NEOs
Douglas J. Pferdehirt	Chief Executive Officer
Maryann T. Mannen	Executive Vice President and Chief Financial Officer

Other NEOs
Thierry Pilenko	Executive Chairman
Julian Waldron	Former Executive Vice President and Chief Operating Officer
Dianne B. Ralston	Executive Vice President, Chief Legal Officer, and Secretary

Executive Summary

Company Background and Merger Rationale

On January 16, 2017, the Company consummated the Merger that consolidated the legacy businesses of FMC Technologies and Technip. The Merger is:

•	Expanding on the success achieved through FMC Technologies’ and Technip’s Forsys Subsea Limited joint venture;

•	Delivering fully integrated Subsea solutions across the value chain, as well as discrete solutions for customers; and

•	Providing a diversified international platform, supported by cost savings derived from integration of the complementary businesses of FMC Technologies and Technip.

The new Company employs over 37,000 people and is domiciled in London, United Kingdom, with additional operational headquarters in Paris, France and Houston, Texas USA.

Business Overview

Today, following the completion of our Merger, we operate the broadest portfolio of solutions for the oil and gas industry, with a comprehensive offering—from concept to project delivery and beyond. We are a unique global leader in technologies, systems, and services, operating primarily in three business segments: Subsea, Onshore/Offshore, and Surface Technologies.

The combination of these three business segments provides the most comprehensive portfolio of products and services in the industry. We are represented across the full value chain and have exposure to broad market opportunities—from upstream activities such as drilling, completion, and production to downstream activities such as gas processing, refining, and petrochemicals. An overview of our three business segments is included below.

Business Segment Overview
Subsea	Onshore/Offshore	Surface Technologies

•  Integrated design, engineering, manufacturing, and installation services for infrastructure and subsea pipe systems

•  Products and systems used in deepwater exploration and production of crude oil and natural gas

•  Systems used to control the flow of crude oil and natural gas from the reservoir to a host processing facility

•  Design, project management, and construction of onshore facilities related to the production, treatment, and transportation of oil and gas, as well as transformation with petrochemicals such as ethylene, polymers, and fertilizers

•  Design, project management, and construction of entire range of fixed and floating offshore oil and gas facilities

•  Products and systems used in exploration and production of crude oil and natural gas

•  Wellhead systems and high-pressure valves and pumps used in stimulation activities for oilfield service companies

•  Full range of drilling, completion, and production wellhead systems

2017 Strategic Highlights

2017 was a transformational year as we debuted our new company. We have summarized some of our key achievements below.

Key Strategic Achievements in 2017

Market Acceptance and Leadership

Subsea

•	Integrated front-end engineering and design (iFEED™) activity doubling

•	Receipt of five integrated engineering, procurement, construction, and installation (iEPCI™) awards, bringing total iEPCI™ projects to six

Surface Technologies

•	Integrated offering delivers up to $1 million in savings per well

•	Acquired Plexus’ exploration equipment and services business, extending Surface Technologies offering

Onshore/Offshore

•	Robust project execution (Yamal LNG and Prelude FLNG)

•	Subsea and Onshore/Offshore integration (ENI Coral FLNG) driving differentiation

Strong Execution

•	Strong operational results despite revenue declines

•	Relentless focus on health, safety, the environment, and security

Merger and Integration

•	Delivered $220 million in annualized savings in less than 12 months

•	Increased annualized synergies target to $450 million exit run-rate by end of 2019

•	Meaningful contribution to sustained Return on Invested Capital (“ROIC”) improvement

•	Talent retention efforts and organizational re-design announced in November

Capital Allocation

•	Initiated quarterly dividend at sustainable level with potential for future growth

•	Commenced $500 million share repurchase to be completed no later than the end of 2018

2017 Financial Results

The Company operates a sophisticated, global business in a highly competitive industry that has been negatively impacted by lower commodity prices. Our solutions add value to some of the largest capital investments in the world. We have identified an opportunity to change the way projects are conceived and executed in the industry. The successful execution of our strategy and our achievement of Merger synergies are delivering additional value to our customers and shareholders.

Executing on our strategic priorities helped contribute to our financial and operational success across our business segments, despite a challenging market environment. We delivered strong operational results while managing revenue declines across portions of our portfolio. For detailed information regarding our 2017 results, please see our Form 10-K, which reports our results using U.S. generally accepted accounting principles, and our U.K. Annual Reports and Accounts, which reports our results using the international financial reporting standards.

Executive Compensation Program Design and Core Principles

In order to enhance shareholder value over the long term, it is critical that our compensation structures allow us to:

•	Retain and motivate the key executive talent and attract new talent with the skills necessary to execute the fundamental change in our business; and

•	Create a single global executive team that can execute our Merger plans quickly and effectively and that is focused on collaboration, teamwork, achieving Merger synergies, and creating shareholder value.

Components of Executive Compensation

Our compensation reflects the Company’s greater size, geographical footprint, and breadth of services post-Merger, along with the challenges in executing the Merger objectives, while continuing to execute on projects and solutions for our clients.

In order to attract and retain the needed level of executive talent, compensation for our NEOs consists of three primary elements that are allocated between fixed, annual, and long-term compensation, and are designed to reward service and performance:

Element	Form	Percent of Total Compensation	Key Characteristics
Base Salary	Cash	CEO: 11% Executive Chairman: 13% Other NEOs: 16%	• Fixed cash compensation for executing the major responsibilities of each NEO’s respective roles
Annual Incentive	Cash	CEO: 14% Executive Chairman: 15% Other NEOs: 16%

•  Variable compensation based on performance measures:

•  75% Business Performance Indicator (“BPI”): Company performance against established targets for Working Capital, EBITDA, and Synergies

•  25% Annual Performance Incentive (“API”): Individual performance against established objectives

Long-Term Incentives	Performance-Based Restricted Stock Units	CEO: 45% Executive Chairman: 43% Other NEOs: 40%	• Performance-based equity • Performance measures: • Total Shareholder Return (“TSR”) vs. peer group (50%) • ROIC (50%) • Performance is measured over a three-year period
	Time-Based Restricted Stock Units	CEO: 15% Executive Chairman: 29% Other NEOs: 14%	• Equity that encourages retention while rewarding increases in shareholder value • Subject to three-year cliff vesting
	Stock Options	CEO: 15% Executive Chairman: 0% Other NEOs: 14%	• Equity that encourages retention while rewarding increases in shareholder value • Exercise price established at grant date • Subject to three-year cliff vesting

The actual compensation paid each year will vary based on individual and Company performance. Additionally, our compensation program is designed to ensure that the majority of our executives’ pay is performance-based, meaning that such compensation is “at risk” and there is no guarantee of the compensation values that will be realized at the end of the performance period. This “at risk” feature demonstrates our Compensation Committee’s focus on performance-based compensation to ensure alignment with our shareholders’ interests.

Shareholder Engagement and Feedback on Executive Compensation

Following the completion of our Merger in January 2017 and our Company’s debut on the public markets, our Board and executive team launched a shareholder engagement program to solicit feedback on the Company’s strategy, performance, governance, executive compensation, and sustainability initiatives.

We believe that engagement with our shareholders is particularly important as we introduce TechnipFMC as a new company and begin to develop long-term relationships with our shareholders. Our Board and executive team are committed to building and maintaining open communication whereby shareholders can express their perspectives with the appropriate audiences within the Company.

Throughout 2017, members of our Board and executive team conducted outreach to, and met with, shareholders accounting for a substantial portion of our share ownership base:

•	We contacted shareholders representing approximately 47% of our Ordinary Shares outstanding to offer meetings with members of our Board and management team.

•	We held 12 in-person and telephonic meetings with shareholders representing approximately 26% of our Ordinary Shares outstanding.

•	Our Lead Independent Director participated in meetings with shareholders representing approximately 23% of our Ordinary Shares outstanding.

•	Additionally, some shareholders did not require a meeting as they either indicated their support for our compensation and governance practices or did not have questions regarding our compensation or governance practices.

Specifically, regarding our compensation program, many of our shareholders expressed their support, while others provided constructive feedback on the program. Shareholder feedback on our executive compensation program focused primarily on four themes highlighted below:

•	Development of our compensation program, with a focus on the Compensation Committee’s process for determining components, metrics, and performance standards;

•	Annual and long-term incentive plans and how the metrics and targets tie to Company objectives regarding performance and Merger integration;

•	Compensation disclosures, including the Company’s commitment to transparency; and

•	The tenure and transition of executive director roles.

This feedback was shared with the Compensation Committee and full Board. Feedback from shareholders is of critical importance to the Compensation Committee as the compensation program is new—given the recently completed Merger—and will be carefully considered going forward to inform potential changes to our compensation program.

Alignment of Pay and Performance

One of the Compensation Committee’s primary goals in establishing our executive compensation philosophy and designing our compensation program was to ensure that compensation incentivizes executives to achieve key strategic goals and create long-term value for our shareholders. With this as a guiding principle, the Compensation Committee adopted a program that thoughtfully links a significant percentage of each executive’s compensation to key performance objectives that, if achieved, would result in the creation of shareholder value over both the short- and long-term.

The Compensation Committee’s commitment to aligning pay and performance is evidenced by:

•	Annual incentive awards that are based on performance against pre-established financial, operational, and individual performance measures tailored to our Company’s near-term goals and each NEO’s specific role in driving annual Company performance and shareholder value;

•	Long-term incentive awards that are heavily weighted towards performance-based equity requiring both strong absolute performance and outperformance of key peers; and

•	Total compensation that is set by reference to the median of key industry peers, with the maximum annual incentive award set to align with broader market practice.

In 2017, across our executive team, a majority of all compensation at target was performance-based, with several objectives shared among all NEOs, including our CEO and Executive Chairman, and a few distinct individual objectives that were tied to the key projects and responsibilities of each of our executives.

In particular, the performance objectives under the annual incentive plan focused on our short-term goals, including Merger integration and synergies realization, while the objectives under the long-term incentive plan reflected longer-term priorities, including capital efficiency and shareholder value creation. The compensation outcomes for 2017 reflected our strong performance against these objectives.

Compensation Governance Principles

Our Compensation Committee oversees the executive compensation program and determines the compensation for our executive officers. Our goal for the executive compensation program is to attract, motivate, develop, and retain an exceptionally talented team of executives who deliver superior operational performance, and provide leadership for our success in delivering technological innovation in a dynamic and competitive market. We seek to accomplish this goal in a way that rewards performance, enhances long-term shareholder value, and considers internal pay equity among the NEOs. As part of our compensation philosophy, we have taken a number of actions to ensure a fair, balanced, and transparent executive compensation structure, including:

Executive Compensation Governance Practices
Strong Pay-for-Performance Alignment	✓
Majority of Compensation Paid in Equity, Aligning Executive and Shareholder Interests	✓
Performance Measures Closely Tied to Business Strategy	✓
Executive Stock Ownership and Retention Requirements	✓
Double-Trigger Change-in-Control Provisions Under Equity Grants and Executive Severance Agreements	✓
Clawback Policy	✓
Anti-Hedging and Anti-Pledging Policy	✓
No Tax Gross-Ups for Executive Officers	✓
Benchmarking Against Relevant Peer Groups	✓

Compensation Philosophy

A critical element of our business success is the ability to attract, motivate, develop, and retain executive talent. We have a peer-based executive compensation program that includes variable performance elements. The executive compensation program is designed (a) to motivate our officers and other key employees to achieve annual and long-term corporate goals that enhance shareholder value and (b) to attract and retain exceptionally talented individuals who deliver superior operational performance in our businesses and create an environment that fosters the technological innovation we believe is necessary for continued growth of revenue, earnings, and shareholder returns.

Our compensation philosophy links an executive’s total compensation opportunity with our annual and long-term goals and objectives through the achievement of financial targets established and measured objectively by our Compensation Committee, and to a lesser extent, the executive’s performance against specific individual objectives.

The core principles underlying our executive compensation philosophy are as follows:

•	Executive compensation is structured to be competitive and to provide appropriate incentives in order to attract, motivate, and retain qualified, exceptional executive talent over the long term. Each NEO’s total compensation opportunity (i.e., base salary, target annual cash bonus, and target long-term equity incentive opportunity) is set by reference to median compensation levels at comparable peer companies against which we compete for our executive talent, but may vary from median due to factors such as job performance, time in position, prior experience, and other business conditions.

•	Executives are compensated for their contributions to our short-term and long-term results. A significant portion of each executive’s annual cash incentive compensation is based on the achievement of annual performance goals. Similarly, a portion of an executive’s equity compensation is directly linked to the achievement of specific long-term corporate results that we believe create both annual and long-term shareholder value.

•	Equity compensation aligns the interests of our executives with those of shareholders by rewarding them for the achievement of our long-term objectives and for increasing shareholder value. Equity compensation represents a significant portion of each NEO’s compensation. We believe performance-based equity compensation, such as stock options and performance-based restricted stock units, together with share ownership and retention guidelines, align executive and shareholder interests and provide appropriate motivation for enhancing long-term shareholder value.

Compensation-Setting Process

Role of the Compensation Committee

Our Compensation Committee oversees our executive compensation program and determines the compensation for our executive officers. The Compensation Committee is responsible for, among other things:

•	reviewing, evaluating, and approving the agreements, plans, policies, and programs of the Company to compensate its independent directors, the Executive Chairman, the CEO, and other officers, as applicable; and

•	All awards of equity securities or equity derivatives to executive officers of the Company , as well as the total number of equity securities or equity derivatives to be allocated to all other employees at the discretion of the CEO, consistent with equity plans approved by the Company’s shareholders.

The Compensation Committee also reviews the Company’s incentive compensation arrangements to ensure that they do not incentivize excessive risk-taking and evaluates compensation policies and practices that could mitigate any such risk.

Pursuant to its charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant, outside counsel, or any other advisers engaged to assist in the evaluation of compensation of directors or executive officers, including the sole authority to approve the consultant’s fees and its terms. The Compensation Committee considers appropriate standards in selecting its compensation consultants consistent with NYSE rules, SEC rules, and requirements under the Dodd-Frank Act.

Additional information on the roles and responsibilities of the Compensation Committee is provided in the section entitled “Committees of the Board of Directors—Compensation Committee” and the charter of the Compensation Committee may be viewed on our website at www.technipfmc.com under the heading “Who we are > Governance.”

Determination of Executive Chairman and CEO Compensation

Neither the CEO nor the Executive Chairman has a role in setting his own or the other’s base salary, annual cash bonus, or the size of his or the other’s annual equity compensation award. The Compensation Committee reviews the specific corporate goals and objectives relevant to the compensation of the CEO and the Executive Chairman and evaluates the CEO’s and the Executive Chairman’s performance and pay in an executive session, in light of those goals and objectives. Based on the Compensation Committee’s annual review and evaluation for 2017, it determined and approved the CEO’s and Executive Chairman’s total compensation level, including base salary, cash incentive compensation, and long-term incentive awards.

Determination of Other Executive Officers’ Compensation

Our CEO provided recommendations for each executive officer’s base salary, annual cash bonus, and target annual equity award for the Compensation Committee’s review. The Compensation Committee’s compensation consultant, Willis Towers Watson, analyzed the practices of our peer organizations with regard to the structure and design of annual and long-term incentives. The Compensation Committee considered these factors in setting base salaries, annual targets, and ratings associated with incentive compensation awards, selecting appropriate structures for long-term incentives, and ensuring that the total compensation program is consistent with our compensation philosophy and peer company practices.

Role of the Compensation Committee’s Independent Consultant

In 2017, in connection with the Merger, the Compensation Committee retained Willis Towers Watson as its principal compensation consultant to review legacy executive compensation programs and help design and assess the Company’s compensation approach. Willis Towers Watson provided information and advice to the Compensation Committee on executive and director compensation and related governance matters. This included the evaluation of the levels of executive officer and director compensation as compared to general market compensation data and peer group data, the evaluation of proposed compensation programs or changes to existing program designs, the provision of information on current executive compensation trends, and providing updates regarding applicable legislative and governance activity. In addition, Willis Towers Watson provided retirement benefit consultant services, health and group benefits consulting services, and risk broking services to management in 2017. These services were provided under long-standing arrangements of which the Compensation Committee was aware prior to commissioning the 2017 executive compensation services. In 2017, Willis Towers Watson was paid approximately $243,000 in fees related to executive compensation services, and $2,876,000 related to non-executive compensation services.

In February 2017, the Compensation Committee considered the independence of Willis Towers Watson in light of SEC rules and NYSE listing standards and requested and received a letter from Willis Towers Watson addressing Willis Towers Watson’s independence, including the following independence factors: (1) other services provided to the Company by Willis Towers Watson; (2) fees paid by the Company as a percentage of Willis Towers Watson’s total revenue; (3) policies and procedures maintained by Willis Towers Watson that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Ordinary Shares owned by the individual consultants involved in the engagement or their immediate family members; and (6) any business or personal relationships between our executive officers and Willis Towers Watson or the individual consultants involved in the engagement. The Compensation Committee also considered that the Willis Towers Watson consultants advising the Compensation Committee derived no economic benefit from the fees paid for the non-executive compensation services. The Compensation Committee discussed these considerations and concluded that the work of Willis Towers Watson and the consultants involved in the engagement did not raise any conflict of interest.

Peer Groups

Compensation Peer Group

Compensation for our NEOs other than our Executive Chairman was set by reference to the practice of relevant peer companies. Two peer groups were developed to inform general decisions on compensation levels and practices. The Company’s greater size and breadth of services post-Merger, including both traditional oilfield services and engineering and construction services, made the determination of a close peer group challenging as there are relatively few companies with a comparable mix of size, scope of offering, and geographical footprint. As a result , the Company could not be positioned close to the median of a focused peer group. As a consequence, the Compensation Committee approved two broader peer groups comprising companies of broadly comparable size (determined primarily by reference to annual revenues and/or market capitalization), industry (focusing on oilfield services, the oil and gas industry more broadly, construction and engineering, and heavy equipment manufacturing), and complexity (focusing on large, project-based, capital intensive companies with significant international operations).

The two peer groups reflect the greater scale and complexity of the Company relative to the legacy companies. The first peer group is a “Global Peer Group” comprising 23 companies, with a balance of 13 European and 10 U.S. headquartered companies selected according to the criteria outlined above. The Global Peer Group offers a broad, global perspective on market compensation levels for large, complex, capital intensive organizations that compete for talent with the Company, and reflects differing global pay practices. It ensures that the Compensation Committee has a holistic view of the compensation practices of comparable companies, including those headquartered in Europe, and is not solely focused on U.S. market practice. The Global Peer Group consists of the following companies:

European Global Peers	U.S. Global Peers
Air Liquide S.A.	Baker Hughes Incorporated[1]
Alstom SA	Caterpillar Inc.
Amec Foster Wheeler plc[2]	ConocoPhillips
Chicago Bridge & Iron Company N.V.	Cummins Inc.
Enbridge Inc.	Devon Energy Corporation
Petrofac Limited	Fluor Corporation
Repsol, S.A.	Halliburton Company
Saipem S.p.A.	Ingersoll-Rand Plc
Schlumberger Limited	Jacobs Engineering Group Inc.
Subsea 7 S.A.	National Oilwell Varco, Inc.
Transocean Ltd.
VINCI SA
Weatherford International plc

In addition, the Compensation Committee also reviewed data from a second “Industry Peer Group” comprising 19 companies with significant U.S. operations (including both U.S. and European-headquartered companies) that are the prime competitors for executive talent in the critical U.S. business segment. The Industry Peer Group includes nine direct competitors in the oilfield services industry, four independent oil exploration and production companies, and six large, capital intensive companies consistent with the practice of the Company’s closest peers. There is a material and deliberate overlap between the Compensation Peer Group and the Industry Peer Group. The Industry Peer Group serves as a counterpoint to the broader, global perspective provided by the Global Peer Group, and is intended to provide a clear view of compensation levels and practices of our closest peers in the U.S. industry as a critical segment of our business and a key market for executive talent. The Industry Peer Group consists of the following companies:

Oil Field Services	Oil Exploration and Production	Capital Intensive
Amec Foster Wheeler plc	Anadarko Petroleum Corporation	Chicago Bridge & Iron Company N.V.
Baker Hughes Incorporated	Apache Corporation	Cummins Inc.
Halliburton Company	ConocoPhillips	Dover Corporation
McDermott International, Inc.	Devon Energy Corporation	Fluor Corporation
National Oilwell Varco, Inc.		Jacobs Engineering Group Inc.
Saipem S.p.A.		Transocean Ltd.
Schlumberger Limited
Subsea 7 S.A.
Weatherford International plc

[1]	Now Baker Hughes, a GE Company
[2]	Combined with Wood Group in October 2017

Although the companies within the two peer groups (collectively referred to herein as the “Compensation Peer Group”) vary in revenue, size, and market capitalization, Willis Towers Watson utilized regression analysis, where possible, to develop size-adjusted market values for each element of compensation. Using the Compensation Peer Group data, the Compensation Committee reviewed the appropriateness and competitiveness of each executive officer’s base salary, annual non-equity incentive bonus, and annual equity award.

For each of the NEOs, the Compensation Committee compared each element of the executive’s compensation, as well as the executive’s total compensation, to his or her counterparts within the Compensation Peer Group. The Compensation Committee also evaluated internal relativities of the CEO’s compensation to the compensation of each of our other NEOs in comparison to internal relativities in the Compensation Peer Group. The Compensation Committee considered the external market, internal relativities, individual performance, and tenure in allocating total compensation to our NEOs among the various elements of annual compensation (base salary and cash bonus) and long-term compensation (equity awards), including the allocation between performance-based and time-based equity in a manner it determined to be broadly consistent with market practice and aligned with the Company’s strategic objectives.

The Compensation Committee intends to use tally sheets to summarize all of the elements of each NEO’s actual and potential future compensation. Tally sheets provide the Compensation Committee with the information necessary to evaluate the total compensation of an NEO by presenting the dollar amount of each component of the NEO’s compensation, including cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites, and any other compensation. With regard to performance scenarios, tally sheets demonstrate the amounts of compensation that would be payable under minimum, target, and maximum payouts under our cash and equity incentive compensation plans.

Performance Peer Group

The performance-based restricted stock unit awards granted in 2017 specify a peer group against which the Company’s relative TSR will be measured to determine the extent to which the units will vest. The “Performance Peer Group” comprises the 14 companies listed below. Please see “—Long-Term Compensation—Performance-Based Restricted Stock Unit Awards” for additional information on the performance measures for performance-based restricted stock units.

Amec Foster Wheeler plc[3]	Oceaneering International, Inc.
Baker Hughes Incorporated[4]	Oil States International, Inc.

Chicago Bridge & Iron Company N.V.	Schlumberger Limited

Fluor Corporation	Saipem S.p.A.

Halliburton Company	Subsea 7 S.A.

McDermott International Inc.	Weatherford International plc

National Oilwell Varco, Inc.	Wood Group

The Performance Peer Group was chosen to reflect companies that are a closer comparison to the Company in terms of its financial and operational performance and are more likely to be competitors for investment than those companies comprising the broader Compensation Peer Group.

[3]	Combined with Wood Group in October 2017
[4]	Now Baker Hughes, a GE Company

Components of Executive Compensation in Detail

In order to attract and retain the needed level of executive talent, compensation for our NEOs consists of three primary elements that are allocated between fixed, annual, and long-term compensation, and are designed to reward service and performance: base salary, annual cash incentive bonus, and long-term equity awards.

Component	Objectives	Key Features	Performance Link
Fixed
Base Salary	• Reflects responsibilities, job characteristics and scope, performance, experience, and skill set	• Reviewed annually • Based on individual performance, experience, business conditions, market factors, and comparable market data from our Compensation Peer Group	• Fixed compensation

Annual
Annual Cash Incentive	• Aligns compensation closely with Company performance and shareholder value

•  Performance measures:

•  75% BPI: Company performance against established targets for Working Capital, EBITDA, and Synergies

•  25% API: Individual performance against established objectives

•  Target award opportunity typically set by reference to the median of Compensation Peer Group

• Payout based on achievement of predetermined financial and operational goals

Long-Term
Restricted Stock Units (“RSUs”): Performance- Based	• Provides strong incentive to outperform industry peers • Retains executives in a competitive energy market

•  Performance measures:

•  TSR vs. peer group (50%)

•  ROIC (50%)

•  Performance is measured over a three-year period

•  Target award opportunity typically set by reference to the median of Compensation Peer Group

•  Three-year “cliff” vesting requirement

• Payout based on achievement of performance measures

RSUs: Time-Based	• Correlates executive’s award to long-term increases in shareholder value • Retains executives in a competitive energy market	• Value based on changes in shareholder value • Three-year “cliff” vesting requirement	• Value from grant date increases or decreases based on share price

Stock Options	• Incentivizes executives to increase share value and aligns executives’ interests with shareholders	• Value based on changes in shareholder value • Exercise price established at grant date • Three-year “cliff” vesting requirement	• Value from grant date increases or decreases based on share price

Allocation of Pay Between Annual and Long-Term Compensation

Our compensation program is intended to provide incentives to our executive officers to achieve annual and long-term financial and operating goals, as well as strategic objectives. Certain elements of the compensation program are weighted toward long-term incentives in the form of equity compensation with a three-year vesting requirement and a variable, performance-based component. The Company determines the size of each NEO’s equity grant based on a calculated theoretical value of the grant. The ultimate actual value of the equity grants made in 2017 will depend upon our performance measured in terms of ROIC and our TSR, as well as our share price after the end of the vesting period. Our share price will be largely dependent upon the market’s assessment of our long-term performance, as well as general market dynamics.

The figure below shows the 2017 target total compensation mix for our CEO, Executive Chairman, and other NEOs, including a percentage breakdown of the annual and long-term components of compensation. The annual and long-term components of an executive’s performance-based compensation are each determined by various absolute or relative performance metrics as further described in the sections below.

“PSUs” are performance-based restricted stock unit awards, and “RSUs” are time-based restricted stock unit awards.

Annual Compensation

The annual cash pay elements that our executive officers receive include base salary and an opportunity to earn an annual cash bonus.

Cash Compensation—Base Salary

Base salary compensates our employees for services provided during the year and is the fixed element of an executive’s annual compensation. Our goal is to target base salary for our NEOs within a competitive range set by reference to the size-adjusted median of the Compensation Peer Group. An NEO’s base salary will be positioned within the competitive range and is likely to differ from the median due to factors such as job performance and related performance rating, time in position, prior experience, movement of base salary among our Compensation Peer Group, and business conditions.

Any base salary change or merit increase for an executive officer, other than the CEO or Executive Chairman, must be recommended by the CEO and approved by the Compensation Committee. Any base salary change or merit increase for the CEO or Executive Chairman must be determined and approved by the Compensation Committee and must be within the parameters of the Directors’ Remuneration Policy as approved by shareholders.

Cash Compensation—Annual Bonus

Our annual cash bonus plan is designed to focus management on performance factors important to the continued success of their business units and on our overall performance in a particular year. The annual cash bonus comprises two performance-based components — one based on Company performance and the other based on individual performance.

•	Company Performance: The Business Performance Indicator (“BPI”) represents 75% of the annual bonus. All of the NEOs have the same BPI rating, which is based on overall Company performance.

•	Individual Performance: The Annual Performance Incentive (“API”) is a discretionary component that represents 25% of the annual bonus. The API rating will vary for each NEO based on achievement of his or her annual objectives.

The payout under both BPI and API components may range from 0% to 200%.

BPI Component—75% of Annual Bonus

The Compensation Committee annually establishes BPI targets and reviews the performance measures at its February meeting. In 2017, the Compensation Committee selected three equally-weighted measures, which reflected key strategic outcomes of the Merger: Working Capital Days, EBITDA, and Synergies.

In setting the minimum, target, and maximum goals for 2017, the Compensation Committee considered our internal budgeted goals, the overall business climate, the market for our products and services, and our planned strategic initiatives. The table below describes each of the measures and reports the Company’s 2017 performance relative to the targets established at the beginning of the year. The measures are adjusted for the cumulative effect of changes in accounting principles, the Merger, other significant acquisitions and divestitures, and foreign exchange movements versus the assumptions of those movements at the time the targets were set. The resulting BPI multiple of the three equally-weighted measures is then multiplied by 75% of each executive officer’s annual cash bonus target percentage to determine the executive officer’s cash bonus payout related to achieved BPI results.

BPI Performance Measure	Definition	Importance of the Measure	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)	2017 Actual Results
						Result	Rating
Working Capital Days	Average number of days to convert working capital into revenue	Measures our efficiency of using operating capital to operate the business; our contract arrangements typically result in negative working capital due to advance payments and milestone payments	68 days	113 days	125 days	119 days	1.54

EBITDA (in millions)	Earnings before interest, taxes, depreciation, and amortization	Facilitates comparison with peer companies by excluding the effect of different capital structures and financing decisions	$1,033	$1,721	$1,893	$2,031	2.00

Synergies (in millions)	Annual run rate benefit of cost reduction initiatives and absolute savings attributable to procurement actions	Measures the achievement on an annual basis of our synergies commitment as part of the critical elements of the Merger	$150	$220	$250	$220	1.00

2017 BPI Rating							1.51

API Component—25% of Annual Bonus

A review of each NEO’s individual performance is conducted annually in February to determine the API component of the annual cash bonus. Each NEO’s performance against objectives, established in the beginning of the year, was evaluated by the Compensation Committee with input from the CEO. The API objectives for the CEO were set by the Compensation

Committee without the CEO being present and were also evaluated by the Compensation Committee. The API objectives for the Executive Chairman were set by the Compensation Committee without the Executive Chairman being present and were also evaluated by the Compensation Committee. These performance objectives vary depending on the roles and responsibilities of the particular executive and are set by reference to four broad areas : Merger and integration measures; safety and implementation measures; execution of key client deliverables, including inbound and outbound; and leadership culture.

The API rating is based on the achievement by an NEO of both quantifiable performance objectives as well as other, more qualitative objectives. If an NEO failed to achieve any of his or her objectives, the API multiple would likely be 0.0. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.0 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty, and the factors that may have prevented achievement of certain objectives. An executive achieving all objectives could potentially receive an API of 2.0, although this would be uncommon due to the Company’s efforts to establish stretch objectives that are difficult to achieve. For 2017, the NEOs received API ratings ranging from 1.0 to 1.5 for the year, with an average rating of 1.34. The resulting API multiple is then multiplied by 25% of each executive officer’s annual cash bonus target percentage to determine the executive officer’s cash bonus payout related to achieved API results.

The following describes the 2017 API objectives of our NEOs:

Douglas J. Pferdehirt—Chief Executive Officer

Mr. Pferdehirt’s 2017 individual performance objectives related to successfully consummating the Merger and associated integration objectives, such as providing leadership in a challenging industry environment while minimizing business disruption, establishing and promoting a strong culture focused on the Company’s core values and foundational beliefs, and maintaining and strengthening customer relationships and alliances. In addition, Mr. Pferdehirt’s objectives included developing and communicating a consistent strategic message to build investor confidence in the new Company, including emphasis on the Company’s new integrated offerings of iFeed®, iEPCI™, and integrated life-of-field (iLOF®), as well as other technological advancements that improve project economics for customers. Mr. Pferdehirt’s financial objectives were focused on Merger synergies and enhancing financial results through solid execution with sustainable margin levels. Finally, his leadership development objectives included assessing senior management, identifying succession candidates, and developing and implementing a lean and efficient organizational structure to execute the Company’s strategy to deliver strong operational results.

Maryann T. Mannen—Executive Vice President and Chief Financial Officer

Ms. Mannen’s 2017 individual performance objectives reflected her wide range of responsibilities as our Chief Financial Officer. Her specific Merger-related objectives included leading efforts to integrate the finance functions emanating from the Merger, implementing various financial and regulatory filings for the new Company under both U.S. and E.U. regulations, and deploying a more effective global tax strategy. Ms. Mannen’s financial objectives were directed at effectively tracking, reporting, and delivering Merger synergies, enhancing financial results through improved working capital efficiency, developing a financial structure for capital allocation, improving returns on invested capital, and supporting improved project execution. Her leadership objectives included effective leadership of the investor relations function, including the Company’s Analyst Day in November 2017, as well as the strengthening of the finance, tax, risk management, and internal audit functions.

Thierry Pilenko—Executive Chairman

Mr. Pilenko’s 2017 individual performance objectives reflected his role in the Merger consummation and integration, as well as his Executive Chairman role in leading the successful integration of our new Board of Directors. In addition, Mr. Pilenko’s objectives included sponsoring and leading the Company’s strategic Onshore/Offshore projects and maintaining effective communications and relationships with French stakeholders, including regulatory agencies and shareholders. In collaboration with the CEO, Mr. Pilenko’s objectives also included developing and deploying a consistent strategic message for the Company and nurturing existing customer relationships and alliances, such as with Heerema Marine Contractors. Other objectives included securing the initial phase of future LNG projects in Russia and the successful transition of key strategic customer relationships to the CEO or other members of executive management.

Julian Waldron—Former Executive Vice President and Chief Operating Officer

Mr. Waldron’s 2017 individual performance objectives included maintaining market leadership in a challenging industry environment by leading the Merger integration, driving significant changes in the Company’s operational performance, and focusing on sustainability and cost efficiency. His financial objectives related to improving execution through the restructuring of the Company’s manufacturing and supply chain organization, as well as strengthening the Company’s supply chain alliances. Mr. Waldron’s other objectives related to leading the corporate development and information technology functions, pursuing and proposing growth initiatives, and establishing a plan for the Company’s digital business transformation.

Dianne B. Ralston—Executive Vice President, Chief Legal Officer, and Secretary

Ms. Ralston’s 2017 objectives focused on her responsibilities as Chief Legal Officer, and her Merger-related objectives included developing and implementing the Company’s new Code of Business Conduct, implementing the Company’s Corporate Governance Guidelines, and ensuring compliance with all applicable regulatory requirements for an NYSE and Euronext Paris dual-listed company domiciled in the United Kingdom. Ms. Ralston’s objectives also included protecting the Company against significant risks and liabilities, serving as the strategic legal advisor to our Board of Directors and executive management, establishing the Company’s compliance program, and implementing improvements to the Company’s contract and bidding procedures. Ms. Ralston’s financial objectives related to contributing to Merger synergies through optimization of the legal organization and ensuring that internal and external legal services were delivered responsibly and cost effectively.

Determination of 2017 Payouts under the Cash Incentive Compensation Plan

Each executive’s target annual cash bonus is a percentage of his or base salary for the year. For example, assuming an NEO has a base salary of $600,000, a 70% target bonus, a BPI rating of 1.51, and an API rating of 1.00, the executive’s annual cash bonus would be calculated as follows:

Component	Base Salary		Weighting		Target Bonus %		Rating		Payout
BPI:	$600,000	X	75%	X	70%	X	1.51	=	$475,650
API:	$600,000	X	25%	X	70%	X	1.00	=	$105,000

Total Cash Incentive Compensation									$580,650

Long-Term Compensation

Equity Compensation

The long-term component of executive compensation consists of equity awards, a significant portion of which are performance-based and tied to the creation of shareholder value. To determine the appropriate target value of equity-based compensation awards for the NEOs, the Compensation Committee considered the median value of equity compensation awards within the Compensation Peer Group, as well as individual executive performance. For 2017, the Compensation Committee set the target value of equity awards for each NEO as follows:

•	Our Executive Chairman’s equity compensation award was allocated 60% in the form of performance-based restricted stock units and 40% in the form of time-based restricted stock units.

•	For all other NEOs, the equity awards were allocated 60% in the form of performance-based restricted stock units, 20% in the form of time-based restricted stock units, and 20% in the form of time-based stock options.

We believe this combination of performance-based and time-based long-term incentives provides performance incentives that effectively link executives’ financial outcomes to the ongoing creation of shareholder value, which is consistent with our shareholders’ interests and serves as an effective retention vehicle for the NEOs.

Generally, an executive must remain employed through the vesting date in order to retain the award. However, in case of retirement, as defined under the terms of the award, any unvested equity awards (including performance-based restricted stock units and time-based restricted stock units) will remain outstanding and be settled on the originally scheduled vesting date. Awards also vest immediately in the event of death or disability, or upon a qualifying termination following a change in control, in which case performance-based restricted stock unit awards vest at 100% .

The market value of vested and unvested restricted stock unit awards shown in the Outstanding Equity Awards at Fiscal Year-End Table demonstrate both the potential value of equity awards the Company has issued to its NEOs and the alignment of the NEOs’ personal financial interests with those of our shareholders.

Performance-Based Restricted Stock Unit Awards

In 2017, the Compensation Committee approved grants of performance-based restricted stock units to the NEOs. These performance-based equity grants are earned based on the achievement of performance targets that are measured against an absolute performance range determined by the Compensation Committee (as is the case with ROIC), or determined relative to the performance of the Performance Peer Group (as is the case with TSR), both of which closely align with value creation for our shareholders. The linking of executives’ performance-based equity awards to the Company’s achievement of longer-term performance targets puts a meaningful portion of the NEOs’ targeted equity award at risk. The percentage of the total performance-based restricted stock unit award an NEO will ultimately receive will be determined at the end of the applicable measurement period and will depend upon the Company’s performance with respect to the following two measures for that period:

•	Return on Invested Capital (“ROIC”) measures both profitability, equal to annual net income divided by equity plus long-term debt, as well as how effectively the Company uses capital over a three-year period. The Company’s ROIC performance is compared to predetermined minimum, target, and maximum performance levels with the number of units vesting determined by interpolating actual results against the performance range, as described below.

•	Total Shareholder Return (“TSR”) measures the cumulative, three-year return that an investor receives based on the volume-weighted average price and the reinvested dividends issued over the performance period. The number of units vesting under this measure is determined by the Company’s ranking as measured against the constituents of the Performance Peer Group, as described below.

The vesting period for these performance-based restricted stock unit awards is through February 20, 2020, with a performance period of January 1, 2017 through December 31, 2019. None of our executive officers have the ability to adjust the performance measures approved by the Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

Performance-Based Restricted Stock Unit Award Determination for Grants in 2017

The amount of the performance-based restricted stock unit awards granted in 2017 to be earned by the executive officers can vary between 0% and 200% of the performance-based award amount granted, as noted below, and the Company’s performance based on two defined measures.

Goal/Weightings	Performance Measure	Minimum Performance	Target Performance	Maximum Performance
ROIC (50%)	Achievement of stated targets	0%	100%	200%
TSR (50%)	Ranking against Performance Peer Group	0%	100%	200%

The following table summarizes the absolute targets and associated payout levels for the ROIC measure.

Achieved Performance	Earned Performance Stock Units
Below Threshold Performance	0%
Threshold Performance	50%
Target Performance	100%
Maximum Performance or Above	200%

Final performance ratings will be based on linear interpolation between these identified points.

For the TSR measure, the earned performance stock units will be based on the ranking of the Company’s TSR against the constituents of the Performance Peer Group, as follows:

Ranking Level	Earned Performance Stock Units
13th or Lower	0%
11th or 12th	50%
9th or 10th	75%
8th	100%
7th	120%
6th	140%
5th	160%
4th	180%
3rd or Higher	200%

However, if the Company’s TSR is negative for the performance period, the payout will be capped at the target (100%) regardless of the Company’s relative ranking amongst the Performance Peer Group.

Time-Based Restricted Stock Unit Awards

In 2017, the Compensation Committee approved grants of time-based restricted stock units to our executive officers. All restricted stock unit awards granted to executive officers are subject to three-year vesting terms, consistent with market practice, and require the executive to remain employed through February 20, 2020 before the restricted stock units vest. Once vested, the executive receives ownership and the voting rights of the underlying Ordinary Shares. The vesting periods serve as a retention incentive.

The number of restricted stock units granted to each of the NEOs was determined by dividing the target value set for each executive officer by the face value of our Ordinary Shares on the grant date.

Stock Options

In 2017, the Compensation Committee approved grants of stock options to the NEOs, except for our Executive Chairman. All stock options granted to executive officers are subject to three-year vesting terms, consistent with market practice, and require the executive to remain employed through February 28, 2020 before the options vest and become exercisable. Options are exercisable for a period of 10 years from the date of grant and have an exercise price equal to the closing price of the Company’s Ordinary Shares as reported by the NYSE on the grant date. The vesting periods serve as a retention incentive.

The number of stock options granted to each of the NEOs was determined by dividing the target value set for each executive officer by the expected value of each option (calculated using the Black-Scholes option pricing model) on the grant date.

Other Compensation, Benefits, and Considerations

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives may include financial planning and personal tax assistance, personal use of Company automobiles, dining club memberships and country club memberships, executive physicals, and other minor expenses associated with their business responsibilities. Our executives’ use of Company vehicles and dining and country club membership benefits is primarily for business-related travel and entertainment. We require our executives to report personal use of Company vehicles and club memberships. We also pay certain travel expenses such as airfare and meals for spouses of executive officers when they accompany their spouses and such expenses are business-related.

We provide a security program for our CEO and our Executive Vice President and Chief Financial Officer, including certain personal security measures, to address safety concerns resulting from their positions. We require these security measures for the Company’s benefit because the personal safety and security of these executives are important to the stability of the Company. The security program was developed based on a risk assessment determined to be appropriate by our security team and an outside consultant. We do not consider the security measures provided to our executive officers to be a personal benefit, but rather reasonable and necessary expenses for the benefit of the Company. However, in accordance with SEC disclosure rules, the aggregate incremental cost of these services is reported in the Summary Compensation Table.

If an NEO’s perquisites exceed $10,000 in cost to the Company, the total amount of the perquisites provided by the Company to that NEO is included in the “All Other Compensation” column of the Summary Compensation Table and the nature of those perquisites are described in a footnote to the table. The value of perquisites deemed to be personal is imputed as income to an executive officer, and we do not gross up for the taxes due on such imputed income.

Clawback Policy

We have adopted a compensation recovery clawback policy applicable to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, that allows us to clawback and cancel previously granted or earned incentive compensation for any conduct constituting fraud, material theft of Company assets, bribery, corruption, illegal acts, gross negligence, or willful misconduct, including such conduct that requires the Company to materially restate its quarterly or annual financial or operating results.

In such events, the Compensation Committee may: (a) cancel any outstanding award granted, in whole or in part, whether or not vested or deferred; (b) require the executive to repay to the Company any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment; and/or (c) reduce or offset future incentive compensation. The Compensation Committee expects to approve any necessary revisions to this policy to comply with Section 954 of the Dodd-Frank Act when the SEC approves final rules implementing the requirement.

Share Ownership and Retention Requirements

The Compensation Committee oversees the Company’s executive officer share ownership and retention policy to ensure a continuing alignment of executive and shareholder interests.

Share Ownership Requirements

Executive officers are required to own shares in an amount equal to a multiple of their base salary. Qualifying shares include Ordinary Shares, performance-based restricted stock unit awards where the performance period is final and approved, and time-based restricted stock unit awards. Unexercised stock options, performance-based restricted stock units where the performance period is not final, and shares held in Company retirement plans are not included in the ownership calculation. Each executive officer has five years to satisfy an ownership multiple, prorated 20% each year, from the effective date of appointment. The multiple for each of the NEOs is provided in the following table:

Named Executive Officer	Multiple of Base Salary
Douglas J. Pferdehirt	6.0
Maryann T. Mannen	5.0
Thierry Pilenko	6.0
Julian Waldron	5.0	(1)
Dianne B. Ralston	3.0

[1]	The multiple of base salary for Mr. Waldron was eliminated under the settlement agreement between Mr. Waldron and the Company.

Share Retention Requirements

Each executive officer is required to retain, for a period of at least one year after the vesting date, shares equivalent to at least one-half of the net after-tax number of shares deposited in his or her account in relation to vested restricted stock units. The purpose of this additional requirement is to impose a holding period during which our executives must retain ownership of a significant portion of vested equity compensation.

We believe that the combination of the share ownership and share retention requirements serves to more closely align the interests of our executives with the long-term interests of our shareholders. We regularly evaluate and monitor compliance with our share ownership and retention policy, and the Board will review compliance on at least an annual basis. All executive officers, including all NEOs, met their pro rata ownership and retention requirements under the Company’s policy in 2017.

Insider Trading and Speculation in Company Stock

We have established an Insider Trading Policy that prohibits our officers, directors, and certain employees from engaging in discretionary transactions involving our securities while in possession of material, non-public information or otherwise using such information in any manner that would violate applicable laws and regulations.

It also prohibits all officers and their immediate families from directly or indirectly speculating in Ordinary Shares, including derivative transactions, hedging and pledging activities, short selling, the sale or purchase of options in Ordinary Shares, and borrowing against Ordinary Shares. The Insider Trading Policy aims to align management’s economic ownership risk with those of shareholders.

Deductibility of Executive Compensation under Section 162(m) of the Internal Revenue

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to certain NEOs in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the U.S. Tax Cuts and Jobs Act of 2017 (the “TCJA”) eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. While the TCJA will limit the deductibility of compensation paid to the NEOs, such limitations will not have a material impact on the Company’s executive compensation program. Our Compensation Committee will continue to structure our compensation program in the best long-term interests of our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Savings Plans

U.S. Savings Plan

All of our U.S.-based employees, including our executives, are eligible to participate in a tax-qualified savings and investment plan (the “U.S. Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the U.S. Internal Revenue Service (“IRS”) compensation limit for highly compensated employees can contribute between 2% and 20% of base salary and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and our limits. Employees not considered highly compensated under IRS regulations can contribute up to 75% of base salary and eligible incentives. We match 100% up to the first 5% of each eligible, non-union employee’s contributions. Participants are 100% vested in their contributions and the employer matching contributions. For annual compensation that exceeds the maximum compensation limit required by the Code for the U.S. Qualified Savings Plan, we contribute 5% of such excess to that employee’s non-qualified savings plan account discussed below.

In 2017, all eligible, non-union employees employed by FMC Technologies received a 4% non-elective contribution. Eligible non-union employees are those who were hired or rehired on or after January 1, 2010, or those non-union participants who had less than five years of vesting service as of December 31, 2009. Eligible participants become vested in their non-elective contributions after three years of service.

Our U.S.-based executives are eligible to participate in a pre-tax non-qualified defined contribution plan (the “U.S. Non-Qualified Savings Plan”), which provides executives and other eligible employees with the opportunity to participate in a tax advantaged savings plan comparable to the U.S. Qualified Savings Plan. The investment options offered to participants in the U.S. Non-Qualified Savings Plan are similar to those offered in our U.S. Qualified Savings Plan. Participants may elect to defer up to 90% of their base salary and/or annual cash incentive bonus into the U.S. Non-Qualified Savings Plan. We contribute 5% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Participants are 100% vested in their contributions and the employer contributions. For those participants in the U.S. Non-Qualified Savings Plan eligible to receive the non-elective contribution, we will contribute an additional 4% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Similar to the U.S. Qualified Savings Plan, eligible participants in the U.S. Non-Qualified Savings Plan become vested in their non-elective contributions after three years of service. In addition, for these eligible participants, we will make a contribution to the U.S. Non-Qualified Savings Plan equal to any missed Company contribution on annual compensation that exceeds the maximum compensation limit required by the IRS for our U.S. Qualified Savings Plan. The intent of our contributions to the U.S. Non-Qualified Savings Plan is so that eligible employees receive the same contribution as a percentage of eligible earnings from the Company regardless of compensation level. All vested funds must be distributed upon an employee’s termination or retirement from the Company.

French Savings Plan

As French employees, Messrs. Pilenko and Waldron participated in the supplementary retirement plan for executives with fixed contributions of 8% of the annual gross compensation up to a statutory limit capped at eight times the annual French social security (Sécurité sociale) limit (approximately €25,106 for 2017).

Defined Benefit Pension Plans

U.S. Defined Benefit Plan

Participation in the Company’s U.S. defined benefit pension plans is limited to employees who were employed by FMC Technologies prior to January 1, 2010 and who had five years of service as of December 31, 2009. Based on these requirements, Ms. Mannen is the only NEO who participates in the Company’s U.S. defined benefit pension plans.

The Company’s defined benefit pension plan for non-union employees (the “U.S. Pension Plan”) provides income replacement retirement benefits. The U.S. Pension Plan is designed to provide retirement income to our current employees who met the minimum service requirement of five years or who retire at the age of 65. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base salary and annual cash bonus in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock unit awards), matching contributions to our U.S. Qualified Savings Plan, and/or deferrals or our contributions to the U.S. Non-Qualified Savings Plan, or perquisites. The U.S. Pension Plan is qualified under the Code. The IRS limits the amount of compensation on which retirement benefits can be earned and the amounts payable by a tax qualified defined benefit pension plan.

We also have a U.S. non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan”) to provide the benefits based on earnings above the IRS limits, as well as benefits based upon deferrals made to the U.S. Non-Qualified Savings Plan that are not permitted under the U.S. Pension Plan. The U.S. Non-Qualified Pension Plan uses the same pension benefit formula as the tax-qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by the Code or the Employee Retirement Income Security Act of 1974, as amended . Effective December 31, 2017, benefits under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were frozen for all non-union participants as we closed those plans.

Executive Severance Benefits

General Severance Benefits

It is our policy to offer severance benefits to our executive officers because we believe that severance benefits provide important financial protection to executive officers in the event of involuntary job loss, are consistent with the practices of peer companies, and are appropriate for the retention of executive talent. Under our executive severance plan, which applies when an executive is not otherwise party to a change-in-control or executive severance agreement, executive officers who are terminated without cause are entitled to receive 18 months of severance pay (limited to base salary and the executive’s target annual cash incentive bonus), their prorated target annual cash bonus through the date of termination, the continuation of medical and dental benefits for 18 months at the employee premium rate, outplacement assistance, and financial planning and tax preparation assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under the executive severance plan. These provisions include any legal or contractual severance clauses (except for a change-in-control event) that may apply. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete, and non-solicitation covenants.

The terms of our general executive severance plan are consistent with the market practice of large public companies surveyed by Willis Towers Watson. Change-in-control severance benefits, as described below, and general severance benefits are exclusive of one another, and in no circumstance would any NEO receive benefits under both a change-in-control severance agreement and our general executive severance plan.

Change-in-Control Benefits

It is our policy to offer a “double trigger” change-in-control benefit to executive officers to ensure that they have an incentive to continue to work in the Company’s best interests during the period of time when a change-in-control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. It is also our policy to provide executives with the assurance they will not be adversely affected by a change-in-control transaction without fair compensation, except in the case of termination for cause. Finally, we believe an executive severance agreement is necessary to remain competitive in the market for skilled and experienced executive talent. Our change-in-control benefits do not include the payment of tax gross-ups.

The benefits payable upon a change-in-control event are comparable to benefits executives in similar positions at peer companies are eligible for under their change-in-control agreements. The competitive nature of these benefits was reviewed and analyzed by the Compensation Committee with the assistance of Willis Towers Watson and will be reviewed for continued competitiveness annually.

TechnipFMC Executive Change-in-Control Severance Agreements

Following the Merger, each of our NEOs other than our Executive Chairman entered into an executive severance agreement, which is “double trigger” meaning that severance benefits, including accelerated equity award vesting, are only payable if, in addition to a future qualifying change-in-control event, the executive is terminated by the Company without cause, or the executive terminates employment for good reason when his or her responsibilities are materially changed, his or her salary and/or benefits are materially reduced, and/or his or her location of employment is significantly changed. In such circumstances, executive officers are entitled to receive two to three times the greater of their annual base salary on the date of the agreement or on the date of termination; two to three times the greater of their average cash bonus payable in the three years prior to termination or their target annual cash bonus for the year of termination; a prorated payment equal to the amount of their annual target cash incentive bonus for the year the executive is terminated; accrued but unpaid base salary and unused paid time off pay; an amount equal to the premiums payable for health care, dental, vision, prescription drug, life, accidental death and dismemberment insurance, and disability insurance coverage for twenty-four to thirty-six months; and outplacement services.

Legacy FMC Technologies Executive Severance Agreements

FMC Technologies entered into executive severance agreements described herein with Mr. Pferdehirt, Ms. Mannen, and Ms. Ralston (the “legacy FMC Technologies severance agreements”), which apply to the Merger and remain effective until January 16, 2019.

The legacy FMC Technologies severance agreements provide for severance benefits if the executive officer is terminated by the Company without cause or the executive terminates employment for good reason when his or her responsibilities are materially changed, his or her salary and/or benefits are materially reduced, and/or his or her location is significantly changed following the Merger and prior to January 16, 2019. In such circumstances, under the legacy FMC Technologies severance agreements, the executive officer is entitled to receive one to three times his or her annual base salary and one to three times the executive’s annual target cash incentive bonus; a prorated payment equal to the amount of the executive’s annual target cash incentive bonus for the year the executive is terminated; accrued but unpaid base salary and unused paid time off pay; elimination of ownership and retention guidelines; three years of additional age and service credit for purposes of benefit determination in the U.S. Non-Qualified retirement plans; health care, life, accidental death and dismemberment insurance and long-term disability insurance coverage for 18 months at employee premium rates; and outplacement services.

Legacy Technip Executive Severance Agreements and Change-in-Control Agreements

Mr. Waldron served as Executive Vice President and Chief Operating Officer through November 15, 2017, when he transitioned to Executive Officer in the role of Special Advisor, Integration and Efficiency Program assisting our CEO. On March 1, 2018, Mr. Waldron left the Company. Mr. Waldron was also a party to an employment agreement with Technip that entitled him to three months’ notice of termination and 18 months of severance (based on the sum of base salary and annual cash bonus for the twelve months preceding termination), provided that his termination is not due to gross misconduct or negligence, ineptitude, or retirement. Mr. Waldron agreed to a perpetual non-solicit of employees covenant (covering employees who were employed during his last 12 months of employment ) and a 12-month post-termination non-compete and non-solicitation of customers , covering customers with whom Mr. Waldron had contact during the last 12 months of his employment, in both Europe and the United States. As long as he complies with the non-compete covenant, Mr. Waldron would be entitled to receive a non-compete indemnity equal to 40% of his average monthly base salary, plus bonus paid during the last 12 months of his employment for the duration of the non-compete, unless waived by the Company.

In connection with the Merger, Technip entered into an amendment to Mr. Waldron’s employment agreement that added enhanced severance upon a qualifying termination within 18 months following a change in control of Technip. The enhanced severance provided for 24 months’ severance (based on the sum of base salary and bonus for the 12 months preceding termination) if his employment terminated prior to July 16, 2018 (i.e., 18 months following the closing of the Merger) (i) by him because he is not offered a position with equivalent or greater duties without having to move out of France; (ii) is not terminated for gross misconduct or negligence; and (iii) does not retire within 24 months following the closing of the Merger.

In connection with his separation, the Company and Mr. Waldron entered into a settlement agreement under which he will receive payments in line with his severance under the terms of his amended employment agreement. Additionally, (i) his non-compete indemnity is spread over 24 months, with his non-compete indemnity correspondingly reduced to 20% of his average monthly base salary plus bonus paid during the last 12 months of his employment, in exchange for an extension of his non-compete covenant period to 24 months; (ii) his non-solicitation covenant is reduced to 24 months following termination; (iii) his 2017 incentive compensation was determined using the same performance metrics as other executives; (iv) he will receive an additional payment of 20% of his annual base salary; (v) he will retain the ability to earn and vest in his outstanding legacy Technip awards; and (vi) he will retain the ability to earn and vest in one-third of his 2017 long-term incentives as long as he complies with his non-compete.

Mr. Pilenko’s Service Agreement

Prior to the Merger, Technip had an arrangement with Mr. Pilenko that established certain terms of his service pursuant to French laws. In connection with the Merger, the Company agreed to continue and adopt the pre-Merger terms of service, including those mandated by French law, in order to ensure continuity during the post-Merger period until the Company’s post-Merger Compensation Committee could review all executive employment arrangements. As such, the Company entered into a service agreement with Mr. Pilenko to reflect his pre-Merger compensation arrangements, which entitles him to a base salary of €900,000 and participation in variable remuneration plans, including incentives. In addition, we agreed to continue to provide Mr. Pilenko with the following benefits: (i) the continuation of supplementary health coverage for him and his spouse subject to such coverage being available at reasonable cost; (ii) the reimbursement of the cost of up to 12 intercontinental flights per year for his spouse at the same class of ticket he is allowed for business trips; (iii) car service for his business trips; (iv) the reimbursement of reasonable expenses relating to preparing and filing his tax returns in France, the United Kingdom, and the United States; (v) all existing or future supplementary retirement plans for executives working in France; (vi) 25 days paid holiday each year; and (vii) reimbursement of various expenses related to immigration.

Once our post-Merger Compensation Committee reviewed all executive employment arrangements, Mr. Pilenko’s service agreement was updated to reflect the ability to earn an annual cash incentive consistent with all of our executive officers. In addition, should Mr. Pilenko’s employment be terminated by us other than for cause (i.e., gross misconduct, gross negligence, conviction of an arrestable offense, conduct bringing him or us into disrepute, or being prohibited from being a director) prior to our 2019 Annual Meeting of Shareholders, he will receive a lump sum payment equal to the salary he would have received through the date of the 2019 Annual General Meeting of Shareholders. Upon termination of his employment other than for cause, he will also be eligible for (i) a lump sum payment equal to his annual base salary and target annual cash incentive, subject to his signing a release of claims, (ii) monthly payments of his base salary and one-twelfth of his target annual cash incentive payable over 12 months as payment for a non-compete, (iii) payment for all accrued but unused vacation days, and (iv) subject to his continued compliance with his non-compete, continuation of his supplementary health and tax preparation reimbursement benefits for two years following his termination. If Mr. Pilenko’s employment is terminated for cause, he would not be entitled to any additional payments or benefits upon termination. Upon termination for any reason other than cause, all stock options granted under legacy Technip plans, performance stock unit awards, and other awards granted prior to the Merger will continue on their existing terms and will not be forfeited.

Summary Compensation Table for the Year Ended December 31, 2017

The following table summarizes the compensation earned by each of the NEOs from all sources for services rendered in all of their capacities to the Company during the fiscal year ended December 31, 2017.

Name and Principal Position in 2017	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Options ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Douglas J. Pferdehirt	2017	1,116,667	—		7,317,853	1,739,998	2,272,556		—	241,026	12,688,100
Chief Executive Officer

Maryann T. Mannen	2017	718,284	—		2,698,086	623,048	1,028,942		$2,162,942	86,423	7,317,725
Executive Vice President and Chief Financial Officer

Thierry Pilenko(5)	2017	1,023,929	—		5,937,996	—	1,954,680	(6)	—	159,466	9,076,071
Executive Chairman

Julian Waldon(5)	2017	637,111	752,588	(7)	2,436,974	562,757	187,948	(6)	—	2,813,829	7,391,207
Former Executive Vice President and Chief Operating Officer

Dianne B. Ralston	2017	591,667	—		1,827,750	422,065	891,938		—	121,734	3,855,154
Executive Vice President, Chief Legal Officer and Secretary

(1)	Amounts disclosed in the Stock Awards column represent the sum of the aggregate grant date fair value of options, time based restricted stock units, and performance-based restricted stock units subject to either performance (ROIC) or market-based (TSR) vesting conditions. Determination of fair value was made in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. With respect to restricted stock units subject to performance-based (ROIC) vesting conditions and time-based restricted stock units, the aggregate grant date fair value of such awards was based on the Company’s share price on the grant date of the awards and the assumption that target performance was probable to occur, as of the date of grant. With respect to restricted stock units subject to TSR market-based vesting conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Form 10-K filed on April 2, 2018.

The maximum award value of performance-based stock subject to both performance conditions and market-based conditions are shown in the table below. The methodology used in this table is the same as in the Summary Compensation Table for the performance-based restricted stock units.

	Pferdehirt	Mannen	Pilenko	Waldron	Ralston
2017	$11,155,726	$4,156,182	$7,476,018	$3,753,996	$2,815,504

(2)	Represents the grant date fair value of stock options determined in accordance with FASB ASC Topic 718 using the Black-Scholes method as disclosed in our Form 10-K filed on April 2, 2018.
(3)

The amounts shown in the Change in Pension Value column reflect the actuarial increase in the present value of the NEO’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. pension programs) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements for the fiscal year ended December 31, 2017.
(4)	The amounts reflected in the All Other Compensation column for the fiscal year ended on December 31, 2017 represent:

Mr. Pferdehirt—Company-paid life insurance premium of $1,420, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $125,003, security for his personal residence and business travel of $46,942, Company-provided apartment in Paris, France of $33,448, financial planning and personal tax assistance of $18,214, spousal travel for Company business functions of $21,083, and personal use of Company automobile of $8,434. For the Company-provided apartment in Paris, France, Mr. Pferdehirt reimbursed the Company $13,518 for that portion of the rent that was for his own personal use.

Ms. Mannen—Company-paid life insurance premium of $914, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $42,921, club membership of $17,802, financial planning and personal tax assistance of $18,000, security for her personal residence and business travel of $5,433, and an executive physical.

Mr. Pilenko—premiums for sickness, life, and disability insurance of $5,500, contributions to the French Savings Plan of $28,563, financial planning and personal tax assistance of $56,009, and spousal travel for Company business functions of $69,394.

Mr. Waldron—premiums for sickness, life, and disability insurance of $5,500, contributions to the French Savings Plan of $28,563, and a company car for $5,533. In addition, $2,774,223 represents amount payable upon separation pursuant to his settlement agreement.

Ms. Ralston—Company-paid life insurance premium of $705, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $73,973, club membership of $28,705, and financial planning and personal tax assistance of $18,351.

(5)	The amounts reported as salary, non-equity incentive compensation, bonus, and all other compensation for Messrs. Pilenko and Waldron were paid in Euros. These amounts were converted to U.S. dollars utilizing an average of the Euro to U.S. dollar exchange rates on the last day of each month during 2017.
(6)	Includes $102,393 and $59,729 incentive compensation earned under the 2014 legacy Technip Cash Incentive Plan for Mr. Pilenko and Mr. Waldron, respectively. The performance conditions under the plan were certified in 2016 prior to the Merger. However, the plan required continued employment through the payment dates of December 2017 and December 2018.
(7)	Reflects a minimum 2017 bonus under Mr. Waldron’s settlement agreement.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2017 to each NEO.

Name	Award Type(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Based Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)

			Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas J. Pferdehirt	Annual Incentive	2017	—	1,507,500	3,015,000
	RSU	6/20/2017							65,364			1,739,990
	PSU-ROIC	6/20/2017				—	98,047	196,094				2,610,011
	PSU-TSR	6/20/2017				—	98,046	196,092				2,967,852
	Stock Options	6/20/2017								224,835	26.62	1,739,998

Maryann T. Mannen	Annual Incentive	2017	—	718,284	1,436,568
	RSU	2/28/2017							19,183			619,995
	PSU-ROIC	2/28/2017				—	28,775	57,550				930,008
	PSU-TSR	2/28/2017				—	28,774	57,548				1,148,083
	Stock Options	2/28/2017								66,148	32.32	623,048

Thierry Pilenko	Annual Incentive	2017	—	1,228,715	2,457,430
	RSU	8/9/2017							81,001			2,132,756
	PSU-ROIC	8/9/2017				—	60,751	121,502				1,599,574
	PSU-TSR	8/9/2017				—	60,751	121,502				2,088,012

Julian Waldron	Annual Incentive	2017	—	637,111	1,274,222
	RSU	2/28/2017							17,326			559,976
	PSU-ROIC	2/28/2017				—	25,990	51,980				839,997
	PSU-TSR	2/28/2017				—	25,990	51,980				1,037,001
	Stock Options	2/28/2017								59,747	32.32	562,757

Dianne B. Ralston	Annual Incentive	2017	—	591,667	1,183,334
	RSU	2/28/2017							12,995			419,998
	PSU-ROIC	2/28/2017				—	19,492	38,984				629,981
	PSU-TSR	2/28/2017				—	19,493	38,986				777,771
	Stock Options	2/28/2017								44,810	32.32	422,065

(1)	“RSU” awards are time-based restricted stock unit awards, “PSU-ROIC” awards are performance-based restricted stock unit awards based on the ROIC performance measure, and “PSU-TSR” awards are market-based restricted stock unit awards based on the TSR performance measure.

(2)	Each target award as a percentage of base salary: Mr. Pferdehirt—135%; Ms. Mannen—100%; Mr. Pilenko—120%; Mr. Waldron 100%; and Ms. Ralston—100%.
(3)	Grant date fair values were determined in accordance with FASB ASC Topic 718. With respect to time-based restricted stock units and restricted stock units that are subject to performance (ROIC) vesting conditions, the aggregate grant date fair value of such awards was based on the Company’s share price on the grant date of the awards and the assumption that target performance was probable to occur, as of the date of grant. With respect to restricted stock units subject to market-based (TSR) vesting conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Form 10-K filed on April 2, 2018. With respect to stock options, the grant date fair value was determined using the Black Scholes method as disclosed in our Form 10-K filed on April 2, 2018.

For a description of the material terms of the restricted stock unit awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, and the time-vesting stock options, see the descriptions set forth in “Compensation Discussion and Analysis.” Dividend equivalents are accumulated on restricted stock unit awards and are payable only if and when the restricted stock units vest.

Outstanding Equity Awards at Fiscal Year-End Table(1)

		OPTION AWARDS						STOCK AWARDS
Name	Grant Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Incentive Award Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/€)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock that have Not Vested ($)(2)	Incentive Award Plan Awards: Number of Unearned Shares, Units, or Other Rights that have Not Vested (#)		Incentive Award Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have Not Vested ($)(2)
Douglas J. Pferdehirt	9/1/2016							54,132	(3)	1,694,873
	6/20/2017		224,835			$26.62	6/20/2027	65,364	(4)	2,046,547	196,093	(5)	6,139,672

Maryann T. Mannen	2/28/2017		66,148			$32.32	2/28/2027	19,183	(4)	600,620	57,549	(5)	1,801,859

Thierry Pilenko	6/17/2011	132,160				€36.35	6/17/2018
	6/15/2012	97,570				€37.27	6/15/2019
	6/14/2013	77,300				€42.87	6/14/2021
	9/7/2015			220,000	(6)	€23.92	9/7/2023				66,000	(7)	2,066,460
	7/1/2016			230,000	(8)	€24.17	7/1/2024				132,000	(9)	4,132,920
	12/6/2016										58,000	(10)	1,815,980
	8/9/2017							81,001	(4)	2,536,141	121,502	(5)	3,804,228

Julian Waldron	6/17/2011	47,200				€36.35	6/17/2018
	6/15/2012	30,158				€37.27	6/15/2019
	6/14/2013	26,282				€42.87	6/14/2021
	9/7/2015			72,000	(6)	€23.92	9/7/2023				16,000	(7)	500,960
	7/1/2016			72,000	(8)	€24.17	7/1/2024				39,360	(9)	1,232,362
	2/28/2017		59,747			$32.32	2/28/2027	17,326	(4)	542,477	51,980	(5)	1,627,494

Dianne B. Ralston	2/28/2017		44,810			$32.32	2/28/2027	12,995	(4)	406,873	38,985	(5)	1,220,620

(1)	All grants made prior to the closing of the Merger on January 16, 2017 were granted under the terms of the Amended and Restated FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “FMC Technologies Incentive Plan”) or various Technip share incentive plans (the “Technip Plans”). The vesting of all awards granted prior to the Business Combination Agreement related to the Merger, dated June 14, 2016, was accelerated pursuant to the terms of the FMC Technologies Incentive Plan. The Technip Plans did not require accelerated vesting of awards upon the closing of the Merger.
(2)	The market value of restricted stock units that have not vested is calculated using the closing price of the Company’s Ordinary Shares on the NYSE of $31.31 on December 29, 2017.
(3)	Reflects grant of restricted stock units that will vest on September 1, 2019.
(4)	Reflects grant of restricted stock units that will vest on February 28, 2020.

(5)	Reflects the target number of restricted stock units subject to the achievement of performance conditions that will vest on February 28, 2020.
(6)	Reflects the target number of stock options subject to the achievement of performance conditions that will vest on September 7, 2019.
(7)	Reflects the target number of restricted stock units subject to the achievement of performance conditions that will vest on September 7, 2019.
(8)	Reflects the target number of stock options subject to the achievement of performance conditions that will vest on July 1, 2020.
(9)	Reflects the target number of restricted stock units subject to the achievement of performance conditions that will vest on July 1, 2020.
(10)	Reflects the target number of restricted stock units subject to the achievement of performance conditions that will vest on December 6, 2020.

Option Exercises and Stock Vested Table

None of the NEOs exercised any stock options or had stock awards vest in 2017.

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the NEOs under the pension plans include years of service with FMC Technologies and its former parent company. The U.S. Pension Plan values are the present value of accrued benefits at the first retirement date for unreduced benefits. The U.S. Non-Qualified Pension Plan value is the present value at December 31, 2017 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name	Number of Years of Credited Service as of 12/31/2017	Present Value of Accumulated Benefit as of 12/31/2017 ($)(2)	Payments During Last Fiscal Year
Douglas J. Pferdehirt(1)	U.S. Pension Plan	N/A	N/A	N/A
	U.S. Non-Qualified Pension Plan		N/A	N/A

Maryann T. Mannen	U.S. Pension Plan	31.7	1,372,002	0
	U.S. Non-Qualified Pension Plan		5,622,992	0

Thierry Pilenko(1)	U.S. Pension Plan	N/A	N/A	N/A
	U.S. Non-Qualified Pension Plan		N/A	N/A

Julian Waldron(1)	U.S. Pension Plan	N/A	N/A	N/A
	U.S. Non-Qualified Pension Plan		N/A	N/A

Dianne B. Ralston(1)	U.S. Pension Plan	N/A	N/A	N/A
	U.S. Non-Qualified Pension Plan		N/A	N/A

(1)	Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009. Accordingly, since Mr. Pferdehirt and Ms. Ralston were hired after January 1, 2010, neither of them participates in the U.S. Pension Plan or the U.S. Non-Qualified Pension Plan. Messrs. Pilenko and Waldron do not participate in the U.S. Pension Plan or the U.S. Non-Qualified Pension Plan. Effective December 31, 2017, future benefit accruals were frozen under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan.

(2)	Assumptions in Pension Benefits Table:

•	The following assumptions were used to calculate the present value of Ms. Mannen’s accumulated benefits as of December 31, 2017:

•	Present value of U.S. Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2017 FASB ASC Topic 715 disclosure assumptions (3.70%, RP-2014 adjusted with modified MP-2014 projection scale with long-term rate plan improvement of 0% in 2027) and reflecting discounting of present value back to December 31, 2017 using FASB ASC Topic 715 interest only (3.70%);

•	Present value of U.S. Non-Qualified Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2017 FASB ASC Topic 715 assumptions (2.80%, 417(e) mortality table for lump sum distributions payable in 2019 and 3.70% for five-year certain annuity) and reflecting discounting of present value back to December 31, 2017 using FASB ASC Topic 715 interest only (3.70%); and

•	Unreduced benefits are first available at age 62 (or current age, if later) under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan.

U.S. Pension Plan

Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation through the date on which benefit accruals were frozen, December 31, 2017. The normal annual retirement benefit is the product of (a) and (b) below:

a)	the sum of:

i.	1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached), plus 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base, multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

ii.	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service; and

b)	the ratio of actual years of credited service to expected years of credited service at age 65.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan include the base salary and annual cash bonus paid by the Company to the executives for each plan year, subject to certain IRS limits. Equity compensation, such as restricted stock unit and stock option awards, and deferrals to the U.S. Non-Qualified Savings Plan, are not included.

Early Retirement

The U.S. Pension Plan’s “early retirement” eligibility is on or after the participant’s 55th birthday with ten years of service. A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by  1⁄2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 75% and 100% joint and survivor annuities, level income, and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity, 11.4% from the normal retirement benefit for the 75% joint and survivor annuity, and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

U.S. Non-Qualified Pension Plan

The normal form of payment for the U.S. Non-Qualified Pension Plan is a lump sum distribution. In addition, a participant may elect to receive his benefit in monthly installments payable over five years. The actuarial equivalence assumption for interest rates is based on the lesser of the 30-year Treasury Rate in effect for October of the year prior to termination and 6%. Distributions will be made upon separation from service. Distributions for “key employees” as defined by the Code will be paid no sooner than six months after separation from service. All of the NEOs are key employees.

Non-Qualified Deferred Compensation Table

Pursuant to the Company’s U.S. Non-Qualified Savings Plan, certain of our employees, including our NEOs (excluding Mr. Pilenko and Mr. Waldron), may defer up to 75% of base salary and annual cash bonuses. For the U.S. Non-Qualified Savings Plan, deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds and the Company’s Ordinary Shares. The Company’s matching contribution will be made in the same investment allocations that the participant selects for his or her contributions to the plan. In addition, the NEOs who participate in the U.S. Non-Qualified Savings Plan may elect to defer all or any portion of their base salary and annual cash bonus payments for the current year under the U.S. Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the U.S. Non-Qualified Savings Plan.

Messrs. Pilenko and Waldron were participants in a defined benefit arrangement at Technip. In December 2016, such defined benefit arrangement was terminated as a consequence of the Merger, and Technip entered into agreements with Messrs. Pilenko and Waldron that settled such pension promises by payment of a lump sum amount, payable in two equal installments in 2017 and 2018.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)
Douglas J. Pferdehirt	206,906	100,703	220,549	—	1,429,704
Maryann T. Mannen	7,156	29,421	(44,214)	—	435,052
Thierry Pilenko	—	—	—	2,218,512	2,218,512
Julian Waldron	—	—	—	511,964	511,964
Dianne B. Ralston	102,615	49,673	250,826	—	250,826

(1)	All amounts are included in “Salary” and “Non-Equity Incentive Plan Compensation” reported for the NEOs in the Summary Compensation Table in this Proxy Statement.
(2)	All contributions made by the Company for the NEOs are included in “All Other Compensation” for the NEOs in the Summary Compensation Table in this Proxy Statement.
(3)	The total amount includes a contribution made on March 14, 2017 attributable to the 2016 plan year and excludes a contribution made on March 15, 2018 attributable to the 2017 plan year.
(4)	Reflects payouts resulting in the termination of the legacy Technip defined benefit arrangement.

Potential Payments upon Termination

The compensation and benefits payable to each of the NEOs in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our NEOs receive additional compensation benefits either in the event of their death or disability, retirement, or involuntary not-for-cause termination discussed in this section, or, alternatively, in the event of a change in control. Termination payments and change-in-control payments are mutually exclusive and our NEOs are not entitled to receive both forms of payment.

Payments in the Event of Death, Disability, or Retirement

In the event of the death or disability of an NEO during active employment with the Company, all outstanding equity awards vest on the first business day following death or disability. This same death or disability benefit exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of an NEO’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement, normal vesting schedule. All outstanding equity awards are forfeited in the event of retirement. None of the NEOs was eligible for retirement as of December 31, 2017.

The following table shows the value to each of the NEOs if death or disability had occurred on December 31, 2017.

Executive Benefits and Payments in the Event of Death or Disability on December 31, 2017

Long-Term Incentive Compensation
Name	Performance-Based Restricted Stock Units ($)(1)	Stock Options/ SARs ($)(1)(2)	Time Vested Restricted Stock Units Unvested and Accelerated ($)(1)	Total ($)
Douglas J. Pferdehirt	6,139,672	1,054,476	3,741,420	10,935,568
Maryann T. Mannen	1,801,859	—	600,620	2,402,479
Thierry Pilenko	11,819,588	—	2,536,141	14,355,729
Julian Waldron	3,360,815	—	542,477	3,903,292
Dianne B. Ralston	1,220,620	—	406,873	1,627,493

(1)	Assumes performance units are paid at target (1.0).
(2)	Unvested stock options vest and become exercisable in the event of death or disability. No value is included for stock options that have an exercise price that is greater than the Company’s stock price on December 31, 2017.

Payments Made in an Involuntary Termination

The amounts shown in the table below are calculated using the assumption that an involuntary not-for-cause termination was effective as of December 31, 2017, and as a result, are based on amounts earned through such time and are only estimates of amounts that would be paid out to the NEOs in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination. Due to the Merger, as of December 31, 2017, each of the legacy FMC Technologies executives would be entitled to receive payments based on an involuntary termination following a change in control under the terms of the legacy FMC Technologies severance agreements, which are reflected in the amounts below. Mr. Pilenko’s amounts reflect payments that would be made under the terms of his employment agreement upon termination of his employment for any reason other than cause. Although Mr. Waldron was a party to an employment agreement that provided for a change-in-control payment, the amounts below reflect the amount Mr. Waldron agreed to receive upon termination under the terms of his settlement agreement as described above.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2017

	Compensation				Benefits and Perquisites
	Severance Payment ($)	Pro-Rated Target Annual Cash Bonus or Agreed Bonus ($)(1)	Equity Award and Long-Term Incentive Acceleration ($)(2)	Non-Compete Payments ($)(3)	Medical, Dental, Life Insurance and Disability Benefits ($)(4)	Financial Planning and Tax Preparation Assistance ($)	Outplacement Services ($)	Value of Additional Pension Service ($)(5)	Total ($)
Douglas J. Pferdehirt	8,460,000	2,084,119	1,694,873	—	27,790	18,214	50,000	—	12,334,996
Maryann T. Mannen	4,500,000	993,028	—	—	19,342	18,000	50,000	$1,695,520	7,275,890
Thierry Pilenko(6)(7)	4,188,919	—	14,355,729	2,252,643	9,582	112,018	—	—	20,918,891
Julian Waldron(7)	2,774,233	—	2,456,646	559,065	—	—	—	—	5,789,944
Dianne B. Ralston	2,400,000	817,980	—	—	7,251	18,351	50,000	—	3,293,582

(1)	For NEOs other than Mr. Pilenko, the amount represents base salary and a cash bonus assuming annual bonus based on a BPI rating of 1.51, as determined by the Board at its February 2018 meeting and an API rating of 1.0. For Mr. Pilenko, the amount represents his base salary and target cash bonus pursuant to the terms of his service agreement.
(2)	Assumes performance units are paid at target. In addition, if there had been a change in control of the Company on December 31, 2017 and a subsequent involuntary termination, all outstanding equity awards for Mr. Pferdehirt, Ms. Mannen, and Ms. Ralston would then vest, including awards granted in 2017. No other amounts except for the outstanding equity awards would change. In such circumstance, the values under the “Equity Award and Long-Term Incentive Acceleration” and “Total” columns would be as follows, assuming performance units are paid at target:

	Equity Award and Long-Term Incentive Acceleration ($)	Total ($)
Douglas J. Pferdehirt	10,935,568	21,575,691
Maryann T. Mannen	2,402,479	9,678,369
Dianne B. Ralston	1,627,493	4,921,075

(3)	Represents 12 months’ salary and 2017 annual incentive for Mr. Pilenko payable over a 12-month period in exchange for a 12-month non-compete. For Mr. Waldron, this amount is equal to 20% of his average monthly base salary plus 2017 bonus and is payable in monthly installments over 24 months in exchange for a 24-month non-compete.
(4)	Assumes no change in the coverage by such NEO for their medical and dental benefits coverage as in effect on December 31, 2017.
(5)	For Ms. Mannen, the amount represents the value of three additional years of age and service credits under the U.S. Non-Qualified Pension Plan provided by the terms of her change-in-control agreement.
(6)	Severance amount represents base salary through the Company’s 2019 Annual General Meeting of Shareholders, 12-months’ salary, target bonus, and accrued but unused vacation.
(7)	All amounts for Messrs. Pilenko and Waldron were converted to U.S. dollars utilizing an average of the Euro to U.S. dollar exchange rates on the last day of each month during 2017.

NON-EXECUTIVE DIRECTOR COMPENSATION

Our non-executive director compensation program consists of cash consideration and restricted stock unit awards. Compensation for our directors was developed by the Compensation Committee with the assistance of the Compensation Committee’s compensation consultant, Willis Towers Watson, and approved by the Board to reflect the practices of both U.S. and European companies as determined by references to the peer groups discussed in the section entitled “Executive Compensation Discussion and Analysis” below. The Board’s goal in designing directors’ compensation is to provide a competitive package that enables the Company to attract and retain highly skilled individuals with relevant experience, while recognizing the historic practices of the Company’s predecessor organizations and the expectations of our diverse shareholder base. Our directors’ compensation is also designed to reward the time and talent required to serve on the board of a company of our size, complexity, and geographical spread, acknowledging the significant international travel required to discharge their duties to the Company. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of individuals who are located in different countries, while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Under the terms of the TechnipFMC Incentive Award Plan (the “Incentive Plan”) and proposed Directors’ Remuneration Policy non-executive directors may earn up to $500,000 per year in the form of cash and grant date fair value of equity awards. However, the Incentive Plan grants the Board the authority to set and modify the terms of the directors’ compensation plan to pay less than that amount.

Non-Executive Director Fees and Annual Grant of Restricted Stock Units

The following table describes the components of the Company’s non-executive director compensation program for 2017 as established by the Board.

Compensation Element	Compensation
Annual Cash Retainer	$100,000

Annual Equity Grant	$175,000 in restricted stock units that vest after one year (included in the “Stock Awards” column of the Director Compensation Table below).

Annual Chair Fee	$20,000 for Audit Committee $15,000 for Compensation Committee $10,000 for Nominating and Corporate Governance Committee $10,000 for Strategy Committee

Annual Lead Independent Director Fee	$50,000

Committee Meeting Fee	$2,500 per committee meeting

Share Ownership Requirement	Five times annual cash retainer

Non-Executive Director Compensation Table

The following table shows all compensation awarded or earned by the non-executive members of our Board from all sources for services rendered in all of their capacities to the Company during 2017. Thierry Pilenko and Douglas J. Pferdehirt are not included in the table as they were employees during 2017 and did not receive any additional compensation for their service as a director. The compensation paid to Messrs. Pilenko and Pferdehirt is shown in the Summary Compensation Table for NEOs. In addition, Tore Halvorsen also served as a director of the Company until January 16, 2017. Mr. Halvorsen did not receive any compensation related to his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Arnaud Caudoux(4)	0	0	0	0
Pascal Colombani	120,000	174,980	0	294,980
Marie-Ange Debon	132,500	174,980	0	307,480
Eleazar de Carvalho Filho	125,000	174,980	0	299,980
Claire S. Farley	107,500	174,980	0	282,480
Didier Houssin	120,000	174,980	0	294,980
Peter Mellbye	130,000	174,980	0	304,980
John O’Leary	112,500	174,980	0	287,480
Richard A. Pattarozzi	170,000	174,980	10,000	354,980
Kay G. Priestly	112,500	174,980	0	287,480
Joseph Rinaldi	125,000	174,980	0	299,980
James M. Ringler	140,000	174,980	10,000	324,980

(1)	Includes the amount of the director’s annual cash retainer, fees paid for attendance at committee meetings, and additional fees paid to the Chair of each Board committee and to the Lead Independent Director.
(2)	Restricted stock unit grants were made on February 28, 2017, valued at $32.32 per share, the closing price on the NYSE of the Company’s Ordinary Shares on such date, reflecting an aggregate grant date fair value, which was computed in accordance with the SEC proxy disclosure rules and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, for all of the Company’s non-executive directors of $2,099,760. The aggregate outstanding restricted stock units held by each of the Company’s non-executive directors on December 31, 2017 was 5,414 restricted stock units. Dividend equivalents will not be paid on any of the restricted stock units unless the Company pays dividends on its Ordinary Shares.
(3)	Amounts in this column reflect charitable contributions made by the Company in the name of directors pursuant to the matching charitable contribution program available to all employees and directors. The numbers shown reflect the matching charitable contribution amounts that were paid by the Company during the 2017 plan year, as follows: Richard A. Pattarozzi, $10,000; and James M. Ringler, $10,000. For additional information regarding charitable contributions, see “Other Benefits” below.
(4)	Mr. Caudoux waived his cash and equity remuneration because of the policies of his employer, Bpifrance.

Other Benefits

Each non-executive director receives reimbursement for reasonable incidental expenses incurred in connection with the attendance at Board and committee meetings. In addition, in keeping with the Company’s sustainability focus of community involvement, directors are eligible to participate in the matching charitable contribution program on the same terms as employees. Pursuant to this program, the Company matches 100% of the charitable contributions of its employees and directors up to an aggregate of $10,000 in any year, although the Company exercises discretion to approve matching contributions in excess of that amount from time to time. Directors who are not the Company’s employees do not participate in any employee benefit plans other than the Company’s matching program for charitable contributions. The Company has not made a charitable contribution to any charitable organization in which a director serves as an employee or an immediate family member of the director serves as an executive officer that exceeds in any single year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Share Ownership Requirements

To further align the interests of non-executive directors with the interests of the Company’s shareholders, each non-executive director is expected to acquire and retain the Company’s Ordinary Shares and/or restricted stock units having a value equal to at least five times the amount of each director’s annual cash retainer. A director has five years from his or her initial appointment date as a director to meet this requirement. The ownership requirement is prorated over the five-year period. Each of the Company’s non-executive directors met his or her pro-rata ownership requirement for 2017.

The annual restricted stock unit grant vests after one year of service but is settled in Ordinary Shares only when the director leaves the Board. The restricted stock units are forfeited if a director ceases service on the Board prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Ordinary Shares upon the death or disability of a director or in the event of a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Nominating and Corporate Governance Committee considers questions of possible conflicts of interest for related persons and recommends to our Board the appropriate resolution of any conflict of interest or any related person transaction. We do not have a separate, written policy regarding the review and approval of related person transactions. However, the Nominating and Corporate Governance Committee considers all relevant factors, which may include (1) the benefit of the transaction to us; (2) any alternatives to the transaction; and (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Nominating and Corporate Governance Committee will only approve those transactions determined to be in our best interests. In addition, our Governance Guidelines and Code of Business Conduct require directors and executive officers to disclose potential conflicts of interest, and directors must recuse themselves from discussing or voting on any issue for which they may have a conflict. Directors and executive officers also complete an annual questionnaire that contains questions regarding related person transactions.

We subject the following “related persons” to our procedures:

(a) any director or executive officer of the Company;

(b) any nominee for director;

(c) any immediate family member of a director or executive officer of the Company or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(d) any beneficial owner (other than a financial or investment institution) of more than 5% of our Ordinary Shares; or

(e) any immediate family member of such a beneficial holder.

In 2017, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a direct or indirect material interest and in which the amount involved exceeded $120,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows, as of April 2, 2018, the number of our Ordinary Shares beneficially owned by each of our directors, NEOs, and all directors and executive officers as a group. No director or NEO beneficially owns more than 1% of our Ordinary Shares, as designated in the “Percent of Class” column, in the table below.

Name	Shares		Percent of Class(1)
Douglas J. Pferdehirt	379,185	(2)	*
Maryann T. Mannen	312,010	(2)	*
Thierry Pilenko	784,030	(2)	*
Julian Waldron	254,240	(2)	*
Dianne B. Ralston	78,249	(2)	*
Arnaud Caudoux	0	(3)	*
Pascal Colombani	11,648	(3)	*
Marie-Ange Debon	6,244	(3)	*
Eleazar de Carvalho Filho	29,619	(3)	*
Claire S. Farley	59,923	(3)	*
Didier Houssin	6,214	(3)	*
Peter Mellbye	16,407	(3)	*
John O’Leary	7,014	(3)	*
Richard A. Pattarozzi	80,580	(3)	*
Kay G. Priestly	14,575	(3)	*
Joseph Rinaldi	6,214	(3)	*
James M. Ringler	174,871	(3)	*
All directors and executive officers as a group (24 persons)	2,704,298	(4)	*

*	Less than 1%

(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 462,405,801 Ordinary Shares outstanding on April 2, 2018.
(2)	Includes (i) Ordinary Shares owned by the individual; (ii) for Mr. Pferdehirt, Ms. Mannen, and Ms. Ralston, Ordinary Shares held by the U.S. Qualified Savings Plan for the account of the individual and the U.S. Non-Qualified Savings plan for the benefit of the individual; and (iii) Ordinary Shares subject to stock options that are exercisable within 60 days of April 2, 2018 and restricted stock units that will vest within 60 days of April 2, 2018. Mr. Pferdehirt’s ownership includes 30,304 Ordinary Shares held by a family trust for the benefit of his children, and his spouse is trustee of the family trust. The Ordinary Shares included in item (iii), in the aggregate, amount to 0 Ordinary Shares for Mr. Pferdehirt, Ms. Mannen, and Ms. Ralston; 307,030 Ordinary Shares for Mr. Pilenko; and 103,640 Ordinary Shares for Mr. Waldron.
(3)	Includes Ordinary Shares owned by the individual and Ordinary Shares subject to restricted stock units credited to individual accounts of non-employee directors under our Incentive Plan. As of April 2, 2018, the number of shares subject to restricted stock units credited to each non-employee director under the Incentive Plan was 5,414, except for Mr. Caudoux who waived his cash and equity remuneration because of the policies of his employer, Bpifrance. These directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on our Board. Until such distribution, these directors have an unsecured claim against us for such units.
(4)	Includes, in the aggregate, stock options to purchase 516,556 Ordinary Shares that are currently exercisable by Messrs. Pilenko and Waldron and three other executive officers.

The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our Ordinary Shares, based on information contained in Schedules 13G or 13D filed with the SEC.

Name and Address of Beneficial Owner	Shares		Percent of Class(1)
First Eagle Investment Management, LLC 1345 Avenue of the Americas New York, NY 10105	34,868,417	(2)	7.54%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	27,084,598	(3)	5.86%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	26,682,741	(4)	5.77%

Bpifrance Participations S.A. 27-31, avenue du Général Leclerc 94710 Maisons-Alfort Cedex France	24,688,691	(5)	5.34%

State Street Corporation One Lincoln Street Boston, Massachusetts 02111	23,994,483	(6)	5.19%

(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 462,405,801 shares outstanding on April 2, 2018.
(2)	Based on a Schedule 13G/A filed with the SEC on February 8, 2018. The Schedule 13G/A reports that First Eagle Investment Management, LLC (“FEIM”) has sole voting power over 33,544,367 Ordinary Shares and sole dispositive power over 34,868,417 Ordinary Shares. FEIM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 34,868,417 Ordinary Shares as a result of acting as investment adviser to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities.
(3)	Based on a Schedule 13G filed with the SEC on February 9, 2018. The Schedule 13G/A reports that The Vanguard Group has sole voting power over 531,510 Ordinary Shares, sole dispositive power over 26,441,570 Ordinary Shares, and shared dispositive power over 643,028 Ordinary Shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 393,540 Ordinary Shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 384,647 Ordinary Shares as a result of its serving as investment manager of Australian investment offerings.
(4)	Based on a Schedule 13G filed with the SEC on February 1, 2018. The Schedule 13G reports that BlackRock, Inc. has sole voting power over 23,089,100 Ordinary Shares and sole dispositive power over 26,682,741 Ordinary Shares.
(5)	Based on a Schedule 13D filed with the SEC on May 30, 2017. Bpifrance Participations S.A., jointly with Caisse des Dépôts et Consignations, EPIC Bpifrance, and Bpifrance S.A, have shared voting power over 24,688,691 Ordinary Shares and shared dispositive power over 24,688,691 Ordinary Shares.
(6)	Based on a Schedule 13G filed with the SEC on February 13, 2018. The Schedule 13G reports that State Street Corporation and its direct or indirect subsidiaries has shared voting power over 20,038,516 Ordinary Shares and shared dispositive power over 23,994,483 Ordinary Shares.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On January 17, 2017, TechnipFMC acceded to a $2.5 billion senior unsecured revolving credit facility agreement among FMCTI, Technip Eurocash SNC (together with FMCTI, the “Borrowers”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as agent and an arranger, SG Americas Securities LLC, as an arranger, and the lenders party thereto (the “Facility Agreement”) as an additional borrower and an additional guarantor.

The Facility Agreement provides for the establishment of a multicurrency, revolving credit facility with a total commitment of $2.5 billion, which includes a $1.5 billion letter of credit subfacility and a $500.0 million swingline loan subfacility. Subject to certain conditions, the Borrowers may request the aggregate commitments under the Facility Agreement be increased to a maximum amount of $3.0 billion. Unless otherwise extended pursuant to the terms of the Facility Agreement, the credit facility expires on January 17, 2022.

Borrowings under the Facility Agreement bear interest at the following rates, plus an applicable margin, depending on currency:

•	U.S. dollar-denominated loans bear interest, at the Borrowers’ option, at a base rate or an adjusted rate linked to the London interbank offered rate (“Adjusted LIBOR”);

•	sterling-denominated loans bear interest at Adjusted LIBOR; and

•	euro-denominated loans bear interest at the Euro interbank offered rate (“EURIBOR”).

Depending on the credit rating of TechnipFMC, the applicable margin for revolving loans varies (i) in the case of Adjusted LIBOR and EURIBOR loans, from 0.820% to 1.300% and (ii) in the case of base rate loans, from 0.000% to 0.300%. The “base rate” is the highest of (a) the prime rate announced by JPMorgan, (b) the greater of the Federal Funds Rate and the Overnight Bank Funding Rate plus 0.5% or (c) one-month Adjusted LIBOR plus 1.0%.

The Facility Agreement contains usual and customary covenants, representations and warranties and events of default for credit facilities of this type, including financial covenants.

As of the date of this prospectus, the revolving credit facility remained undrawn.

For additional information on the indebtedness of the Company, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Debt and Liquidity” in Part II, Item 7 of TechnipFMC’s Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

DESCRIPTION OF THE EXCHANGE NOTES

The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an indenture dated March 29, 2017 (as supplemented, the “Indenture”) entered into between TechnipFMC, as issuer, and U.S. Bank National Association, as the Trustee. The terms of the Outstanding Notes and the Exchange Notes include those stated in the Indenture and the form of Notes, as well as those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Exchange Notes, when issued, will be part of the same series of corresponding Outstanding Notes under the indenture. References to the “Notes” include the Outstanding Notes and the Exchange Notes. The Outstanding Notes constitute, and the Exchange Notes will constitute, senior debt securities issued under the indenture.

Because this section is a summary, it does not describe every aspect of the Indenture or the Exchange Notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture, and the Exchange Notes. You should read the Indenture and the Exchange Notes because they contain additional information and they, and not this description, define your rights as a holder of the Exchange Notes. Additionally, copies of the Indenture and forms of the Exchange Notes are available without charge upon request to us at the address provided under “Where You Can Find More Information.” For purposes of this section, references to “TechnipFMC,” “we,” “us” or “our” include only TechnipFMC and not any of its subsidiaries.

General

We will initially issue up to $459,764,000 aggregate principal amount of the Exchange Notes. The Exchange Notes will mature on October 1, 2022.

The Exchange Notes will accrue interest at a rate per annum equal to 3.45% payable semi-annual in arrears on April 1 and October 1 of each year commencing on October 1, 2018, to the persons in whose names the notes are registered at the close of business on March 15 and September 15, respectively, preceding the interest payment date. Interest on the Exchange Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for with respect to the Outstanding Notes, or, if no interest has been paid or duly provided for, from the date of their original issuance.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

The Exchange Notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders of the Exchange Notes, increase the principal amount of the Exchange Notes in the future, on the same terms and conditions, other than the public offering price, original interest accrual date and initial interest payment date, and with the same CUSIP number as the Exchange Notes. We will not issue any such additional notes unless the additional notes are fungible with the Exchange Notes being offered for exchange hereby for U.S. federal income tax purposes. The Exchange Notes and any new notes of any series subsequently issued under the Indenture will be treated as a single series or class for all purposes under such the Indenture, including, without limitation, waivers, amendments and redemptions.

The Indenture does not limit the amount of unsecured debt that we or any of our subsidiaries may issue. We may issue additional debt securities under the Indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the Indenture on liens and sale/leaseback transactions described below under “—Certain Covenants,” the Indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event that we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

TechnipFMC will apply to list the Exchange Notes on the Official List of the Luxembourg Stock Exchange and to trade on the Euro MTF of the Luxembourg Stock Exchange.

Optional Redemption

At any time prior to July 1, 2022 (the date that is three months prior to the maturity date of the Exchange Notes), we may redeem some or all of the Exchange Notes at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest to, but not including, the redemption date.

We may redeem the Exchange Notes on or after July 1, 2022 (the date that is three months prior to the maturity date of the Exchange Notes), at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed by us as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC or their respective affiliates which are primary U.S. government securities dealers in the United States (a “Primary Treasury Dealer”), and their respective successors; provided, however, that if either of the foregoing and its affiliates and subsidiaries shall not be a Primary Treasury Dealer at the appropriate time, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Unless we default in payment of the redemption price, on and after any redemption date, interest will cease to accrue on the notes called for redemption. We are required to deposit with a paying agent, no later than any redemption date, money sufficient to pay the redemption price of the notes to be redeemed on such date, plus accrued and unpaid interest to, but not including, the redemption date. If we are redeeming less than all the notes, the trustee must select the notes to be redeemed by such method as the trustee deems fair and appropriate. The trustee may select for partial redemption notes and portions of notes in amounts equal to $2,000 or any integral multiple of $1,000 in excess thereof.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Open Market Purchases

TechnipFMC or any of its affiliates may at any time and from time to time purchase Exchange Notes in the open market or otherwise.

Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes nor are we required to repurchase the notes at the option of the holders.

Ranking

The Exchange Notes:

•	will be our unsecured senior obligations;

•	will rank equally in right of payment with all of our other existing and future unsubordinated debt, including the notes of the other series and any other series of debt securities issued under the Indenture;

•	will effectively rank junior to any of our secured debt, to the extent of the collateral securing that debt, and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries; and

•	rank senior in right of payment to all of our future subordinated debt.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth therein, we may discharge our obligations under the Indenture.

TechnipFMC is a holding company and derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. As a result, it depends on distributions of cash flow and earnings from its subsidiaries in order to meet its payment obligations under the Exchange Notes and its other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on such debt securities, including the Exchange Notes, or to provide TechnipFMC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the Exchange Notes will effectively rank junior to the liabilities of the issuer’s subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of such subsidiaries to make payments or other distributions to TechnipFMC and such subsidiaries could agree to contractual restrictions on their ability to make distributions.

The issuance of the Exchange Notes and the Exchange Offer will not impact TechnipFMC’s consolidated indebtedness, which was approximately $3.9 billion as of December 31, 2017.

Payment of Additional Amounts

Payments made by TechnipFMC or a paying agent, as applicable, on the Exchange Notes will be made free and clear of and without withholding or deduction for or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other similar charge imposed or levied by or on behalf of the government of the United Kingdom (the “Home Country Jurisdiction”), of any territory of the Home Country Jurisdiction or by any authority or agency therein or thereof having the power to tax, which we refer to collectively as “Taxes,” unless TechnipFMC or a paying agent is required to withhold or deduct Taxes by law.

If TechnipFMC or a withholding agent is required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the Exchange Notes, TechnipFMC will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

•	that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the Exchange Notes and such Home Country Jurisdiction or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

•	that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, levies, imposts, assessments or other similar governmental charges;

•	payable other than by withholding from payments of principal and premium, if any, or interest on the Exchange Notes;

•	that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

•	such compliance is required by applicable law or official administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes (including, without limitation, a certification that the holder or beneficial owner is not resident in the Home Country Jurisdiction); and

•	at least 30 days before the first payment date with respect to which such additional amounts shall be payable, TechnipFMC has notified such recipient in writing that such recipient is required to comply with such requirement;

•	that would not have been imposed but for the presentation of a New TechnipFMC Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

•	that are imposed with respect to any payment on a New TechnipFMC Note to any holder who is a fiduciary, partnership, limited liability company or other fiscally transparent entity or person other than the sole beneficial owner of such payment and to the extent that no Additional Amounts would have been payable had the beneficial owner of the applicable New TechnipFMC Note been the holder of such note;

•

that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law, or regulation, rule or practice adopted pursuant to or implementing an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

•	that would not have been imposed if presentation for payment of a New TechnipFMC Note had been made to a paying agent other than the paying agent to which the presentation was made;

•	any Taxes imposed by the United States or any political subdivision thereof; or

•	any combination of the foregoing items.

All references in this prospectus to the payment of the principal of or premium, if any, or interest, if any, on or the net proceeds received on the sale or exchange of, any Exchange Notes shall be deemed to include additional amounts to the extent that, in that context, Additional Amounts are, were or would be payable. TechnipFMC’s obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the Exchange Notes.

If, as a result of TechnipFMC’s consolidation, merger with or conversion into a successor person organized under the laws of a jurisdiction other than the United Kingdom (or, in each case, any political subdivision or taxing authority thereof) as described in “—Merger, Consolidation and Sale of Assets” or the conveyance, transfer or lease by TechnipFMC of its assets substantially as an entirety to such successor person, and such an entity expressly assumes the obligations of TechnipFMC under the Indenture and the Exchange Notes, such successor person will pay additional amounts on the same basis as described above, except that references to a “Home Country Jurisdiction” will be treated as references to the United Kingdom and the country in which such successor person is organized or resident (or deemed resident for tax purposes).

Optional Tax Redemption

TechnipFMC may redeem the Exchange Notes in whole, but not in part, at its option at any time prior to maturity, upon the giving of not less than 30 nor more than 90 days’ notice of tax redemption to the holders, at a redemption price equal to the principal amount of the Exchange Notes plus accrued and unpaid interest, if any, to the redemption date, if:

•	it determines that, as a result of any change in, amendment to or announced proposed change in the laws or any regulations or rulings promulgated thereunder of the Home Country Jurisdiction (or of any political subdivision or taxing authority thereof) or, in the event of the assumption of its obligations under the Exchange Notes by a successor person not organized under the laws of the Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof as described under “—Merger, Consolidation and Sale of Assets”), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), or any change in the application or official interpretation of such laws, regulations or rulings, or (in either case) any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties (including protocols) affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after (i) the issue date of the Exchange Notes or (ii) in the event of the assumption by a successor person of TechnipFMC’s obligations under the Indenture and the Exchange Notes as described under “—Merger, Consolidation and Sale of Assets” under the laws of a jurisdiction other than the Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption and, in the case of either of (i) or (ii), TechnipFMC or such successor person, as applicable, would be required to pay additional amounts (as described under “—Payment of Additional Amounts”) with respect to the Exchange Notes on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to TechnipFMC or such successor person, as applicable; or

•	it determines, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the Home Country Jurisdiction (or any political subdivision or taxing authority thereof) or, in the event of the assumption of its obligations under the Exchange Notes by a successor person not organized under the laws of the Home Country Jurisdiction (or, in each case, any political subdivision thereof as described under “—Merger, Consolidation and Sale of Assets”), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), which action is taken or brought on or after (i) the issue date of the Exchange Notes or (ii) in the event of the assumption by a successor person of TechnipFMC’s obligations under the Indenture and the Exchange Notes as described under “—Merger, Consolidation and Sale of Assets” under the laws of a jurisdiction other than the Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption and, in the case of either of (i) and (ii), there is a substantial probability that the circumstances described above would exist.

No notice of any such redemption may be given earlier than 90 days prior to the earliest date on which TechnipFMC or such successor person, as applicable, would be obligated to pay any additional amounts.

TechnipFMC or such successor person will also pay to each holder, or make available for payment to each such holder, on the redemption date, any additional amounts (as described under “—Payment of Additional Amounts”) resulting from the payment of such redemption price by it. Prior to the delivery of any notice of redemption, TechnipFMC or such successor person will deliver to the Trustee an officer’s certificate stating that it is entitled to effect or cause a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem or cause such redemption have occurred, and in the case of a redemption based on an opinion of independent counsel referred to in the second bullet above, such independent counsel’s opinion. Delivery of any notice of redemption will be conclusive and binding on the holders of the Securities being redeemed.

Any notice of redemption will be irrevocable once an officer’s certificate has been delivered to the Trustee.

Guarantees

None of our subsidiaries will guarantee our obligations under the Exchange Notes.

Certain Covenants

Limitation on Liens.

We will not, and will not permit any of our Restricted Subsidiaries to, incur, create, assume or permit to exist any Lien to secure Indebtedness (other than Permitted Liens):

•	on any Principal Property or

•	on any Capital Stock or Indebtedness issued by any Restricted Subsidiary that owns or leases any Principal Property

(in each case, whether such Principal Property, Capital Stock or Indebtedness are now existing or owned or subsequently created or acquired), without effectively providing that all of the outstanding debt securities under the Indenture will be secured equally and ratably with or prior to such Indebtedness, for so long as such Indebtedness shall be so secured.

“Permitted Liens” are defined in the Indenture to include:

•	Liens existing on, or provided for under the terms of agreements existing on, the date that any debt securities are issued under the Indenture;

•	Liens in favor of us or a Restricted Subsidiary;

•	Liens on any property or asset existing at the time of the acquisition thereof;

•	Liens on any property or asset of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into us or a Restricted Subsidiary, or Liens on any property or asset of a Person existing at the time such Person becomes a Restricted Subsidiary;

•	Liens created within one year after the acquisition, completion, development and/or commencement of commercial operation on or of any property or asset acquired, constructed, developed, altered or improved;

•	Liens securing industrial revenue, pollution control or similar bonds;

•	Liens on any current assets that secure current liabilities;

•	Liens to secure Indebtedness issued or guaranteed by, or in favor of, the United States or any state, territory or possession thereof (or the District of Columbia), any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction; and

•	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in the bullet points above that would not otherwise be permitted thereby; provided, however, that:

•	the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such refinancing, refunding, extension, renewal or replacement (plus the aggregate amount of premiums, other payments, fees, costs and expenses related to such refinancing, refunding, extension, renewal or replacement), except that where (1) the Indebtedness so secured at the time of any such refinancing, refunding, extension, renewal or replacement was incurred for the sole purpose of financing a specific project and (2) additional Indebtedness is to be incurred in connection with such refinancing, refunding, extension, renewal or replacement solely to finance the completion of the same project, the additional Indebtedness may also be secured by such Lien; and

•	the property or asset that is subject to the Lien serving as a refinancing, refunding, extension, renewal or replacement is limited to some or all of the property or asset that was subject to the Lien so refinanced, refunded, extended, renewed or replaced (plus improvements on such property or asset).

Notwithstanding the foregoing, we and our Restricted Subsidiaries may create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the first paragraph above without effectively providing that the debt securities shall be equally and ratably secured, if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate principal amount of outstanding Indebtedness secured by Liens which would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Indebtedness of us and our Restricted Subsidiaries in respect of Sale-Leaseback Transactions with respect to any Principal Property (not including such transactions described under any of the five bullet points as set forth below under “—Sale-Leaseback Transactions”), does not exceed 20% of Consolidated Net Tangible Assets.

Limitation on Sale-Leaseback Transactions.

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction with respect to any Principal Property unless either:

•	the Sale-Leaseback Transaction is solely with us or a Restricted Subsidiary;

•	the lease in such Sale-Leaseback Transaction is for a period not in excess of three years, including renewal rights;

•	the lease in such Sale-Leaseback Transaction secures or relates to industrial revenue, pollution control or similar bonds;

•	the Sale-Leaseback Transaction is entered into prior to or within 18 months after the purchase or acquisition of the Principal Property that is the subject of such Sale-Leaseback Transaction; or

•	within 12 months after the effective date of such transaction, we or our Restricted Subsidiary, as the case may be, applies an amount equal to the greater of (A) the net proceeds of such sale and (B) the Attributable Indebtedness of us and our Restricted Subsidiaries with respect to such Sale-Leaseback Transaction to:

(1)	the voluntary defeasance or the prepayment, repayment, redemption or retirement of our Indebtedness that ranks pari passu with the debt securities in right of payment of principal, premium and interest;

(2)	the acquisition, construction, development or improvement of any Principal Property used or useful in our businesses (including the businesses of our Restricted Subsidiaries); or

(3)	any combination of applications referred to in clause (1) or (2) above.

Notwithstanding the foregoing, we and our Restricted Subsidiaries may enter into Sale-Leaseback Transactions with respect to Principal Property so long as the Attributable Indebtedness of us and our Restricted Subsidiaries in respect of all Sale-Leaseback Transactions with respect to Principal Property (not including any Sale-Leaseback Transactions described under any of the five bullet points set forth immediately above, plus the aggregate principal amount of outstanding Indebtedness secured by Liens upon Principal Property or Capital Stock or Indebtedness issued by any Restricted Subsidiary then outstanding (not including any such Indebtedness secured by Permitted Liens) which do not secure such debt securities equally and ratably with (or on a basis that is prior to) the other Indebtedness secured thereby, would not exceed 20% of Consolidated Net Tangible Assets.

Merger, Consolidation and Sale of Assets.

The Indenture provides that we may not convert, consolidate, amalgamate, merge or enter into a scheme of arrangement with or into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets to another Person, unless:

•	either (a) TechnipFMC is the surviving corporation or (b) the Person formed by or surviving any such conversion, consolidation, amalgamation, merger or scheme of arrangement (if other than TechnipFMC) or the Person to which such sale, conveyance, transfer or lease is made (i) assumes all the obligations of TechnipFMC under the debt securities and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee and (ii) is organized under the laws of a country that is a member of the Organisation for Economic Co-operation and Development, including the United States or any state thereof or the District of Columbia;

•	we or the successor will not immediately be in default under the Indenture; and

•	we deliver an officers’ certificate and opinion of counsel to the trustee stating that such conversion, consolidation, amalgamation, merger, scheme of arrangement or sale, conveyance, transfer or lease, and any related supplemental indenture, comply with the Indenture and that all conditions precedent set forth in therein have been complied with.

Upon the assumption of all our obligations by a successor, we will be relieved of all obligations under the Indenture, except in the case of a lease.

Reports.

The Indenture provides that so long as any debt securities are outstanding, if we are subject to the periodic reporting requirements of the Exchange Act, we will file with the SEC and furnish to the trustee (unless such reports are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system or any successor thereto), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports on Forms 10-Q and 10-K required to be filed by companies that are subject to the periodic reporting requirements of the Exchange Act; and

(2)	all current reports on Form 8-K required to be filed by companies that are subject to the periodic reporting requirements of the Exchange Act.

Each annual report on Form 10-K will include a report on our consolidated financial statements by our certified independent accountants. In addition, we will post a copy of each of the reports referred to in clauses (1) and (2) above on our website for public availability as soon as reasonably practicable after such reports are filed with the SEC.

In the event that the rules and regulations of the SEC permit TechnipFMC and any direct or indirect parent of TechnipFMC to report at such parent entity’s level on a consolidated basis, consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for TechnipFMC will satisfy this covenant, and each supplemental indenture will permit TechnipFMC to satisfy its obligations in this covenant with respect to financial information relating to TechnipFMC by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its subsidiaries other than TechnipFMC and its subsidiaries, on the one hand, and the information relating to TechnipFMC and its subsidiaries on a standalone basis, on the other hand.

If, at any time, neither we nor any direct or indirect parent are subject to the periodic reporting requirements of the Exchange Act for any reason, the Indenture requires that we (or our direct or indirect parent) will nevertheless continue to prepare the financial statements and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” substantially similar to that which would have been required to be included in each of the reports specified in clause (1) of the preceding paragraph of this covenant had we been subject to such Exchange Act reporting requirements (with all such financial statements prepared in accordance with Regulation S-X promulgated by the SEC and all such annual financial statements including a report thereon from our certified independent accountants) and post copies thereof to our website for public availability within the time periods that would have been applicable to filing such reports with the SEC in the rules and regulations applicable to such reports if we had been required to file those reports with the SEC; provided, however, that if we (and any direct or indirect parent) are no longer subject to the periodic reporting requirements of the Exchange Act, we will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein).

Additional Covenants.

Under the Indenture, we also agree to:

•	pay the principal of, interest and any premium on, the debt securities when due;

•	maintain a place of payment for each series of debt securities;

•	deliver a certificate to the trustee after the end of each fiscal year reviewing our compliance with our obligations under the Indenture;

•	except as provided in the covenant described above under “—Merger, Consolidation and Sale of Assets,” preserve our corporate existence; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Events of Default

An “Event of Default,” when used in the Indenture, with respect to debt securities of any series, means any of the following:

(1)	failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

(2)	failure to pay the principal of or any premium on any debt security of that series when due;

(3)	failure to deposit any mandatory sinking fund payment on any debt security of that series when due, which failure continues for 30 days;

(4)	failure to perform, or a breach of, any other covenant of TechnipFMC in the Indenture (other than a covenant included in the indenture for the benefit of another series), which failure or breach continues for 90 days (or, in the case of the covenant described above under “—Certain Covenants—Reports,” 120 days) after written notice from the trustee or the holders of at least 25% in principal amount of debt securities of all series having the benefit of such covenant;

(5)	TechnipFMC, pursuant to or within the meaning of any bankruptcy, insolvency, reorganization or other similar law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian or similar official of it or for any substantial part of its property, or (iv) makes an assignment for the benefit of its creditors, or TechnipFMC admits its inability to pay its debts generally as they come due or takes any corporate action in furtherance of any of the actions referred to above in this clause (5);

(6)	a court of competent jurisdiction enters an order or decree under any bankruptcy, insolvency, reorganization or other similar law that (i) is for relief against TechnipFMC in an involuntary case, (ii) appoints a custodian or similar official of TechnipFMC or for any substantial part of its property or adjudges TechnipFMC insolvent, or (iii) orders the winding up or liquidation of TechnipFMC; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(7)	any other event of default as may be specified in the supplemental indenture with respect to debt securities of that series.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities issued under the Indenture occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of (i) the series affected by such default (in the case of a default described in clause (1), (2), (3) or (7) above) or (ii) all series of debt securities affected by such default (in the case of a default described under clause (4) above) may declare the unpaid principal of, together with any accrued but unpaid premium or interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) can void the declaration.

Notwithstanding the foregoing, if an event of default specified in clause (5) or (6) above occurs and is continuing, then all unpaid principal of, together with any accrued but unpaid premium or interest on, all debt securities outstanding under the Indenture will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights, security or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to the trustee.

Subject to certain limitations, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, relating to an event of default described in clause (1), (2), (3) or (7) above respecting such series of debt securities, and the holders of a majority in principal amount of all outstanding debt securities may do the same in relation to any other event of default.

Definitions

“Attributable Indebtedness” means with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:

•	the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities outstanding compounded semiannually; and

•	if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be accounted for as a capital lease obligation in accordance with GAAP, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, utilities, water rates, operating charges, labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the total net amount of rent shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the total net amount of rent determined assuming no such termination.

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of assets included in the most recent consolidated balance sheet of TechnipFMC and its Subsidiaries less (i) current liabilities of TechnipFMC and its Subsidiaries and (ii) the net book amount of all intangible assets of TechnipFMC and its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Indebtedness” means indebtedness of, or guaranteed or assumed by, us for borrowed money, if any such indebtedness would appear as a liability upon a consolidated balance sheet of TechnipFMC and its subsidiaries prepared in accordance with GAAP (not including contingent liabilities that appear only in a footnote to such balance sheet).

“Lien” means, with respect to any property or assets, any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity of any kind.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any other like depreciable asset owned or leased by us or any Subsidiary, having a fair value in excess of the greater of (i) 0.25% of the total assets included in the most recent consolidated balance sheet of us and our Subsidiaries prepared in accordance with GAAP and (ii) $100,000,000.

“Restricted Subsidiary” means any Subsidiary of us which owns or leases Principal Property.

“Sale-Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any of our Subsidiaries of any Principal Property, which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such Person.

“Subsidiary” of a Person means (i) a corporation, a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, by one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person, (ii) a partnership in which that Person or a subsidiary of that Person is, at the date of determination, a general or limited partner of that partnership, but only if that Person or its subsidiary is entitled to receive more than 50% of the assets of that partnership upon its dissolution or more than 50% of the net income of that partnership, or (iii) any other Person, other than a corporation or partnership, in which that Person, directly or indirectly, at the date of determination, has (a) at least a majority equity ownership interest or (b) the power to elect or direct the election of a majority of the directors (or persons performing similar functions) of such Person and control the policies of that Person.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Modification and Waiver

Holders who own a majority in principal amount of the debt securities of a series may agree with us to change the provisions of the Indenture or supplemental indenture relating to that series. However, no change may affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.

We may enter into supplemental indentures for other purposes specified in the Indenture, including to make changes that would not materially adversely affect your interests or to create a new series of debt securities, without the consent of any holder of debt securities.

The holders of a majority in principal amount of the debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the Indenture with respect to such series and its consequences, and the holders of a majority in principal amount of all outstanding debt securities may on behalf of the holders of all debt securities waive any other past default under the Indenture and its consequences, except in each case a default:

•	in the payment of the principal of, premium, if any, or interest on, any debt security; or

•	in respect of a covenant which under the Indenture cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance and Discharge

We at any time may terminate all our obligations under the Indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of or exchange the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a securities registrar and paying agent in respect of such debt securities.

We at any time may terminate our obligations under certain covenants, including those described above under “—Certain Covenants—Limitations on Liens” and “—Limitation on Sale-Leaseback Transactions,” with respect to a series of debt securities (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (4) or (7) under “—Events of Default” below.

In order to exercise either defeasance option, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee money, U.S. Government Obligations (as defined in the Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to the date of redemption or stated maturity, as the case may be, and we must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the defeasance trust fund for payment of principal of and any premium and interest on their debt securities until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.

In addition, we may satisfy and discharge all our obligations under the Indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or by their terms will become due and payable within one year or are called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to their stated maturity or applicable redemption date.

Notices

For so long as notes in global form are outstanding, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If notes are issued in individual definitive form, notices to be given to holders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as they appear in the registrar’s records.

So long as the Exchange Notes are listed on the Official List of the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require, we will publish notices (including financial notices) in a leading newspaper having a general circulation in Luxembourg (which is currently expected to be the Luxemburger Wort) or on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Governing Law

New York law will govern the Indenture and the Exchange Notes.

The Trustee

U.S. Bank National Association will be the Trustee under the Indenture. The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions with us. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after an event of default has occurred and is continuing, it must eliminate the conflict, apply to the SEC for permission to continue as Trustee or resign as Trustee.

If an event of default occurs and is continuing, the Trustee must exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

Listing

Application is expected to be made to admit the Exchange Notes for listing on the Official List of the Luxembourg Stock Exchange and for admission to trading on the Euro MTF Market. In the event that the Exchange Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market, we will use our commercially reasonable efforts to maintain such listing, provided that if, as a result of the European Union regulated market amended Directive 2001/34/EC (the “Transparency Directive”) or any legislation implementing the Transparency Directive we could be required to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information, or we determine that it is unduly burdensome to maintain a listing on the Official List of the Luxembourg Stock Exchange, we may delist the Exchange Notes from the Euro MTF Market in accordance with the rules of the Luxembourg Stock Exchange and seek an alternative admission to listing, trading and/or quotation for the Exchange Notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as we may decide. Although there is no assurance as to the liquidity that may result from a listing on the Official List of the Luxembourg Stock Exchange, delisting the Exchange Notes from the Official List of the Luxembourg Stock Exchange may have a material adverse effect on the ability of holders to resell the Exchange Notes in the secondary market. The Euro MTF Market is not a regulated market for the purposes of Directive 2004,39/EC.

We shall maintain one or more paying agents for the notes in Luxembourg for so long as the Exchange Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require.

BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the Exchange Notes will be issued in registered global form in minimum denominations of $2,000 and multiples of $1,000 in excess of that amount. The Exchange Notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “global notes.” Each such global note will be deposited upon issuance with the Trustee as custodian for “DTC,” in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The Exchange Notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the Exchange Notes represented by such global notes beneficially owned by such participants.

Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such global notes for all purposes under the New TechnipFMC Indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the New TechnipFMC Indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the New TechnipFMC Indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the New TechnipFMC Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of TechnipFMC, the Trustee any other agent of TechnipFMC or agent of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Clearing Systems and The Depository Trust Company

If DTC is at any time unwilling or unable to continue as depository for the global notes of any series, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue Exchange Notes in definitive form in exchange for the global notes. Any Exchange Notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

All payments of principal and interest on the Exchange Notes will be made by TechnipFMC in immediately available funds. The Exchange Notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

Listing

Application is expected to be made to the Official List of the Luxembourg Stock Exchange for the Exchange Notes to be listed on the Euro MTF Market. For so long as the Exchange Notes are listed on the Official List of the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require, copies of the following documents may be inspected and obtained free of charge at the specified office of the listing agent during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted):

•	the organizational documents of TechnipFMC;

•	each New TechnipFMC Indenture, as may be amended or supplemented from time to time;

•	the registration rights agreement; and

•	the financial statements of TechnipFMC.

We will maintain a paying and transfer agent in Luxembourg for so long as any of the Exchange Notes are listed on the Official List of the Luxembourg Stock Exchange.

JURISDICTIONAL RESTRICTIONS

Notice to Holders in the European Economic Area

In relation to each Member State of the European Economic Area, the Exchange Offer contemplated by this prospectus may not be made in that Member State, except under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons in that Members State (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer Manager or Dealer Managers nominated by the Exchange Notes Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Exchange Notes shall require the Exchange Notes Issuer or any Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

The expression “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Member State.

This EEA restriction is in addition to any other jurisdictional restrictions set out in this prospectus.

Notice to Holders in the United Kingdom

The communication of this prospectus is not being made, and such document has not been approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, this prospectus is not being distributed to, and must not be passed onto, the general public in the United Kingdom. The communication of this prospectus is exempt from the restriction on financial promotions under Section 21(1) of the FSMA.

On the basis that it is only directed at, and may be communicated to, (i) those persons who are existing members or creditors of the Outstanding Notes issuer or other persons falling within Article 19(5) or Article 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended or (ii) to any other persons to whom this document may be lawfully communicated.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences of the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer (the “Exchange”), but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This discussion is based upon the Code, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Exchange Offer or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax, or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, partnerships or other pass through entities (including S-corporations) and investors in such entities, persons liable for alternative minimum tax, and persons holding the Outstanding Notes or the Exchange Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who exchange Outstanding Notes for Exchange Notes pursuant to the Exchange Offer.

Exchange Pursuant to the Exchange Offer

The exchange of the Outstanding Notes for the Exchange Notes in the Exchange Offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. Accordingly, the exchange of the Outstanding Notes for the Exchange Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the Exchange Notes will have the same tax attributes as the Outstanding Notes exchanged therefor, and the same tax consequences to holders as the Outstanding Notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

CERTAIN UNITED KINGDOM TAX CONSEQUENCES

The following is a general description of certain U.K. tax consequences relating to the Exchange Notes and is based on current U.K. tax law and HM Revenue & Customs (‘‘HMRC’’) published practice, both of which may be subject to change, possibly with retrospective effect. It does not purport to be a complete analysis of all U.K. tax considerations relating to the Exchange Notes, relates only to persons who are the absolute beneficial owners of Exchange Notes and who hold Exchange Notes as a capital investment, and does not deal with certain classes of persons (such as brokers or dealers in securities and persons connected with TechnipFMC) to whom special rules may apply. Save as set out below, it does not discuss the tax consequences for holders of Outstanding Notes arising from the Exchange Offer.

If you are subject to tax in any jurisdiction other than the United Kingdom or if you are in any doubt as to your tax position, you should consult an appropriate professional adviser.

Exchange Offer

For the purposes of U.K. taxation of chargeable gains, the disposal of Outstanding Notes by a U.K. tax resident individual (or an individual who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Outstanding Notes are attributable) may, depending on the holder’s particular circumstances (including the availability of any exemptions or reliefs) give rise to a chargeable gain or allowable loss for U.K. tax purposes. Accrued interest may, subject to certain exemptions, be chargeable to tax as income under the rules of the accrued income scheme under Part 12 of the Income Tax Act 2007 (the “ITA”).

In general, holders of Outstanding Notes which are within the charge to U.K. corporation tax may be charged to tax as income, on all returns, profits or gains (whether attributable to currency fluctuations or otherwise) arising on disposal of the Outstanding Notes pursuant to the Exchange Offer broadly in accordance with their statutory accounting treatment under U.K. GAAP or IFRS.

No U.K. stamp duty or stamp duty reserve tax (“SDRT”) should be payable by a holder of Outstanding Notes as a result of that holder of Outstanding Notes participating in the Exchange Offer.

Interest on the Exchange Notes

Payment of interest on the Exchange Notes

Interest on the Exchange Notes will be payable without withholding or deduction for or on account of U.K. income tax provided the Exchange Notes are and remain listed on a ‘‘recognised stock exchange’’ within the meaning of section 1005 of the ITA. The Luxembourg Stock Exchange is a recognised stock exchange for these purposes. Securities such as the Exchange Notes will be treated as listed on the Luxembourg Stock Exchange if they are officially listed and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Interest on the Exchange Notes may also be paid without withholding or deduction for or on account of U.K. income tax where TechnipFMC reasonably believes at the time the payment is made that (a) the person beneficially entitled to the interest is a U.K. resident company or a non-U.K. resident company that carries on a trade in the United Kingdom through a permanent establishment and the payment is one that the non-U.K. resident company is required to bring into account when calculating its profits subject to U.K. corporation tax or (b) the person to whom the payment is made is one of the further classes of bodies or persons, and meets any relevant conditions, set out in sections 935-937 of the ITA, provided that in either case HMRC has not given a direction, the effect of which is that the payment may not be made without that withholding or deduction.

In most other cases, an amount must be withheld from payments of interest on the Exchange Notes on account of U.K. income tax at the basic rate (currently 20%), subject to any direction to the contrary by HMRC under an applicable double taxation treaty.

Holders of the Exchange Notes who are individuals may wish to note that HMRC has power to obtain information (including, in certain cases, the name and address of the beneficial owner of the interest) from any person in the United Kingdom who either pays certain amounts in respect of the Exchange Notes to, or receives certain amounts in respect of the Exchange Notes for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.

Further United Kingdom tax issues

Interest on the Exchange Notes constitutes U.K. source income for tax purposes and, as such, may be subject to U.K. tax by way of assessment (including self-assessment) even where paid without withholding or deduction.

However, interest with a U.K. source received without withholding or deduction for or on account of U.K. income tax will not be chargeable to U.K. tax in the hands of a holder of the Exchange Notes (other than certain trustees) who is not resident for tax purposes in the United Kingdom unless (a) that holder of the Exchange Notes is a company which carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom or, if not such a company, carries on a trade, profession or vocation in the United Kingdom through a branch or agency, and (b) the interest is received in connection with, or the Exchange Notes are attributable to, that permanent establishment, branch or agency. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers). The provisions of an applicable double taxation treaty may also be relevant for such holders of the Exchange Notes.

If you are subject to tax in any jurisdiction other than the United Kingdom or if you are in any doubt as to your tax position, you should consult an appropriate professional adviser.

Stamp duty and stamp duty reserve tax

No U.K. stamp duty or SDRT should be payable on the issue of the Exchange Notes.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of ERISA, and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the Exchange Notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the Exchange Notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries for the exclusive purpose of providing benefits to such participants and beneficiaries, and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the Exchange Notes satisfies these requirements.

An investor who is considering acquiring the Exchange Notes with the assets of a Plan must consider whether the acquisition and holding of the Exchange Notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Exchange Notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

Each Plan, including individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, should consider the fact that none of TechnipFMC, the Trustee or an investor or any of their respective affiliates (collectively, the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase or hold the Exchange Notes. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the Exchange Notes. All communications, correspondence and materials from the Transaction Parties with respect to the Exchange Notes are intended to be general in nature and are not directed at any specific purchaser of the Exchange Notes, and do not constitute advice regarding the advisability of investment in the Exchange Notes for any specific purchaser. The decision to purchase and hold the Exchange Notes must be made solely by each prospective Plan purchaser on an arm’s length basis.

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. Furthermore, newly issued class exemptions, such as the “Best Interests Contract Exemption” (PTCE 2016-01) and the “Principal Transaction Exemption” (PTCE 2016-02), once, and if, they become effective, may provide relief for certain transactions involving investment advice fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the Exchange Notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-U.S. Plan”) are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the Exchange Notes satisfies the requirements, if any, under any applicable Similar Law.

The Exchange Notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the Exchange Notes will be deemed to represent and warrant to us and the Trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the Exchange Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the Exchange Notes; and (2) it will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Exchange Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

Further, if the investor or subsequent transferee is a Plan, such investor or subsequent transferee will be deemed to have represented and warranted that (1) none of the Transaction Parties has acted as the Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the investor or transferee’s decision to acquire and hold the Exchange Notes, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Exchange Notes, and (2) the decision to purchase the Exchange Notes has been made by a duly authorized fiduciary of the Plan that (i) is independent (as that term is used in 29 C.F.R. 2510.3-21(c)(1)) of the Transaction Parties and there is no financial interest, ownership interest, or other relationship, agreement or understanding or otherwise that would limit its ability to carry out its fiduciary responsibility to the Plan; (ii) is a bank, insurance carrier, registered investment adviser, a registered broker-dealer, or an independent fiduciary that holds, or has under management or control, total assets of at least $50 million (in each case, as specified in 29 C.F.R. 2510.3-21(c)(1)(i)(A)-(E)); (iii) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to invest in the Exchange Notes); (iv) has been fairly informed that the Transaction Parties have not and will not undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchase and holding of the Exchange Notes; (v) has been fairly informed that the Transaction Parties have financial interests in the Plan’s purchase and holding of the Exchange Notes, which interests may conflict with the interest of the Plan, as more fully described in this Offering Memorandum; (vi) is a fiduciary under ERISA or the Code, or both, with respect to the decision to purchase and hold the Exchange Notes and is responsible for exercising (and has exercised) independent judgment in evaluating whether to invest the assets of such Plan in the Exchange Notes; and (vii) is not paying any Transaction Party, any fee or other compensation directly for the provision of investment advice (as opposed to other services) in connection with the Plan’s purchase and holding of the Exchange Notes.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

This offer is not a representation by us or any Dealer Manager that an acquisition of the Exchange Notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Outstanding Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Outstanding Notes acquired directly from us) and that will be a beneficial owner (as defined in Rule 13d-3 under the Securities Act) of Exchange Notes to be received by such broker-dealer in the Exchange Offer, may exchange such Outstanding Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Outstanding Notes, including any broker-dealers, against certain liabilities incurred in connection with the Exchange Offer, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the Exchange Offer under the laws of the United States and the laws of England and Wales will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements as of December 31, 2017 and for the year ended December 31, 2017 incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2016 and for the two years in the period ended December 31, 2016 incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of FMC Technologies, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. TechnipFMC has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on FMC Technologies, Inc.’s past financial statements incorporated by reference in this registration statement.

TechnipFMC plc

Exchange Offer for

All of the outstanding restricted 3.45% Senior Notes Due 2022 Issued on March 29, 2017

For newly issued and registered 3.45% Senior Notes Due 2022

PROSPECTUS

April 24, 2018